   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2000.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          IMPERIAL PARKING CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                  DELAWARE                                       31-1537375
      (State or Other Jurisdiction of               (I.R.S. Employer Identification No.)
       Incorporation or Organization)

     601 West Cordova Street, Suite 300                           V6B 1G1
            Vancouver, BC Canada
  (Address of Principal Executive Offices)                       (Zip Code)

       Registrant's telephone number, including area code: (604) 681-7311

       Securities to be registered pursuant to Section 12(b) of the Act:

            TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH
            TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
            -------------------                        ------------------------------
               Common Stock,                              American Stock Exchange
          par value $.01 per share

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          IMPERIAL PARKING CORPORATION

                                     PART I
                 INFORMATION INCLUDED IN INFORMATION STATEMENT

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

ITEM              FORM 10 ITEM CAPTION                    CAPTION IN INFORMATION STATEMENT
----              --------------------                    --------------------------------
 1.    Business...................................   Summary -- Background and Reasons for the
                                                       Distribution, Pre-Distribution
                                                       Transactions, Impark, Management of
                                                       Impark, Summary Adjusted Pro Forma
                                                       Financial Data; The Distribution --
                                                       Pre-Distribution Transactions; Adjusted
                                                       Pro Forma Financial Data; Management's
                                                       Discussion and Analysis of Adjusted Pro
                                                       Forma Financial Condition and Results of
                                                       Operations; Historical Selected Financial
                                                       Data; Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Business
 2.    Financial Information......................   Summary -- Summary Pro Forma Financial
                                                       Data; Capitalization; Adjusted Pro Forma
                                                       Financial Data; Management's Discussion
                                                       and Analysis Adjusted Pro Forma of
                                                       Financial Condition and Results of
                                                       Operations; Historical Selected Financial
                                                       Data; Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Index to Financial
                                                       Statements
 3.    Properties.................................   Business -- Parking Facilities and Surface
                                                     Lots
 4.    Security Ownership of Certain Beneficial
       Owners and Management......................   Security Ownership of Certain Beneficial
                                                     Owners and Management
 5.    Directors and Executive Officers...........   Management -- Executive Officers and
                                                     Directors
 6.    Executive Compensation.....................   Management -- Executive Compensation
 7.    Certain Relationship and Related
       Transactions...............................   Summary -- Background and Reasons for the
                                                       Distribution; Pre-Distribution
                                                       Transactions, Trading Market; The
                                                       Distribution -- Reasons for the
                                                       Distribution, Pre-Distribution
                                                       Transactions; Listing and Trading of
                                                       Impark Common Stock; Certain Transactions
 8.    Legal Proceedings..........................   Business -- Legal Proceedings

ITEM              FORM 10 ITEM CAPTION                    CAPTION IN INFORMATION STATEMENT
----              --------------------                    --------------------------------
 9.    Market Price of and Dividends on the
       Registrant's Common Equity and Related
       Shareholder Matters........................   Summary -- Distribution Ratio and
                                                     Mechanics, Trading Market,
                                                       Post-Distribution Dividend Policy; Risk
                                                       Factors -- Market Risks Associated with
                                                       New Public Companies; Listing and Trading
                                                       of Impark Common Stock, Description of
                                                       Capital Stock
10.    Recent Sales of Unregistered Securities....   Certain Transactions -- Other Relationships
11.    Description of Registrant's Securities to
       be Registered..............................   Description of Capital Stock
12.    Indemnification of Directors and
       Officers...................................   Indemnification of Directors and Officers
13.    Financial Statements and Supplementary
       Data.......................................   Index to Financial Statements
14.    Changes in and Disagreements With
       Accountants on Accounting and Financial
       Disclosure.................................   Not Applicable
15.    Financial Statements and Exhibits

                [FIRST UNION CORPORATION AND IMPARK LETTERHEAD]

                      ------------------------------------

Dear Shareholder:

     On           , First Union Real Estate Equity and Mortgage Investments will make a special distribution of our subsidiary, Imperial Parking Corporation, known as Impark. You will receive one share of Impark common stock for every 20
shares of First Union you own on           . Immediately following consummation
of the distribution, Impark will be owned by its shareholders in the same proportions as those shareholders own First Union shares.

     First Union is a real estate investment trust whose primary business has been to, manage and own retail, apartment, office and parking properties throughout the United States. In 1997, First Union acquired the parking properties of Impark Holdings, Inc. and our affiliate First Union Management, Inc. acquired the parking services and ancillary businesses of Impark Holdings, Inc. As a result of tax legislation enacted in 1998, our ability to grow these businesses was substantially curtailed. Additionally, we believe the investment characteristics of Impark and First Union are substantially different. First Union's board of trustees has therefore unanimously approved the distribution as being in the best interests of First Union's beneficiaries.

     We have applied to list Impark's shares on the American Stock Exchange under the symbol "IPK." The distribution of Impark's shares will be the first public distribution of those shares. Accordingly, we can provide no assurance to you as to what their market price may be.

     The enclosed Information Statement provides important information regarding the distribution and Impark's organization, business, properties and historical and pro forma financial information. Beneficiaries are encouraged to read this material carefully.

     First Union beneficiaries on the record date for the distribution are not required to take any action to participate in the distribution. Shareholder approval of the distribution is not required, and First Union is therefore not soliciting your proxy. On behalf of First Union, we thank you for your continued support. On behalf of Impark, we welcome you as a new shareholder.

                                          Sincerely,

                                          DANIEL P. FRIEDMAN
                                          President and Chief Executive Officer
                                          of First Union

                                          CHARLES E. HUNTZINGER
                                          President and Chief Executive Officer
                                          of Impark

                  SUBJECT TO COMPLETION DATED JANUARY 20, 2000

                             INFORMATION STATEMENT

                             IMPERIAL PARKING LOGO

                          IMPERIAL PARKING CORPORATION
                          DISTRIBUTION OF COMMON STOCK

     We are furnishing you with this Information Statement in connection with the distribution by First Union Real Estate Equity and Mortgage Investments, an Ohio business trust known as First Union, of all of the outstanding shares of common stock, $.01 par value per share, (100% of the outstanding shares) of Imperial Parking Corporation, a Delaware corporation owned by First Union to the beneficiaries of First Union. We generally refer to Imperial Parking Corporation in this Information Statement as Impark.

     First Union will distribute the shares of Impark's common stock to holders of First Union shares on the basis of one share of Impark common stock for every
20 First Union shares held on           2000. No consideration will be payable
by First Union beneficiaries for the Impark shares, nor will they be required to surrender, or exchange shares of First Union, or take any other action in order to receive the Impark common stock.

     There is currently no public market for shares of Impark, although it is expected that a "when issued" trading market may develop prior to the time of the Distribution. We have applied to have our common stock listed on the American Stock Exchange under the symbol "IPK." See "Listing and Trading of Impark Common Stock."

     IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 14.

                      ------------------------------------

          NO VOTE OF BENEFICIARIES IS REQUIRED IN CONNECTION WITH THE
              DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                      ------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT AND REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

          THE DATE OF THIS INFORMATION STATEMENT IS           , 2000.

     No person is authorized to give any information or to make any representations other than those contained in this Information Statement, and if given or made, such information or representations must not be relied upon as having been authorized. This Information Statement does not constitute an offer to sell or a solicitation of any offer to buy any securities. This Information Statement presents information concerning Impark believed by Impark to be accurate as of the date set forth on the cover hereof. This Information Statement presents information concerning First Union believed by First Union to be accurate as of the date set forth on the cover hereof. Changes may occur in the presented information after that date. Neither Impark nor First Union plans to update said information except in the course of fulfilling their respective normal public reporting and disclosure obligations.

     Certain statements in this Information Statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Impark to differ materially from those indicated by such forward-looking statements, including among others, those set forth in this Information Statement under the heading "Risk Factors."

                               TABLE OF CONTENTS

ITEM                                                          PAGE
----                                                          ----
SUMMARY.....................................................     3
THE DISTRIBUTION............................................     8
RISK FACTORS................................................    14
LISTING AND TRADING OF IMPARK COMMON STOCK..................    18
CAPITALIZATION..............................................    19
ADJUSTED PRO FORMA SELECTED FINANCIAL DATA..................    20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF ADJUSTED PRO FORMA
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............    23
HISTORICAL SELECTED FINANCIAL DATA..........................    29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    31
BUSINESS....................................................    34
MANAGEMENT..................................................    42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    47
CERTAIN TRANSACTIONS........................................    49
DESCRIPTION OF CAPITAL STOCK................................    50
INDEMNIFICATION OF DIRECTORS AND OFFICERS...................    52
AVAILABLE INFORMATION.......................................    52
INDEX TO FINANCIAL STATEMENTS...............................   F-1

                                    SUMMARY

     This summary highlights information contained elsewhere in this document. You should read the entire document carefully. This document contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this document.

                                THE DISTRIBUTION

Background and Reasons for
the Distribution...........  First Union Real Estate Equity and Mortgage
                             Investments, which we refer to as First Union, is a real estate investment trust. It manages and owns real estate. First Union has an affiliate, First Union Management, Inc., which we refer to as FUMI. FUMI, through its subsidiaries, is an operating company primarily engaged in managing real estate through management contracts and leases. A trust holds all of the shares of FUMI for the sole benefit of the beneficiaries of First Union. This type of arrangement is commonly referred to as a stapled REIT. In April 1997, as part of a strategy to grow its management business and to assist First Union in managing parking properties which it owned, FUMI acquired the parking services and ancillary businesses of Impark Holdings, Inc., which, through its operating subsidiaries, was a major provider of parking services in Canada as well as an owner of parking properties. After FUMI acquired these businesses, First Union purchased the parking properties of Impark Holdings.

                             In July 1998 the United States enacted tax legislation which posed certain limitations on the activities of stapled REITs with respect to properties acquired or committed to be acquired after March 26, 1998. As a result of this development, the trustees of First Union reviewed the advisability of having FUMI continue to own its parking services business. The First Union trustees concluded that it would be in the best interests of First Union's beneficiaries to combine the parking services and ancillary businesses operated by FUMI with the parking properties business in Canada owned by First Union, and then distribute the stock of that corporation to the beneficiaries of First Union. In this Information Statement we refer to this distribution of stock as the Distribution. The new company will be a Delaware corporation named Imperial Parking Corporation, which we refer to as Impark.

                             The First Union board believes that the
                             Distribution will benefit both First Union and Impark by:

                             -  Improving each company's access to capital;

                             - Improving the focus of management and employees of each company on the performance of their respective businesses; and

                             - Providing management incentives linked to the objective performance of each company's shares in the public markets.

Pre-Distribution
Transactions                 In preparation for the Distribution, First Union
                             and FUMI have taken, or will take, a number of actions to organize Impark and to establish Impark on a sound financial footing with the capacity to grow. These actions include:

                             - Hiring a new chief executive officer and senior vice president, operations to lead Impark;

                             - Disposing of some of the ancillary businesses of FUMI and one of the parking businesses of FUMI;

                             - Combining the parking services and related business of FUMI with the parking properties in Canada owned by First Union; and

                             - Providing working capital to Impark in the form of both contributions of cash and debt.

                             Please see "The Distribution -- Pre-Distribution Transactions" for a more detailed description of these transactions.

Impark.....................  Following the Distribution, Impark will be a leading provider of parking services in North America. From our base in Vancouver and our regional offices in Calgary, Edmonton, Toronto, Winnipeg, and Minneapolis, we employ more than 1,900 employees in both Canada and the United States. As of September 30, 1999, we managed, leased or owned over 1,400 parking facilities and lots in Canada and the United States, containing more than 250,000 parking spaces, making us the largest parking provider in Canada and one of the four largest in North America. We also provide parking lot patrolling, ticketing and collection services for our own lots and for those operated by other parties.

Management of Impark.......  The current executive officers of Impark will continue to serve as such following the
                             Distribution. They are Charles E. Huntzinger, president and chief executive officer, J. Bruce Newsome, senior vice president and chief financial officer, and Bryan L. Wallner, senior vice president of operations. In addition, two executive officers of First Union, Daniel P. Friedman and David Schonberger, will also be employed by Impark on a part-time basis. Messrs. Huntzinger, Newsome and Wallner have over 45 years of combined experience in the parking industry. They have operated major parking operations throughout the United States and Canada and have been involved in numerous acquisitions.

Shares to be distributed...  First Union will distribute approximately 2.1 million shares of Impark common stock, representing 100% of the total outstanding shares of Impark common stock. This number will be reduced to the extent that cash payments are made in lieu of the issuance of fractional shares of Impark common stock.

Distribution Ratio and
Mechanics..................  One share of Impark common stock will be distributed for every 20 First Union shares held at
                             the close of business on           , 2000. No
                             fractional shares of Impark common stock will be issued in connection with the Distribution. Instead of fractional shares, our distribution agent will pay to any person who would be entitled to a fractional share an amount of cash (without interest) equal to the fraction multiplied by
                             $     . First Union will not require or accept
                             any payment from the holders of its shares for the Impark common stock to be received by them in the Distribution. Furthermore, First Union beneficiaries will not be required to surrender or exchange First Union shares in order to receive Impark common stock in the Distribution.

Risk factors...............  The shares of Impark common stock that First Union will distribute involve a high degree of risk. Beneficiaries should consider and read carefully the factors discussed under "Risk Factors."

Federal income tax
consequences of the
  Distribution.............  The shares of Impark stock which beneficiaries receive in the Distribution will be treated for tax purposes like all other distributions to beneficiaries of First Union. The taxable value of the Distribution will depend on the trading price of the Impark shares at the time of the Distribution.

Additional anti-takeover
  provisions...............  Provisions of Impark's charter and bylaws and
                             Delaware corporate law will have the effect of making more difficult a change of control of Impark in a transaction not approved by the Impark board of directors.

Distribution agent.........  National City Bank will be the distribution agent for the Distribution of the Impark common stock.

Record date................            , 2000.

Distribution effective
date.......................            , 2000. Shortly after the Distribution of
                             the Impark common stock, the distribution agent will begin mailing certificates for Impark common stock to First Union beneficiaries as of the record date. First Union beneficiaries will not be required to make any payment or to take any other action in order to receive the Impark common stock to which they are entitled in the Distribution.

Trading market.............  There is currently no public market for the Impark common stock. We have applied to list the Impark common stock on the American Stock Exchange under the symbol "IPK."

Post-Distribution dividend
policy.....................  Following the Distribution, Impark intends to retain earnings, if any, to fund the development and growth of its business. Therefore, we do not anticipate the payment of any dividends on Impark common stock in the foreseeable future.

Information about Impark...  The principal executive office of Impark is located at 601 West Cordova Street, Suite 300, Vancouver, BC Canada V6B 1G1 and its telephone number is (604) 681-7311.

                   SUMMARY ADJUSTED PRO FORMA FINANCIAL DATA

     The unaudited adjusted pro forma financial data presented below is based on the pro forma consolidated and combined financial statements of Impark. These pro forma financial statements are included elsewhere in this Information Statement. The adjusted pro forma financial data reflects the historical actual operating results for the periods presented adjusted to give effect to the transactions that will result in the formation of Impark as well as the elimination of the revenues and expenses associated with businesses sold in 1999 which do not meet the definition of a discontinued operation for accounting purposes. Please see note 1 to the adjusted pro forma financial data on page 21 to see how the adjustment was done. For a description of the transactions that are excluded by the pro forma financial statements see note 2 to the pro forma financial statements.

     This adjusted pro forma financial data should be read in conjunction with the pro forma consolidated and combined financial statements and "Management's Discussion and Analysis of Adjusted Pro Forma Financial Condition and Results of Operations" included in this Information Statement.

                                         NINE MONTHS       YEARS ENDED        NINE MONTHS ENDED
                                            ENDED          DECEMBER 31          SEPTEMBER 30
                                         DECEMBER 31   -------------------   -------------------
                                            1996         1997       1998       1998       1999
                                         -----------   --------   --------   --------   --------
                                                         (THOUSANDS OF DOLLARS)
STATEMENT OF OPERATIONS DATA
Revenues..............................    $ 38,367     $ 52,557   $ 53,946   $ 39,804   $ 45,709
Direct costs..........................      28,379       40,144     40,931     29,587     35,380
                                          --------     --------   --------   --------   --------
Gross margin..........................       9,988       12,413     13,015     10,218     10,329
General and administrative expenses...       7,191       10,504     12,136      8,923      8,065
Depreciation and amortization.........       2,512        4,907      5,375      4,127      3,530
                                          --------     --------   --------   --------   --------
Operating income (loss)...............         285       (2,998)    (4,496)    (2,832)    (1,266)
Other income (expense)................       1,517       (1,663)   (16,675)    (1,282)      (476)
                                          --------     --------   --------   --------   --------
Net income (loss).....................    $  1,802     $ (4,661)  $(21,171)  $ (4,114)  $ (1,742)
                                          ========     ========   ========   ========   ========
BALANCE SHEET DATA (SEPTEMBER 30,
  1999)
Cash..................................                                                  $  9,278
Working capital.......................                                                    (1,694)
Fixed assets..........................                                                    12,789
Goodwill..............................                                                    44,037
Total assets..........................                                                    75,634
Total liabilities.....................                                                    17,008
Total shareholder's equity............                                                    58,626
OTHER
Gross collections.....................    $121,296     $165,033   $164,074   $125,108   $125,937
Cash provided by (used in)
  Operating activities................         116       (2,232)    (7,480)    (4,466)     2,738
EBITDA................................       2,797        1,909        879      1,295      2,264

     Other income (expense) principally includes gains or losses on the sale or write-downs of assets, other interest expense and income taxes. In the year ended December 31, 1998, other income (expense) included a write-down of goodwill of $15.0 million. Please see "Management's Discussion and Analysis of Adjusted Pro Forma Financial Condition and Results of Operations."

     The gross collections amount represents the aggregate cash collected from the revenue generating activities of our operations that will be continuing subsequent to the Distribution for the periods presented. It includes revenues reported under generally accepted accounting principles as well as collections made on parking facilities for which we have management contracts. Gross collections are significant to an understanding of the operations of the predecessor entities to Impark because:

     - Management uses gross collections as a key indicator of its business opportunities;

     - Gross collections demonstrates the magnitude of our historical business activities;

     - Management contract revenues are partly based on the level of gross collections; and

     - Management decisions on the allocation of resources among its business activities is in part based on the level of gross collections.

     EBITDA equals operating income as shown in the table above, plus depreciation and amortization expense. EBITDA is included because management believes that it is a useful tool for measuring our ability to generate cash flow from operations. EBITDA does not represent cash flow from operations, is not a measure under generally accepted accounting principles and should be considered together with the other financial information included in this table and presented elsewhere in this Information Statement. EBITDA measures as presented may not be comparable to similarly titled measures of other entities.

     The adjusted pro forma financial data does not give effect to any additional costs that we may incur due to being a public company or a registrant with the SEC.

                                THE DISTRIBUTION

INTRODUCTION

     On           , 2000 (the "Declaration Date"), the First Union board of
trustees declared a dividend of one share of Impark common stock for every 20
First Union shares held of record on           , 2000. On           , 2000,
First Union will effect the Distribution by delivering all of the issued and outstanding shares of Impark common stock to the distribution agent for transfer and distribution to the holders of record of First Union shares or
                    . We expect that certificates representing shares of Impark
common stock will be mailed to First Union beneficiaries on or about           ,
2000. As a result of the Distribution, 100% of the outstanding shares of Impark common stock will be distributed to First Union beneficiaries.

     First Union shareholders of record with inquiries relating to the Distribution should contact the distribution agent, by telephone at 800-622-6757 or First Union in writing at First Union Real Estate Equity and Mortgage Investments, 551 Fifth Avenue, Suite 1416, New York, NY 10176-1499, Attention:
Brenda Mixson, Chief Financial Officer.

REASONS FOR THE DISTRIBUTION

     First Union is a real estate investment trust, or REIT. It manages and owns real estate. First Union's affiliate, FUMI, through its subsidiaries, is an operating company primarily engaged in managing real estate through management contracts and leases. A trust holds all of the shares of FUMI for the sole benefit of the beneficiaries of First Union. This type of arrangement is commonly referred to as a stapled REIT. In April 1997, as part of a strategy to grow its management business and to assist First Union in managing parking properties which it owned, FUMI acquired the parking services and ancillary businesses of Impark Holdings, Inc. Impark Holdings, through its operating subsidiaries, was a major provider of parking services in Canada as well as an owner of parking properties. After FUMI acquired the parking services businesses of Impark Holdings, First Union purchased the parking properties of Impark Holdings.

     In July 1998 the United States enacted tax legislation which posed certain limitations on the activities of stapled REITs with respect to properties acquired or committed to be acquired after March 26, 1998. As a result of this development, the board of trustees of First Union reviewed the advisability of having FUMI continue to own its parking services business. The First Union board concluded that it would be in the best interests of First Union's beneficiaries to combine the parking services business operated by FUMI with the parking properties in Canada owned by First Union and then distribute the stock of that corporation to the beneficiaries of First Union.

     The First Union board believes that the Distribution will benefit both First Union and Impark by:

     -  Improving each company's access to capital;

     - Improving the focus of management and employees of each company on the performance of their respective businesses; and

     - Providing management incentives linked to the objective performance of each company's shares in the public markets.

     In addition, the Distribution will help First Union maintain its status as a real estate investment trust for U.S. federal income tax purposes.

PRE-DISTRIBUTION TRANSACTIONS

     While considering the possibility of the Distribution, First Union and FUMI developed a plan for the organization and funding of Impark as an independent company. The goal of the plan was to create a parking services company with a sound financial footing and the capacity to grow. The key aspects of this plan are described below.

     Hire New Management Team. In early 1999, Charles E. Huntzinger was hired to be president and chief executive officer of the businesses that would become Impark and Bryan L. Wallner was hired to serve those businesses as senior vice-president for operations. These individuals have substantial experience in the parking services industry. They, along with chief financial officer J. Bruce Newsome, have had key roles in planning the organization of Impark, including the dispositions of businesses and the provision of financing resources described below.

     Dispose of Businesses. As part of their effort to streamline the operations of Impark and to assist in the transition from the previous management team, the Impark management team has disposed of a number of businesses previously operated as part of FUMI, as follows:

     - Inner-Tec Security Consultants Ltd., a security business, was sold in June 1999. The sale was made to a former executive officer of Impark's predecessor and formed part of the terms of the settlement of severance obligations. In the financial information in this Information Statement results of operations of Inner-Tec have been recorded as discontinued operations in the FUMI Parking Business for all periods presented. Please see "Management's Discussion and Analysis of Adjusted Pro Forma Financial Condition and Results of Operations" for a description of the FUMI Parking Business.

     - Imperial Parking (Asia) Ltd., an Asian parking business, was sold in September 1999. The sale was to an unrelated party. The financial condition and operating results of this business have been eliminated from the Pro Forma Consolidated and Combined Financial Statements as part of "Businesses sold" to form the Adjusted Pro Forma Combined Statement of Operations.

     - VenTek International, Inc., a parking equipment distributorship, is being sold to FUMI prior to the Distribution. The Pro Forma Consolidated and Combined Financial Statements have recorded VenTek as a discontinued operation in the FUMI Parking Business for all periods presented.

     - Robbins Parking Services Ltd., a parking subsidiary, was sold in April 1999. The sale was made to the former president and chief executive officer of one of Impark's predecessors and formed an important part of the settlement of severance obligations. As Robbins did not meet generally accepted accounting principles requirements to be a discontinued operation, its results are included in the FUMI Parking Business in all periods presented. The operating results of Robbins were eliminated for all periods from the Pro Forma Combined Statements of Operations as part of "Businesses sold" to form the Adjusted Pro Forma Combined Statements of Operations.

     Combine First Union Properties in Canada with FUMI Parking and Other Businesses. Immediately prior to the Distribution, First Union and FUMI will implement a series of transactions which will result in the parking services and other business of FUMI being combined with the parking properties in Canada owned by First Union. These assets will be held in Impark or its subsidiaries, which will be a wholly-owned subsidiary of First Union until the Distribution.

     Eliminate Debt and Provide Working Capital. In order to place Impark on sound financial footing, First Union and FUMI will take a number of actions prior to the Distribution, as follows:

     - First Union will repay Impark's credit facilities with HSBC Bank Canada and Deutsche Bank Canada in consideration for common shares of Impark. The credit facilities are estimated to have a balance of approximately $22.0 million at closing. The repayment and issuance of shares have been recorded in the Pro Forma Combined Balance Sheet and the related interest on long-term debt and bank indebtedness has been eliminated from the Pro Forma Consolidated and Combined Statement of Operations for all periods presented in this Information Statement.

     - Since the acquisition of the parking properties and business of Impark Holdings, Inc. by First Union and FUMI, there have been a series of loans and transactions between First Union, FUMI, the FUMI Parking Business and the FUR Parking Business. Please see "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations" for a description of the FUR Parking Business. The loans and the other amounts are to be extinguished as part of the combination of the FUMI Parking Business and the FUR Parking Business. The debt extinguished and common shares issued have been recorded in the Pro Forma Combined Balance Sheet. The interest expense and income between related parties have been eliminated from the Pro Forma Consolidated and Combined Statement of Operations for all periods presented in this Information Statement, in addition management fee income earned by Impark on U.S. properties leased to FUMI by First Union has been eliminated from the Pro Forma Consolidated and Combined Statement of Operations for all periods as this fee will not continue to be earned subsequent to the Distribution.

     - First Union will contribute $7.0 million in cash in consideration for common shares of Impark. Of this amount, $2.0 million will be restricted cash to be utilized to repay a tax liability discussed in note 15 to the FUMI Combined Financial Statements. The $7.0 million has been recorded as cash and owners' equity in the Pro Forma Consolidated and Combined Financial Statements of Impark.

     - First Union will provide a secured line of credit to Impark in the amount of $8.0 million. See "Liquidity and Capital Resources" for more information on the First Union line of credit.

     - A joint venture between Impark and First Union to develop approximately 4,900 parking spaces for the new San Francisco Giants baseball park, "Pacific Bell Park", will be contributed to Impark. The First Union investment will be up to $5.0 million. In addition, Impark expects to invest $1.0 million in this joint venture in 2000. Because no amounts were invested by First Union at September 30, 1999 and because operation of the lot commences in 2000, the contribution has not been recorded in the Pro Forma Consolidated and Combined Financial Statements.

     - First Union will indemnify Impark for any liability resulting from an existing legal dispute regarding a software contract between an Impark subsidiary and Oracle. The costs on the books of Impark relating to this litigation have been eliminated from the Pro Forma Consolidated and Combined Financial Statements of Impark.

MANNER OF EFFECTING THE DISTRIBUTION

     We expect that the date of the Distribution will be           , 2000. At
the time of the Distribution, First Union will deliver share certificates for Impark common stock to the distribution agent. The distribution agent will then begin mailing the share certificates to holders of First Union shares as of the
          , 2000 record date. The Distribution consists of one share of Impark common stock for every 20 First Union shares held on the record date. We will not issue certificates representing fractional shares of Impark common stock in connection with the Distribution. Instead, the distribution agent will pay to any person who would be entitled to a fractional share of Impark common stock an amount of cash (without interest) equal to the fraction multiplied by
$          . All shares of Impark common stock will be fully paid and nonassessable. See "Description of Capital Stock."

     Prior to the Distribution, inquiries relating to the Distribution should be directed to the distribution agent at National City Bank, Corporate Trust Operations, 3rd Floor, North Annex, Location 5352, 4100 West 150th Street, Cleveland, Ohio 44135-1385, or by telephone at 800-622-6757, Monday through Friday, 9:00 a.m. to 5:00 p.m. (Cleveland Time). After the Distribution, inquiries may be directed to the distribution agent or Impark Investor Relations, at Suite 300, The Station, 601 West Cordova Street, Vancouver, British Columbia, VGB 1G1, (604) 681-7311, Attention: Mr. Bruce Newsome, Monday through Friday, 9:00 a.m. to 5:00 p.m. (Vancouver Time).

     NO HOLDER OF FIRST UNION SHARES WILL BE REQUIRED TO MAKE ANY PAYMENT FOR THE SHARES OF IMPARK COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE FIRST UNION SHARES OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE IMPARK COMMON STOCK TO WHICH SUCH HOLDER IS ENTITLED IN THE DISTRIBUTION.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     Introduction. The following is a summary of the material U.S. federal income tax considerations associated with the Distribution. This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Information Statement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, beneficiaries who hold their shares as part of a hedge, appreciated financial position straddle or conversion transaction and beneficiaries who do not own their shares as a capital asset). In addition, this discussion does not address any state, local or foreign considerations that may be relevant to particular investors. No ruling on the federal, state or local tax considerations relevant to the operation of First Union or Impark or to the Distribution is being requested from the Internal Revenue Service or from any other tax authority.

     ALL FIRST UNION BENEFICIARIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

     Taxation of Impark. Impark will not seek to qualify for taxation as a real estate investment trust. Accordingly, Impark will be taxed as a C corporation, subject to regular corporate income tax rates.

     Income Recognition by First Union as a Result of the Distribution. At the time of the Distribution, First Union will recognize gain on the Distribution if and to the extent that the value of the Impark common stock distributed by First Union exceeds the basis that First Union has in such stock. First Union will make a determination of the fair market value of the Impark common stock as of the date of the Distribution. There can be no assurance, however, that the Internal Revenue Service or the courts will agree with the value determined by First Union. The amount of gain, if any, will increase First Union's earnings and profits.

     Taxation of Taxable Domestic Shareholders of First Union as a Result of the Distribution. The Distribution will be treated as a distribution the amount of which is equal to the value of the Impark common stock distributed plus any cash in lieu of fractional shares.

     Provided First Union qualifies as a REIT, under Sections 856 through 860 of the Internal Revenue Code in the year of the Distribution, the portion of the Distribution made to First Union's taxable U.S. beneficiaries out of First Union's current or accumulated earnings and profits (including earnings and profits attributable to any gain realized by First Union as a result of the Distribution as discussed above under "Income Recognition by First Union as a Result of the Distribution") and not designated as capital gain dividends will be taken into account by such U.S. beneficiaries as ordinary income and, for corporate beneficiaries, will not be eligible for the dividends-received deduction. Any portion of the Distribution in excess of current and accumulated earnings and profits allocable to the Distribution will not be taxable to a First Union beneficiary to the extent that such portion does not exceed the adjusted basis of the beneficiary's First Union shares, but rather will reduce the beneficiary's adjusted basis of such shares. To the extent that the amount of the Distribution exceeds First Union's current and accumulated earnings and profits and exceeds the adjusted basis of a shareholder's First Union shares, the excess will be included in income as capital gain (taxable at the short-term, mid-term or long-term rates depending on the period of time that the shareholder has held the shares) assuming the shares are a capital asset in the hands of the shareholder.

     To the extent that First Union designates a portion of the Distribution as a capital gain dividend, such portion will be taxable to First Union beneficiaries as gain from the sale of a capital asset held for more than one year, without regard to the period for which the shareholder has held its First Union common shares. U.S. beneficiaries that are corporations however, may, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     First Union beneficiaries will receive a basis in Impark common stock equal to the value thereof at the time of the Distribution. A First Union beneficiary's holding period in the Impark common stock will not include any period during which such stock was held by First Union.

     Taxation of Tax-Exempt Shareholders of First Union as a Result of the Distribution. Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income," or UBTI, as defined in Section 512(a) of the Internal Revenue Code. The Distribution to a First Union shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its First Union common shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code and the First Union common shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. First Union has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

     Taxation of Foreign Shareholders of First Union as a Result of the Distribution. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders, whom we refer to collectively as non-U.S. shareholders, are complex, and no attempt will be made in this Information Statement to provide more than a summary of such rules. Non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws with regard to the Distribution, including any reporting requirements. In general, as is the case with domestic taxable shareholders of First Union, the Distribution is treated as a distribution the amount of which is equal to the value of the Impark common stock distributed plus any cash in lieu of fractional shares, and non-U.S. shareholders will receive a basis in Impark common stock equal to the fair market value thereof at the time of the Distribution.

     The Distribution will be treated as an ordinary income dividend to the extent that it is made out of current and accumulated earnings and profits of First Union and is neither attributable to gain from sale or exchange by First Union of U.S. real property interests nor designated by First Union as a capital gain dividend. The portion of the Distribution that will be treated as an ordinary income dividend ordinarily will be subject to a withholding tax equal to 30% of the gross amount thereof, unless an applicable tax treaty reduces or eliminates that tax. First Union expects to withhold U.S. income tax at the rate of 30% on the gross amount of the Distribution made to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder has filed the required IRS Form 1001 with First Union or (ii) the non-U.S. shareholder files an IRS Form 4224 with First Union claiming that the Distribution is effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business. The portion of the Distribution that is in excess of First Union's current and accumulated earnings and profits allocable to the Distribution will be subject to a 10% withholding requirement but will not be taxable to a shareholder to the extent that such excess does not exceed the adjusted basis of the shareholder's First Union common shares, but rather will reduce the adjusted basis of such shares. To the extent that the portion of the Distribution in excess of current and accumulated earnings and profits allocable to the Distribution exceeds the adjusted basis of a non-U.S. shareholder's shares, the Distribution will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of the First Union common shares.

     Provided that First Union is a "domestically-controlled REIT" for federal income tax purposes, a non-U.S. shareholder would be subject to taxation on gain from the sale or disposition of First Union common shares only if (i) the investment in the First Union common shares were treated as effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the non-U.S. shareholder were a nonresident alien individual who was present in the United States for

183 days or more during the taxable year and either the individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States, in which case the gain would be subject to a 30% tax. We believe that First Union is and will continue to be a domestically controlled REIT.

     As First Union will not be able to determine, at the time that the Distribution is made, the portion of the distribution, if any, that will be in excess of the current and accumulated earnings and profits, the Distribution will be subject to withholding as though the entire distribution (apart from any portion designated as a capital gain dividend) were an ordinary income dividend. However, a non-U.S. shareholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that a portion of the distribution was, in fact, in excess of First Union's current and accumulated earnings and profits.

     It is possible that the Impark common stock may constitute a U.S. real property interest. To the extent that a portion of the Distribution were to be treated as attributable to gain upon the disposition of a U.S. real property interest, a non-U.S. shareholder would be subject to tax on such portion as though it were gain that was effectively connected with a United States trade or business of such non-U.S. shareholder. Thus, non-U.S. shareholders would be taxed on such portion of the Distribution at the normal capital gain rates applicable to U.S. shareholders. First Union is required under applicable Treasury Regulations to withhold 35% of any distribution to a non-U.S. shareholder that could be designated by First Union as a capital gain dividend. The amount so withheld is creditable against the non-U.S. shareholder's U.S. tax liability and the non-U.S. shareholders may seek a refund to the extent the amount withheld exceeds such non-U.S. shareholders U.S. tax liability.

     Amounts required to be withheld from payments to non-U.S. shareholders will be collected by converting a portion of the Impark common stock to be distributed into cash.

LISTING AND TRADING OF IMPARK COMMON STOCK

     There is currently no public market for Impark common stock. Although we currently expect to list the Impark common stock on the American Stock Exchange following the Distribution, there can be no assurance that a regular trading market in Impark common stock will develop or, if a public market develops, will be sustained or provide liquidity.

     At the time of the Distribution, Impark will have approximately 9,000 stockholders, based on the number of beneficiaries of First Union shares on the record date. The transfer agent and registrar for the Impark common stock will be National City Bank.

SHARES AVAILABLE FOR FUTURE SALE

     Impark common stock issued in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Impark under the Securities Act. Persons who may be deemed to be affiliates of Impark after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Impark and include directors and executive officers, as well as principal stockholders of Impark. Persons who are affiliates of Impark will be permitted to sell their shares of Impark common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. Impark is not able to predict whether substantial amounts of Impark common stock will be sold in the open market following the Distribution. Sale of substantial amounts of Impark common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of Impark common stock.

                                  RISK FACTORS

     You should carefully consider the risks described below and the other information in this document, including our financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair our business.

     If any of the following risks actually occur, our business, financial condition and future operating results could be adversely affected. The trading price of Impark common stock could decline due to any of these risks, and you could lose all or part of your investment. This document contains forward-looking statements that involve risks, uncertainties and assumptions. These statements relate to our beliefs, intentions, plans and strategies regarding the future. These forward-looking statements are usually accompanied by words such as "intends," "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of factors discussed below and elsewhere in this Information Statement.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE

     We have incurred both historical and pro forma net losses in every fiscal period since 1996. We cannot be certain when we will become profitable, if at all. Failure to achieve profitability may adversely affect the market price of our common stock. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis.

WE MAY NOT BE ABLE TO RETAIN OUR MANAGEMENT CONTRACTS AND LEASES

     A number of our management contracts and leases may be cancelled by the owner in the event of a change of control. It is possible that some of the third parties with whom we have management contracts and leases may seek to characterize the Distribution as a change of control. If a substantial number of the third parties with the right to terminate management contracts and leases in the event of a change of control chose to terminate or renegotiate those agreements and were successful in asserting that the Distribution is a change of control, our business would be harmed. Management contracts are more likely to contain a change of control provision. Management contracts historically have generated approximately one third of our parking services gross margin.

OUR GROWTH STRATEGY MAY NOT SUCCEED

     As part of our business strategy, we intend to pursue acquisitions of other parking operators. In executing our acquisition strategy, we may be unable to identify suitable acquisition candidates. In addition, we expect to face competition from other parking providers for acquisition candidates, making it more difficult to acquire suitable companies on favorable terms. If we pursue any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition. If we complete an acquisition, we may have to devote a significant amount of management resources to integrating the acquired business with our existing business. An acquisition might not produce the revenue or earnings that we anticipated, and an acquired operation may not perform as expected. Accordingly, our acquisition efforts may not succeed. In addition, from an accounting perspective, an acquisition may result in non-recurring charges or involve amortization of significant amounts of goodwill that could adversely affect our operating results.

     To pay for an acquisition, we might use capital stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use capital stock, our stockholders may experience dilution. If we use cash or debt financing, our financial liquidity would be reduced. We cannot be certain that we will have sufficient access to capital to permit us to implement our acquisition strategies.

SEVERE WINTER WEATHER MAY ADVERSELY AFFECT OUR BUSINESS

     The parking business depends on the free flow of vehicular traffic. Severe winter weather conditions in Canada and the northern United States could close or significantly slow roadways. This, in turn, may harm our business and adversely effect our cash flow by reducing the demand for parking and increasing our snow removal costs.

OUR MANAGEMENT TEAM IS NEW AND MAY NOT BE ABLE TO PERFORM SUCCESSFULLY

     The current management structure and the senior management team of Impark have been in place for a relatively short time. Mr. Huntzinger, the president and chief executive officer, began his employment in January 1999. Mr. Wallner, the senior vice president, operations, began his employment in March 1999. These individuals have not, therefore, been significantly involved in other than the most recent operating history of Impark. Our future success depends in large part on the successful and continued service of our key management personnel.

CHANGES IN PRIVACY LEGISLATION COULD HARM OUR BUSINESS BY MAKING COLLECTIONS MORE DIFFICULT AND COSTLY

     City Collections, an Impark subsidiary, identifies vehicle owners through searches based on license plate numbers. The license plate data are maintained by each province. Although most provinces have enacted privacy legislation regulating access to such data, City Collections has entered into access agreements with several provinces. Should more restrictive privacy legislation be enacted it could adversely affect City Collections' business. In addition, fees charged for searches of motor vehicle registration are also set by provincial governments and any increase in these fees will have an adverse affect on City Collections' business.

AN INCREASE IN THE COST OF INSURANCE CLAIMS COULD INCREASE OUR COSTS

     We typically have a large number of small property or personal injury claims. We have insurance to cover the cost of these claims, to the extent such costs exceed a deductible. However, a major increase in the number and cost of claims to the insurance company could significantly increase the amount that we pay to insure against these claims.

CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     While our consolidated financial statements are prepared in United States dollars, most of our operations are conducted in Canadian dollars. Fluctuations in exchange rates may have a material adverse effect on our financial results, particularly our operating margins, and could also result in exchange losses. To date we have not sought to hedge these risks, but may undertake hedging transactions in the future. We cannot be certain, however, that any hedging techniques would be successful in preventing or limiting the adverse financial effects of exchange rate fluctuations.

WE FACE RISKS ASSOCIATED WITH ENVIRONMENTAL REGULATIONS

     Various federal, state, provincial and local environmental laws and regulations impose liabilities on a current or previous owner or operator of real property for the cost of removal or remediation of hazardous or toxic substances on the property. These laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. In connection with our ownership or operation of parking facilities, we may be potentially liable for such costs. Although we are currently not aware of any material environmental claims pending or threatened against us or any of our owned or operated parking facilities, we cannot give any assurance that a material environmental claim will not be asserted against us or against our owned or operated parking facilities. We could face significant costs in defending against claims of liability or in remediating a contaminated property.

AN INCREASE IN GOVERNMENT REGULATION OR TAXATION COULD HARM OUR BUSINESS

     The parking business is subject to a significant degree of government regulation. The regulations include potentially costly matters such as requiring improvements to meet civic by-laws, worker's compensation regulation, labor standards, environmental, and other potentially costly legislation. Any new or increased levels of regulation could adversely impact our business.

     The parking industry is also subject to increased taxation from the various levels of government. Historically, it has been considered as an environmentally unfriendly industry due to its primary purpose, which is to park automobiles driven into the downtown business districts. Consequently the parking industry has been the subject of significant taxation including federal and provincial sales taxes, property taxes, business taxes, and of course federal and provincial/state income taxes. Our business will be adversely affected by any significant new tax legislation or increased levels of taxation.

     Various other governmental regulations affect our operation of parking facilities, both directly and indirectly, including air quality laws, licensing laws, and the Americans with Disabilities Act of 1990. Under the ADA, all public accommodations, including parking facilities, are required to meet certain federal requirements related to access and use by disabled persons. Although we believe that the parking facilities we own and operate are in substantial compliance with these requirements, a determination that we or the facility owner is not in compliance with the ADA could result in the imposition of fines or damage awards against us.

     In addition, several provincial, state and local laws have been passed in recent years that encourage car pooling and the use of mass transit, including, for example, laws prohibiting employers from reimbursing employee parking expenses. Laws and regulations that reduce the number of cars and vehicles being driven could hurt our business.

WE HAVE SIGNIFICANT COMPETITION FROM A VARIETY OF SOURCES

     The parking industry is highly competitive. Our competitors range from small single-lot operators to large regional and national multi-facility operators, and include municipal and other governmental entities. Some of our present and potential competitors have or may obtain greater financial and marketing resources than we have. Furthermore, we compete for qualified management personnel with other parking facility operators, with property management companies and with property owners. We may encounter increased competition in the future. Among other things, increased construction of parking facilities could limit our ability to attract customers, expand our business or maintain profitable pricing levels and could decrease our market share. We compete for acquisitions with other parking facility operators, real estate developers and real estate investment trusts. We may encounter increased competition for acquisitions in the future, and this competition could hurt our ability to complete acquisitions or have the effect of increasing the prices we must pay for acquisitions.

     We believe that there will be rapid business consolidation in the parking services industry. If this occurs and we are unable to participate successfully in the business consolidation, our business and financial results could be harmed.

YOU WILL HAVE A NUMBER OF MARKET RISKS TYPICALLY ASSOCIATED WITH NEW PUBLIC COMPANIES

     Before the Distribution, there has been no public market for our common stock. Although we currently expect that our common stock will be listed on the American Stock Exchange, an active trading market may not develop and be sustained after this Distribution.

     The stock market in general has recently experienced extreme price and volume fluctuations. In particular, the market prices of shares in newly public companies have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock could be highly volatile and subject to wide fluctuations in response to many factors, including the following:

     -  Quarterly variations in our operating results;

     -  Adverse business developments;

     -  Changes in financial estimates by securities analysts;

     -  Investor perception of Impark; and

     -  General economic conditions both in Canada and the United States.

     In the event of broad fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the fair market value at the time of the Distribution.

PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BY-LAWS MAY MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT

     Delaware corporate law and our certificate of incorporation and by-laws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of Impark or our management. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

     - Authorize the issuance of "blank check" preferred stock (preferred stock that can be created and issued by our board of directors without prior stockholders' approval) with rights senior to those of common stock;

     - Provide for a staggered board of directors (so that it would take three successive annual meetings to replace all directors);

     -  Prohibit stockholder action by written consent; and

     - Establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

A LABOR STRIKE COULD HURT OUR COMPETITIVENESS

     A significant number of the our employees are members of labor unions. As a result there is a risk of work stoppages due to strikes which could potentially be costly to us because increased labor costs could adversely affect our ability to retain management contracts and to remain competitive in the marketplace.

                   LISTING AND TRADING OF IMPARK COMMON STOCK

     First Union presently owns 100% of the outstanding shares of Impark common stock. No trading prices are available with respect to such shares. There can be no assurance as to the price at which First Union shares or Impark common stock may be traded after the Distribution or whether their initial combined price will be higher or lower than the price of the First Union shares prior to the Distribution. After the Distribution, approximately 2,100,000 shares of Impark common stock will be issued and outstanding. In addition, shortly following the Distribution Date, it is anticipated that Impark will grant (i) options covering an aggregate of 192,550 shares of Impark common stock to employees of Impark and
(ii) shares, in an amount to be determined, of Impark common stock to each of its outside directors. See "Management -- Stock Plans" and "Management -- Director Compensation."

     Impark has applied to list its common stock on the American Stock Exchange. Based on the expected number of holders of First Union shares of record as of the Record Date, Impark is expected initially to have approximately 9,000 shareholders of record on the Distribution Date. The transfer agent and registrar for the Impark common stock will be National City Bank. There can be no assurance that an active trading market in Impark common stock will develop or, if a market does develop, at what prices Impark common stock will trade.

     Although shares of Impark common stock will not trade on the American Stock Exchange on a "when-issued" basis, it is expected that a "when-issued" trading market in Impark common stock may develop prior to the Record Date. A "when-issued" trading market occurs when trading in shares begins prior to the time stock certificates are actually available or issued.

     Shares of Impark common stock distributed to First Union beneficiaries will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Impark under the Securities Act. Persons who may be deemed to be affiliates of Impark after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Impark, and will include: (a) the directors and executive officers of Impark and
(b) Gotham Partners, L.P., Gotham International Advisors, L.L.C., Gotham Partners III, L.P., Apollo Real Estate Investment Fund II, L.P., and Magten Asset Management Corp. All of the shares of Impark common stock held by affiliates of Impark may generally only be resold (i) in compliance with the applicable provisions of Rule 144 under the Securities Act, (ii) under an effective registration statement under the Securities Act or (iii) pursuant to an exemption from the registration requirements of the Securities Act.

     Under Rule 144, an affiliate is entitled to sell, within any three-month period, a number of shares of Impark common stock that does not exceed the greater of 1% of the then outstanding shares of Impark common stock (approximately 21,000 shares immediately after the Distribution) or the average weekly trading volume of the Impark common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

     Upon consummation of the Distribution, affiliates of Impark will hold approximately 770,000 shares of Impark common stock. Following the Distribution Date, Impark will file with the Commission a Registration Statement on Form S-8 to register under the Securities Act the 350,000 shares of Impark common stock which have been reserved for issuance pursuant to the 2000 Stock Incentive Plan.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Impark as of September 30, 1999:

     - On an actual basis combining the FUR Parking Business and FUMI Parking Business; and

     - On a pro forma basis giving effect to the pro forma transactions described in note 2 to the Pro Forma Financial Statements.

     You should read the capitalization information set forth in the table below in conjunction with the financial statements and notes appearing elsewhere in this Information Statement.

                                                                AS AT SEPTEMBER 30, 1999
                                                                -------------------------
                                                                 ACTUAL        PRO FORMA
                                                                ---------     -----------
                                                                     (IN THOUSANDS)
Long-term debt:
Term facility (current portion).............................     $21,393        $    --
Advances payable to FUMI, unsecured, non-interest bearing
  and having no specific terms of repayment.................      10,748             --
Promissory note payable to First Union, unsecured, bearing
  interest at 11.875% per annum and maturing April 17,
  2009......................................................      26,870             --
Other long-term debt........................................         120             --
                                                                 -------        -------
                                                                  59,131             --
Stockholders' equity
  Owners' (deficiency)......................................      (5,684)            --
  Capital stock
  Preferred Stock, $.01 par value per share; 2,000,000
     shares authorized; no shares issued and outstanding....          --             --
  Common Stock, $.01 par value per share; 10,000,000 shares
     authorized; no shares issued and outstanding, actual;
     2,100,000 shares issued and outstanding, pro forma.....          --         58,626
                                                                 -------        -------
                                                                 $53,447        $58,626
                                                                 =======        =======

     First Union will repay the term facility prior to the Distribution. In addition, First Union will capitalize the advances payable, promissory note and other long-term debt prior to the Distribution.

     First Union will provide an $8.0 million line of credit to Impark prior to the Distribution. Amounts drawn under this line of credit will bear interest at LIBOR plus 4.5% per annum, be secured by real estate owned by Impark as well as being full recourse to Impark. The line of credit will have a term of six months from the date of issuance with two three-month extension options.

                   ADJUSTED PRO FORMA SELECTED FINANCIAL DATA

     The pro forma selected financial data presented below is based on the pro forma consolidated and combined financial statements of Impark, which are included in this Information Statement, adjusted as indicated below. The adjusted pro forma selected financial data reflects the historical operating results for the periods presented of the predecessor entities to Impark adjusted to give effect to the transactions that will result in the formation of Impark as well as the elimination of the revenues and expenses associated with businesses sold in 1999 which do not meet the definition of a discontinued operation for accounting purposes.

     This financial data should be read in conjunction with the pro forma consolidated and combined financial statements and "Management's Discussion and Analysis of Adjusted Pro Forma Financial Condition and Results of Operations" included in this Information Statement.

                                         NINE MONTHS       YEAR ENDED         NINE MONTHS ENDED
                                            ENDED          DECEMBER 31          SEPTEMBER 30
                                         DECEMBER 31   -------------------   -------------------
                                            1996         1997       1998       1998       1999
                                         -----------   --------   --------   --------   --------
                                                         (THOUSANDS OF DOLLARS)
STATEMENT OF OPERATIONS DATA(1)
Revenues..............................    $ 38,367     $ 52,557   $ 53,946   $ 39,804   $ 45,709
Direct costs..........................      28,379       40,144     40,931     29,586     35,380
                                          --------     --------   --------   --------   --------
Gross margin..........................       9,988       12,413     13,015     10,218     10,329
General and administrative expenses...       7,191       10,504     12,136      8,923      8,065
Depreciation and amortization.........       2,512        4,907      5,375      4,127      3,350
                                          --------     --------   --------   --------   --------
Operating income (loss)...............         285       (2,998)    (4,496)    (2,832)    (1,266)
Other income (expense)(2).............       1,517       (1,663)   (16,675)    (1,282)      (476)
                                          --------     --------   --------   --------   --------
Net income (loss).....................    $  1,802     $ (4,661)  $(21,171)  $ (4,114)  $ (1,742)
                                          ========     ========   ========   ========   ========
BALANCE SHEET DATA (SEPTEMBER 30,
  1999)
Cash..................................                                                  $  9,278
Working capital.......................                                                    (1,694)
Fixed assets..........................                                                    12,789
Goodwill..............................                                                    44,037
Total assets..........................                                                    75,634
Total liabilities.....................                                                    17,008
Total shareholder's equity............                                                    58,626
OTHER(1)
Gross collections(3)..................    $121,296     $165,033   $164,074   $125,108   $125,939
Cash provided by (used in)
  Operating activities................         116       (2,232)    (7,480)    (4,466)     2,738
EBITDA(4).............................       2,797        1,909        879      2,415      2,264

---------------

(1) The amounts presented for these captions have been accumulated as follows:

                                       NINE MONTHS ENDED                      YEAR ENDED
                                       DECEMBER 31, 1996                  DECEMBER 31, 1997
                                --------------------------------   --------------------------------
                                            BUSINESSES                         BUSINESSES
                                PRO FORMA      SOLD       TOTAL    PRO FORMA      SOLD       TOTAL
                                ---------   ----------   -------   ---------   ----------   -------
                                                      (THOUSANDS OF DOLLARS)
   STATEMENT OF OPERATIONS
   DATA
   Revenues...................    39,493      (1,126)     38,367     55,596      (3,039)     52,557
   Direct costs...............    28,947        (568)     28,379     42,421      (2,277)     40,144
   General and administrative
     expenses.................     7,568        (377)      7,191     11,073        (569)     10,504
   Depreciation and
     amortization.............     2,567         (55)      2,512      4,958         (51)      4,907
   Other income (expense).....       628         889       1,517     (1,644)        (19)     (1,663)
   OTHER
   Gross collections..........   126,458      (5,162)    121,296    172,305      (7,172)    165,033
   Cash provided by (used in)
     Operating activities.....       297        (181)        116     (2,039)       (193)     (2,232)
   EBITDA.....................     2,978        (181)      2,797      2,102        (193)      1,909

                                           YEAR ENDED
                                       DECEMBER 31, 1998
                                --------------------------------
                                            BUSINESSES
                                PRO FORMA      SOLD       TOTAL
                                ---------   ----------   -------
                                     (THOUSANDS OF DOLLARS)
   STATEMENT OF OPERATIONS
   DATA
   Revenues...................    58,499      (4,553)     53,946
   Direct costs...............    44,567      (3,636)     40,931
   General and administrative
     expenses.................    14,563      (2,427)     12,136
   Depreciation and
     amortization.............     5,450         (75)      5,375
   Other income (expense).....   (16,662)        (13)    (16,675)
   OTHER
   Gross collections..........   172,966      (8,892)    164,074
   Cash provided by (used in)
     Operating activities.....    (8,990)      1,510      (7,480)
   EBITDA.....................      (631)      1,510         879

                                                                 NINE MONTHS ENDED                  NINE MONTHS ENDED
                                                                 SEPTEMBER 30, 1998                SEPTEMBER 30, 1999
                                                          --------------------------------   -------------------------------
                                                                      BUSINESSES                         BUSINESSES
                                                          PRO FORMA      SOLD       TOTAL    PRO FORMA      SOLD      TOTAL
                                                          ---------   ----------   -------   ---------   ----------   ------
                                                                                (THOUSANDS OF DOLLARS)
   STATEMENT OF OPERATIONS DATA
   Revenues.............................................    43,361      (3,557)     39,804     48,148      (2,439)    45,709
   Direct costs.........................................    32,447      (2,861)     29,586     37,293      (1,913)    35,380
   General and administrative expenses..................     8,268        (465)      8,923      6,642       1,423      8,065
   Depreciation and amortization........................     4,168         (41)      4,127      3,396         (46)     3,350
   Other income (expense)...............................    (1,277)         (5)     (1,282)      (483)          7       (476)
   OTHER
   Gross collections....................................   131,947      (6,839)    125,108    129,741      (3,804)    125,937
   Cash provided by (used in)
     Operating activities...............................    (4,235)       (231)     (4,466)       789       1,949      2,738
   EBITDA...............................................     2,646        (231)      1,295      4,213      (1,949)     2,264

     The pro forma amounts set out in the tables in this footnote for the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 have been extracted from the pro forma combined financial statements included in this Information Statement. The pro forma amounts set out for the nine months ended December 31, 1996 and the year ended December 31, 1997 have been calculated on a basis consistent with the other periods. The adjusted pro forma financial data does not give effect to any additional costs that we may incur due to being a public company or a registrant with the SEC.

(2) Other income (expense) principally includes gains or losses on the sale or write-down of assets, other interest expense and income taxes. In the year ended December 31, 1998, other income (expense) includes a write-down of goodwill of $15.0 million. Please see "Management's Discussion and Analysis of Adjusted Pro Forma Financial Condition and Results of Operations" for additional information on this write-down.

(3) Gross collections represent the aggregate cash collected from the revenue generating activities of our operations that will be continuing subsequent to the Distribution for the periods presented. It includes revenues reported under generally accepted accounting principles as well as collections made on parking facilities for which we have a management contract. Gross collections are significant to an understanding of the operations of the predecessor entities to Impark because management uses gross collections as a key indicator of its business opportunities, they demonstrate the magnitude of our historical business activities, management contract revenues are partly based on the level of gross collections, and management's decisions on the allocation of resources among its business activities are in part based on the level of gross collections.

(4) EBITDA equals operating income as shown on the table above, plus depreciation and amortization expense. EBITDA is included because management believes it to be a useful tool for measuring our ability to generate cash flow from operations. EBITDA does not represent cash flow from operations, is not a measure under generally accepted accounting principles and should be considered together with the other financial information included in the table and presented elsewhere in this Information Statement. EBITDA measures as presented may not be comparable to similarly titled measures of other entities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
      OF ADJUSTED PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             FOR NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 AND
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

     The following discussion of Impark's results of operations and financial condition should be read in conjunction with the Adjusted Pro Forma Selected Financial Data, the Pro Forma Consolidated and Combined Financial Statements.

DESCRIPTION OF FINANCIAL INFORMATION

     Impark is the corporation which will result from the combination of the parking related businesses of FUMI and the Canadian parking facilities of First Union. This discussion and analysis reflects the adjusted pro forma results of operations on a basis consistent with how Impark will be organized at the time of the Distribution. It is presented on an adjusted pro forma basis because we believe that a reader's understanding of historical trends should be based on the same operating businesses which will constitute Impark's continuing operations. We have set out below a brief description of the operations of each business being combined.

     FUMI Parking Business. The FUMI Parking Business consists of the parking services and related ancillary activities that will continue in Impark. Since April 1997 subsidiaries of FUMI have carried on these activities. The continuing operations of FUMI's indirect subsidiaries, Imperial Parking Limited and Impark Services Ltd., consist of operating and managing parking facilities in Canada and the United States and carrying on other parking related activities.

     FUR Parking Business. The FUR Parking Business consists primarily of owning 16 parking properties in Canada. Since April 1997 subsidiaries of First Union have operated this business, including leasing the properties to FUMI for operation and management.

     Impark Holdings Inc. Impark Holdings Inc. acquired Imperial Parking Limited from its shareholders in March 1996 and sold this business to First Union and FUMI in April 1997. Impark Holdings operated and managed parking facilities in Canada, the United States and Asia.

     Periods Presented. The results of operations for the year ended December 31, 1997 combine the period from January 1, 1997 to April 16, 1997 of Impark Holdings with that from April 17, 1997 to December 31, 1997 of the FUMI Parking Business and the FUR Parking Business. They also adjust for the elimination of inter-entity transactions and for businesses sold in 1999.

     The results of operation for the year ended December 31, 1998 and the nine month periods ended September 30, 1999 and 1998 combine the results of the FUMI Parking Business and the FUR Parking Business and adjust for the elimination of inter-entity transactions and for businesses sold in 1999.

OVERVIEW

     Impark operates parking facilities under three types of arrangements: leased, owned and management contract. In this section, we refer to revenues generated from these arrangements as parking services. In addition, Impark generates revenues from the provision of ancillary services. Ancillary services include patrolling, ticketing and collection. During the two years ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998, Impark's revenues have been generated from the following sources:

                                        ADJUSTED PRO FORMA                ADJUSTED PRO FORMA
                                      YEARS ENDED DECEMBER 31       NINE MONTHS ENDED SEPTEMBER 30
                                   -----------------------------    -------------------------------
                                    1997       1998     % CHANGE      1998       1999     % CHANGE
                                   -------   --------   --------    --------   --------   ---------
                                               (THOUSANDS OF DOLLARS, EXCEPT PERCENTS)
Leased Facilities................  $42,811   $ 45,577      6.5%     $33,648    $39,325       16.9%
Managed Facilities...............    4,556      4,294     (5.8)%      3,004      3,416       13.7%
Owned Facilities.................    1,414      1,510      6.8%       1,135      1,224        7.8%
Other............................    3,776      2,565    (32.1)%      2,017      1,744      (13.5)%
                                   -------   --------    -----      -------    -------      -----
Total............................  $52,557   $ 53,946      2.6%     $39,804    $45,709       14.8%
                                   =======   ========    =====      =======    =======      =====

     Leases generally provide for a contractually established payment to the facility owner, which is either a fixed annual amount, a percentage of gross revenues, or a combination thereof. All revenues generated by the leased facility are for the account of Impark. As a result, revenues and profits in lease arrangements are dependent upon the performance of the facility. Leased facilities typically require a longer commitment and a larger capital investment than managed facilities but generally provide a more stable source of revenue and greater opportunity for long term revenue growth. Under its leases, Impark is typically responsible for all facets of the parking operations, except for structural, mechanical and electrical maintenance or repairs, and property taxes. Lease arrangements are usually for terms of two to ten years, sometimes with renewal options.

     Management contracts provide that Impark will have responsibility for hiring, training and staffing parking personnel and providing collections, accounting, record keeping, reporting, signage, general maintenance, insurance and facility marketing services. Our revenues under these arrangements are from fees paid for our services. In general, we are not responsible for structural, mechanical and electrical maintenance or repairs, or for providing security guard services or for paying property taxes. The typical management contract is for a term of one to three years and generally is renewable for successive one-year terms, but is cancellable by the property owner on short notice.

     When Impark owns a parking facility, all facility revenue and expenses flow directly to Impark. Impark assumes complete responsibility for all aspects of each owned property, including all structural, mechanical, and electrical maintenance or repairs and property taxes. Additionally, we have the potential to benefit from the appreciation in the value of the underlying real estate, if any, if the property is sold.

ADJUSTED PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO ADJUSTED PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1998

     Total Revenues. Total revenues increased $5.9 million, or 14.8%, to $45.7 million in the nine months ended September 30, 1999 compared to $39.8 million in the nine months ended September 30, 1998. This increase was attributable to greater revenues from parking services as detailed below and was offset by lower other revenues and a weakening of the Canadian dollar against the United States dollar in 1999.

     Parking revenues from leased facilities increased $5.7 million, or 16.9%, to $39.3 million during the nine months ended September 30, 1999 as compared to $33.6 million in the nine months ended September 30, 1998. This increase was driven by new business growth, primarily in Calgary, Alberta, Toronto, Ontario, Minneapolis, Minnesota and Milwaukee, Wisconsin where 31 new leased facilities were added during the period.

     Parking revenues from management contracts increased $0.4 million, or 13.7%, to $3.4 million in the nine months ended September 30, 1999 as compared to $3.0 million in the nine months ended September 30, 1998. This increase resulted primarily from new business growth.

     Parking revenues from owned facilities was relatively stable, increasing $0.1 million, or 7.8%, to $1.2 million during the nine months ended September 30, 1999 as compared to $1.1 million in the nine months ended September 30, 1998.

     Other revenues decreased by $0.3 million, or 13.5%, to $1.7 million for the nine months ended September 30, 1999 from $2.0 million for the nine months ended September 30, 1998. The decrease was mainly attributable to lower equipment sales as we wound down our equipment sales and installation division in 1999.

     Direct costs increased $5.8 million, or 19.6%, to $35.4 million in the nine months ended September 30, 1999 from $29.6 million in the nine months ended September 30, 1998. Rent expense increased $4.8 million, principally as a result of new locations at higher rents and additional rent on existing locations. The remaining $1.0 million increase in direct cost was accounted for by an increase in payroll expenses. The payroll expense increase was attributable to a combination of new locations and increases in existing payroll. Direct costs, as a percentage of total revenues, increased to 77.4% in the nine months ended September 30, 1999 from 74.3% in the nine months ended September 30, 1998. The increase was primarily attributable of the large new lease deals in Calgary, Toronto, Minneapolis and Milwaukee. A number of these locations were unprofitable or only marginally profitable in their first year. New lease locations may require a few years for revenue to mature.

     General and administrative expenses decreased by $0.8 million, or 10.6%, to $8.1 million for the nine months ended September 30, 1999 from $8.9 million for the nine months ended September 30, 1998. This decrease was primarily attributable to $1.3 million lower expansion related costs in the 1999 period than in 1998. In the nine months ended September 30, 1999 the decrease in general and administrative expenses was reduced by a $0.5 million provision for severance, a $0.3 million foreign currency loss on related party debt and $0.3 million of costs for Year 2000 compliance. General and administrative expenses, before taking into account severance, foreign currency losses and Year 2000 costs, decreased as a percentage of total revenue from 22.4% for the nine months ended September 30, 1998 to 15.3% for the nine months ended September 30, 1999. The decrease was a result of management efforts to reduce costs and the effect of spreading general and administrative expenses over a greater revenue base.

     Depreciation and amortization decreased by $0.8 million from $4.1 million for the nine months ended September 30, 1998 to $3.3 million for the nine months ended September 30, 1999. The decrease was attributable to lower depreciation and amortization on management contracts and agreements in 1999 than 1998 as they became fully amortized during this period.

     Other expense includes income taxes, assets written-down and other interest. The decrease of $0.8 million was primarily attributable to a decrease of $0.5 million in other interest as a result of repayment in June 1998 of debt to a former shareholder.

ADJUSTED PRO FORMA YEAR ENDED DECEMBER 31, 1998 COMPARED TO ADJUSTED PRO FORMA YEAR ENDED DECEMBER 31, 1997

     Total Revenues. Total revenues increased $1.3 million, or 2.6%, to $53.9 million in fiscal 1998 compared to $52.6 million in fiscal 1997. This increase was attributable to increased revenues in both parking services and ancillary services from new business growth and 41 facilities that were acquired in 1998.

     Parking revenues from leased and owned facilities in fiscal 1998 increased by $2.9 million, or 6.5%, to $47.1 million from $44.2 million in fiscal 1997. The increase was attributable to new business growth in Canada and the United States combined with 41 facilities acquired in 1998 from two small Canadian parking operators.

     Management contract revenues in fiscal 1998 decreased by $0.3 million, or 5.8%, to $4.3 million from $4.6 million in fiscal 1997. This decrease was primarily attributable to a weakening of the Canadian dollar against the U.S. dollar.

     Other revenue in fiscal 1998 decreased by $1.2 million, or 32.1%, to $2.6 million from $3.8 million in fiscal 1997. The decrease was due primarily to lower equipment sales and installation of $1.0 million.

     Direct costs in fiscal 1998 increased by $0.8 million, or 2.0%, to $40.9 million from $40.1 million in fiscal 1997. Direct costs increased principally as a result of new business growth combined with 41 new facilities from two small acquisitions. Direct costs as a percentage of total revenues, decreased to 75.9% in fiscal 1998 from 76.4% in fiscal 1997. This decrease was attributable predominately to the spreading of fixed costs, primarily rent and property costs, over a larger revenue base.

     General and administrative expenses increased by $1.7 million, or 16.0%, to $12.2 million in fiscal 1998 from $10.5 million in fiscal 1997. This increase was primarily a result of severance expenses of $0.6 million, United States expansion costs of $2.0 million and $0.5 million of allocated First Union stock compensation expense in fiscal 1998, offset by provisions of $1.1 million in fiscal 1997 to terminate equipment installation contracts.

     Depreciation and amortization increased by $0.5 million from $4.9 million in fiscal 1997 to $5.4 million in fiscal 1998. The increase was due primarily to increased amortization of management contracts and agreements for a full year in fiscal 1998 following the April 17, 1997 acquisition by FUMI.

     Other expenses in fiscal 1998 included a write-down in the value of goodwill of $15.0 million at the fiscal year end. Goodwill was primarily created on the push-down of the acquisition of the business of Impark Holdings by FUMI in April 1997. Due to the losses incurred in the FUMI Parking Business since its acquisition, at December 31, 1998, management of First Union and Impark assessed the recoverability of the net book value of goodwill. This review was made by comparing the net book value to the discounted estimates of future cash flows from the FUMI Parking Businesses. As a result of this review, an impairment charge in goodwill of $15.0 million was recorded.

LIQUIDITY AND CAPITAL RESOURCES

     On an adjusted pro forma basis, Impark had cash of $9.3 million at September 30, 1999 as compared to $2.3 million before the pro forma changes and the adjustments described in "Adjusted Pro Forma Selected Financial Data." The additional $7.0 million represents a cash contribution which First Union will make to Impark immediately prior to the Distribution.

     Following the Distribution, Impark will have no long term bank or other long term debt outstanding and we will have an $8.0 million line of credit from First Union to fund working capital requirements and for acquisitions and other capital investment opportunities. The credit facility will be due on September 30, 2000, with two options to extend for three additional months each. We are required to pay $40,000 for each extension. The line of credit bears interest at a floating annual rate equal to the London Interbank Offer Rate plus 4.5% per annum. The credit facility will be secured by a cross collateralized mortgage on the parking real estate from the First Union parking business. We intend to obtain a new credit facility with a commercial bank as soon as practicable after the Distribution. This anticipated additional line will be used to establish letters of credit, support working capital, fund capital investment opportunities and repay the First Union line of credit.

     Depending on the timing and magnitude of Impark's future investments, which could be either in the form of leased or purchased properties, joint ventures or acquisitions, the working capital necessary to satisfy current obligations is anticipated to be generated from operations, Impark's credit facility, a rights offering or an equity offering to shareholders over the next twelve months. In the ordinary course of business, Impark is required to maintain and in some cases make capital improvements to the parking facilities it operates. As of the date of this Information Statement, we have no material outstanding commitments for capital improvements.

     In the future, if we identify investment opportunities requiring cash in excess of operating cash flows and credit facilities, we may seek additional sources of capital, including the sale or issuance of Impark common stock or a rights offering, or amending our credit facility to obtain additional indebtedness. No assurances can be given that such increases would be available at the time needed to complete any such acquisition.

     Net cash provided by adjusted pro forma operating activities for the nine months ended September 30, 1999 was $2.7 million. The primary factors which contributed to this cash provision was income before depreciation and amortization of $2.0 million and decreases in working capital of $0.7 million.

     Net cash used in investing activities was $0.5 million for the adjusted pro forma nine months ended September 30, 1999. The primary factor which contributed to the investing activity was fixed asset expenditures of $0.5 million.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 establishes consistent accounting and reporting standards for derivative instruments and for hedging activities. As of September 30, 1999 we have not adopted this standard and do not expect to do so prior to its required application date. To September 30, 1999, we do not believe we have entered into significant instruments that are subject to SFAS 133. However, we are continuing to review and evaluate SFAS 133 and its impact on Impark.

FOREIGN CURRENCY EXPOSURE

     Impark operates wholly owned subsidiaries in Canada. Total adjusted pro forma revenues from Canadian operations amounted to $49.7 million and $50.2 million for fiscal years 1997 and 1998, respectively. Impark intends to continue to invest in Canadian leased or owned facilities, and may identify expansion opportunities in other foreign countries. Our exposure to foreign currency fluctuations is limited as the Canadian dollar revenues have to date been significantly offset by Canadian dollar operating costs. In limited circumstances we have denominated Canadian contracts in U.S. dollars to limit currency exposure. Presently, Impark has no formal hedging programs. We anticipate implementing a hedging program if such risk materially increases.

IMPACT OF INFLATION AND CHANGING PRICES

     The primary sources of revenues to Imperial Parking are parking revenues from owned and leased locations and management contract revenue (net of expense reimbursements). In the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 inflation had a limited impact on our operations.

YEAR 2000 COMPLIANCE PROJECT

     In June 1998, we began implementing a Year 2000 compliance project which was intended to assess the ability of our computer systems to recognize dates properly on or after January 1, 2000 and to ensure that these systems were Year 2000 compliant as soon as possible. This project addressed three main areas: (a) information technology systems, (b) process control instrumentation and (c) third-party, suppliers and customers. This compliance project was completed prior to December 31, 1999. Subsequent to that date we have not experienced any significant problems with respect to the Year 2000 change. However, there can be no certainty that we will not be affected during the fiscal year ending December 31, 2000 due to Year 2000 system facilities or other related events by our suppliers.

QUARTERLY RESULTS

     Impark may experience fluctuations in its income from quarter to quarter. We may continue to experience fluctuations in revenues and related expenses due to acquisitions, pre-opening costs, travel and transportation patterns affected by weather and calendar related events, and local and national economic conditions. Additionally, Impark manages the parking for a number of sports stadiums and arenas and our income can be affected by the relative degree of success of various sports teams.

                       HISTORICAL SELECTED FINANCIAL DATA

     The historical selected financial data presented below has been calculated by combining information in the combined financial statements of the FUR Parking Business and the FUMI Parking Business and from the consolidated financial statements of Impark Holdings Inc. These combined and consolidated financial statements are included in this Information Statement. The selected financial data presented as of and for the nine month periods ended September 30, 1998 and 1999 are unaudited; however, the amounts presented include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial results for the periods presented. The selected financial data presented as of and for all other periods has been extracted from audited financial statements.

     The amounts presented below have been extracted from the historical financial statements and are presented on a combined basis without giving effect to any accounting adjustments that may be required to be given effect prior to the completion of the plan of organization of Impark. As Impark's predecessor changed its fiscal year end in 1996 from March 31st to December 31st to be consistent with that of its then parent company, information for 1996 is presented for nine months only.

     This financial data should be read in conjunction with the consolidated and combined financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        NINE MONTHS        YEAR ENDED         NINE MONTHS ENDED
                                           ENDED           DECEMBER 31          SEPTEMBER 30
                                        DECEMBER 31    -------------------   -------------------
                                            1996         1997       1998       1998       1999
                                        ------------   --------   --------   --------   --------
                                                         (THOUSANDS OF DOLLARS)
STATEMENT OF OPERATIONS DATA(1),(2)
Revenues.............................     $ 39,493     $ 56,120   $ 59,458   $ 44,238   $ 48,958
Direct costs.........................       28,947       42,421     44,567     32,447     37,293
                                          --------     --------   --------   --------   --------
Gross margin.........................       10,546       13,699     14,891     11,791     11,665
General and administrative
  expenses...........................        7,568       11,073     14,972      8,677      6,642
Depreciation and amortization........        2,567        4,951      5,443      4,163      3,391
                                          --------     --------   --------   --------   --------
Operating income (loss)..............          411       (2,325)    (5,524)    (2,169)     1,632
Interest expense.....................         (587)      (3,335)    (5,574)    (4,059)    (3,637)
Other income (expense)...............          674       (1,582)   (15,884)      (800)      (752)
                                          --------     --------   --------   --------   --------
Income (loss) from continuing
  operations.........................     $    498     $ (7,242)  $(26,982)  $ (7,028)  $ (2,757)
                                          ========     ========   ========   ========   ========
BALANCE SHEET DATA (END OF
  PERIOD)(1),(2)
Working capital......................     $ (7,833)    $ (7,023)  $ (8,181)  $ (6,212)  $ (6,483)
Fixed assets.........................       11,479       14,259     13,888     13,434     13,032
Goodwill.............................       31,457       66,560     45,379     61,357     43,896
Total assets.........................       69,499       99,423     74,923     90,593     72,552
Long-term liabilities................       26,351       52,365     55,219     54,203     59,011
Total liabilities....................       44,472       84,656     77,720     72,357     78,236
Total owners' equity (deficiency)....       25,027       14,767     (2,797)    18,236     (5,684)
OTHER INFORMATION(1),(2)
Gross collections....................     $126,458     $172,729   $173,925   $132,824   $130,551
Cash provided by (used in)
  Operating activities...............          297       (1,530)    (8,140)    (4,422)    (1,559)
  Financing activities...............       45,360       35,638     21,412     17,340        194
  Investing activities...............      (45,040)     (33,895)    13,135     13,164       (485)
EBITDA...............................        2,978        2,626        (81)     1,994      5,023

---------------

(1) The amounts presented for the nine months ended December 31, 1996 have been extracted from the consolidated financial statements of Impark Holdings Inc., which, for accounting and SEC reporting purposes, represents a predecessor entity to Impark.

(2) The amounts presented for these captions have been accumulated as follows:

                                              YEAR ENDED DECEMBER 31, 1997                     YEAR ENDED DECEMBER 31, 1998
                                   ---------------------------------------------------   ----------------------------------------
                                   IMPARK     FUMI       FUR     ELIMINATION    TOTAL     FUMI      FUR     ELIMINATION    TOTAL
                                   ------   --------   -------   -----------   -------   -------   ------   -----------   -------
                                                                       (THOUSANDS OF DOLLARS)
   STATEMENT OF OPERATIONS DATA
   Revenues......................  15,618     40,502       302        (302)     56,120    59,458      454        (454)     59,458
   Direct costs..................  13,277     29,446        --        (302)     42,421    45,009       12        (454)     44,567
   General and administrative
     expenses....................  3,547       7,526        --          --      11,073    14,972       --          --      14,972
   Depreciation and
     amortization................  1,066       3,854        31          --       4,951     5,398       45          --       5,443
   Interest expense..............    453       4,650       904      (2,672)      3,335     6,542    2,757      (3,725)      5,574
   Other income (expense)........   (539)       (370)    1,999      (2,672)     (1,582)  (15,492)   3,333      (3,725)    (15,884)
   BALANCE SHEET DATA (END OF
     PERIOD)
   Working capital...............     --      (7,375)      352          --      (7,023)   (9,353)   1,172          --      (8,181)
   Fixed assets..................     --       5,158     9,101          --      14,259     5,330    8,558          --      13,888
   Goodwill......................             66,560        --          --      66,560    45,379       --          --      45,379
   Total assets..................     --      89,440    41,660     (31,677)     99,423    65,229   42,002     (32,308)     74,923
   Long-term liabilities.........     --      60,768    22,977     (31,380)     52,365    63,052   23,759     (31,592)     55,219
   Total liabilities.............     --      92,529    23,804     (31,677)     84,656    85,577   24,451     (32,308)     77,720
   Total owners' equity
     (deficiency)................     --      (3,089)   17,856          --      14,767   (20,348)  17,551          --      (2,797)
   OTHER
   Gross collections.............  49,631   (123,098)      302        (302)    172,729   173,925      454        (454)    173,925
   Cash provided by (used in)
     Operating activities........   (182)     (1,409)       61          --      (1,530)   (5,734)  (2,415)         --      (8,149)
     Financing activities........   (399)     34,482    31,897     (30,342)     35,638     8,610    2,802          --      21,412
     Investing activities........    (66)    (33,095)  (31,076)     30,342     (33,895)  (12,494)    (141)         --     (13,135)
   EBITDA........................  (1,206)     3,530       302          --       2,626      (523)     442          --         (81)

                                                         NINE MONTHS ENDED                          NINE MONTHS ENDED
                                                         SEPTEMBER 30, 1998                         SEPTEMBER 30, 1999
                                              ----------------------------------------   ----------------------------------------
                                               FUMI      FUR     ELIMINATION    TOTAL     FUMI      FUR     ELIMINATION    TOTAL
                                              -------   ------   -----------   -------   -------   ------   -----------   -------
                                                                            (THOUSANDS OF DOLLARS)
   STATEMENT OF OPERATIONS DATA
   Revenues.................................   44,238      342        (342)     44,238    48,958      340        (340)     48,958
   Direct costs.............................   32,777       12        (342)     32,447    37,631        2        (340)     37,293
   General and administrative expenses......    9,797       --          --       9,797     6,642       --          --       6,642
   Depreciation and amortization............    4,132       31          --       4,163     3,349       42          --       3,391
   Interest expense.........................    4,877    1,996      (2,814)      4,059     4,403    2,236      (3,002)      3,637
   Other income (expense)...................     (392)   2,406      (2,814)       (800)     (400)   2,650      (3,002)       (752)
   BALANCE SHEET DATA (END OF PERIOD)
   Working capital..........................   (6,790)     578          --      (6,212)   (8,472)   1,989          --      (6,483)
   Fixed assets.............................    4,853    8,581          --      13,434     4,450    8,582          --      13,032
   Goodwill.................................   61,357       --          --      61,357    43,896       --          --      43,896
   Total assets.............................   81,426   41,090     (31,923)     90,593    62,038   46,983     (36,469)     72,552
   Long-term liabilities....................   62,360   23,162     (31,319)     54,203    67,292   26,870     (35,151)     59,011
   Total liabilities........................   80,507   23,773     (31,923)     72,357    86,760   27,925     (36,469)     78,236
   Total owners' equity (deficiency)........      919   17,317          --      18,236   (24,722)  19,038          --      (5,684)
   OTHER
   Gross collections........................  132,824      342        (342)    132,824   130,551      340        (340)    130,551
   Cash provided by (used in)
     Operating activities...................   (2,168)  (2,254)         --      (4,422)    3,284   (1,725)         --       1,559
     Financing activities...................   15,245    2,095          --      17,340    (1,857)   2,051          --         194
     Investing activities...................  (13,021)    (143)         --     (13,164)     (479)      (6)         --        (485)
   EBITDA...................................    1,664      330          --       1,994     4,685      338          --       5,023

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             FOR NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 AND
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

     The following discussion of Impark's historical results of operations and financial condition should be read in conjunction with the Selected Financial Data tables and the Combined and Consolidated Financial Statements which are included in this Information Statement.

     During the two years ended December 31, 1998 and for the nine months ended September 30, 1998 and 1999, our revenues have been generated from the following sources:

                                                                         NINE MONTHS ENDED
                                       YEARS ENDED DECEMBER 31              SEPTEMBER 30
                                     ----------------------------   ----------------------------
                                      1997      1998     % CHANGE    1998      1999     % CHANGE
                                     -------   -------   --------   -------   -------   --------
                                             (IN THOUSANDS OF DOLLARS, EXCEPT PERCENTS)
Leased facilities..................  $45,394   $49,551      9.2%    $36,767   $42,373     15.3%
  Managed facilities...............    5,536     5,832      5.3%      4,320     3,616    (16.3)%
  Owned facilities.................    1,414     1,510      6.8%      1,135     1,224      7.8%
  Other............................    3,776     2,565    (32.1)%     2,017     1,744    (13.5)%
                                     -------   -------    -----     -------   -------    -----
  Total............................  $56,120   $59,458      5.9%    $44,238   $48,958     10.7%

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     Total Revenues. Total revenues increased $4.8 million, or 10.7%, to $49.0 million in the nine months ended September 30, 1999 compared to $44.2 million in the nine months ended September 30, 1998. This increase was attributable to greater revenues from parking services, as detailed below, which was offset by lower ancillary services revenues and a weakening of the Canadian dollar against the United States dollar in 1999.

     Parking revenues from leased facilities increased $5.6 million, or 15.3%, to $42.4 million during the nine months ended September 30, 1999 as compared to $36.8 million in the nine months ended September 30, 1998. This increase was driven by new business growth, primarily in Calgary, Alberta, Toronto, Ontario, Minneapolis, Minnesota and Milwaukee, Wisconsin where 31 new leased facilities were added during the period.

     Parking revenues from management contracts decreased $0.7 million, or 16.3%, to $3.6 million in the nine months ended September 30, 1999 as compared to $4.3 million in the nine months ended September 30, 1998. This decrease resulted primarily from First Union cancelling the agreements for Impark to manage its U.S. properties in October 1998.

     Parking revenues from owned facilities remained relatively stable, increasing $0.1 million, or 7.8%, to $1.2 million during the nine months ended September 30, 1999 as compared to $1.1 million in the nine months ended September 30, 1998.

     Other revenue decreased by $0.3 million, or 13.5%, to $1.7 million for the nine months ended September 30, 1999 from $2.0 million for the nine months ended September 30, 1998. The decrease was mainly attributable to lower equipment sales as we wound down our equipment sales and installation division.

     Direct costs increased $4.8 million, or 14.9%, to $37.3 million in the nine months ended September 30, 1999 from $32.5 million in the nine months ended September 30, 1998. Rent expense increased $4.2 million, principally as a result of new locations at higher rents and additional rent on existing locations. The remaining $0.6 million increase in direct costs was primarily accounted for by an increase in payroll expenses. The payroll expense increase was attributable to a combination of new locations and increases in existing payroll. Direct costs, as a percentage of total revenues, increased to

76.2% in the nine months ended September 30, 1999 from 73.3% in the nine months ended September 30, 1998. The increase was primarily attributable to several large new lease deals in Calgary, Toronto, Minneapolis and Milwaukee. A number of these locations were unprofitable or only marginally profitable in their first year. New lease locations may require a few years for revenues to mature.

     General and administrative expenses decreased by $2.0 million, or 23.4%, to $6.6 million for the nine months ended September 30, 1999 from $8.6 million for the nine months ended September 30, 1998. The decrease was primarily due to a reversal in 1999 of $1.8 million of an overaccrual for severance originally provided for in the fourth quarter of 1998. This was partially offset by a severance provision in 1999 of $0.5 million. General and administrative expenses, before taking into account severance, decreased as a percentage of total revenue from 19.6% in 1998 to 16.2% in 1999. This was a result of management efforts to reduce general and administrative expenses and the effect of spreading general and administrative expenses over a greater revenue base.

     Depreciation and amortization decreased from $4.1 million for the nine months ended September 30, 1998 to $3.4 million for the nine months ended September 30, 1999, a decrease of $0.7 million. The decrease was attributable to lower depreciation and amortization on management contracts and agreements in 1999 than 1998 as they became fully amortized during this period.

     Interest expense totalled $3.7 million for the nine months ended September 30, 1999 compared to $4.1 million for the nine months ended September 30, 1998, a decrease of $0.4 million. Interest on bank debt decreased $0.2 million as bank debt was repaid during the period. Debt owing to a former shareholder was repaid in June 1998 resulting in a decrease in other interest of $0.5 million. These decreases in interest were offset by an increase in interest to related parties of $0.2 million. With respect to credit facilities which represent substantially all of Impark's indebtedness, the weighted average balance outstanding for the nine months ended September 30, 1999 was approximately $23.3 million at a weighted average interest rate of 6.8%.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Total Revenues. Total revenues increased $3.3 million, or 5.9%, to $59.4 million in the year ended December 31, 1998 compared to $56.1 million in the year ended December 31, 1997. This increase was attributable to increased revenues in both parking services and ancillary services from new business growth and the 41 facilities that were acquired in 1998.

     Parking revenues from leased and owned facilities in fiscal 1998 increased $4.3 million, or 9.1%, to $51.1 million from $46.8 million in fiscal 1997. The increase was attributable to new business growth in Canada and the United States combined with 41 facilities acquired in 1998 from two small Canadian parking operators.

     Management contract revenues increased $0.3 million, or 5.3% to $5.8 million from $5.5 million in fiscal 1997. The increase was due primarily to managing First Union's U.S. properties for a period of ten months in fiscal 1998 compared to six months in fiscal 1997.

     Other revenue decreased $1.2 million, or 32.1%, to $2.6 million in fiscal 1998 from $3.8 million in fiscal 1997. The decrease was due primarily to lower equipment sales and installation.

     Direct costs in fiscal 1998 increased $2.1 million, or 5.1%, to $44.5 million from $42.4 million in fiscal 1997. Direct costs increased principally as a result of new business and from acquisitions. Direct costs as a percentage of total revenues, decreased to 75.0% in fiscal 1998 from 75.6% in fiscal 1997. This decrease was attributable predominately to the spreading of fixed costs, primarily rent and property costs, over a larger revenue base.

     General and administrative expenses decreased by $3.2 million, or 32.2%, to $6.6 million for the nine months ended September 30, 1999 from $9.8 million for the nine months ended September 30, 1998. This decrease was primarily attributable to $1.3 million higher US expansion costs for the nine months ended September 30, 1998 and $0.4 million provision for costs related to a legal dispute for computer software and services (see Litigation). These expenses were partially offset by a foreign currency gain of $0.5 million on related party debt. The nine months ended September 30, 1999 included the reversal of $1.8 million of an over-accrual for severance originally provided for in the fourth quarter of 1998. The decrease in general and administrative expenses would have been greater except for $0.5 million severance provision, a $0.3 million cost for Year 2000 compliance and a $0.3 million foreign currency loss on related party debt in 1999. General and administrative expenses, before taking account of severance, foreign currency losses and Year 2000 costs, decreased as a percentage of total revenue from 23.3% for the nine months ended September 30, 1998 to 15.0% for the nine months ended September 30, 1999. The decrease was a result of management efforts to reduce costs and the effect of spreading general and administrative expenses over a greater revenue base.

     Depreciation and amortization increased from $5.0 million in fiscal 1997 to $5.4 million in fiscal 1998, an increase of $0.4 million. The increase was due primarily to increased amortization of management contracts and agreements for a full year in fiscal 1998 following the April 1997 acquisition by FUMI.

     Interest expense totalled $5.7 million in 1998 compared to $3.3 million in 1997. The increased interest expense was a result of higher interest rates in 1998 and a full year of financing from related parties following the acquisition of Impark by FUMI on April 17, 1997. With respect to credit facilities which represent substantially all of Impark's indebtedness, the weighted average balance outstanding for fiscal 1998 was approximately $24.2 million at a weighted average interest rate of 7.2%.

     Other expenses in fiscal 1998 include a write-down in the value of goodwill of $15.0 million at the fiscal year end. Goodwill was primarily created on the push-down of the acquisition of the business of Impark Holdings by FUMI in April 1997.

                                    BUSINESS

GENERAL

     We are a leading provider of parking services in North America. As of September 30, 1999, we managed, leased or owned over 1,400 parking lots in Canada and the United States, containing more than 250,000 parking spaces, making us the largest parking provider in Canada and one of the four largest in North America. We estimate that the more than 230,000 parking spaces we operate throughout Canada give us approximately half of the urban, private parking lot business in Canada. We also provide parking lot patrolling, ticketing and collection services for our own lots and for those operated by other parties.

     We provide parking services at multi-level parking facilities and surface lots. We operate these facilities and lots under three general types of arrangements: management contracts, leases and fee ownership. As of September 30, 1999, we managed 681 parking facilities and lots, leased 716 parking facilities and lots and owned 16 parking facilities and lots.

     We were founded in 1962 in Vancouver, British Columbia and initially established a significant presence in Western Canada. Since then we have expanded our operations throughout Canada and also into the United States. Over the past 13 years we have completed 15 parking-related acquisitions.

     Our management team has extensive experience in the parking industry. Our three most senior officers, Messrs. Huntzinger, Wallner and Newsome, have over 45 years of combined experience. They have operated major parking operations throughout the United States and Canada and have been involved in numerous acquisitions. See "Management -- Executive Officers and Directors."

     Our clients include a number of significant owners and developers of commercial real estate in Canada and the United States, including Trizec/Hahn, Colliers International, Marathon Properties, Trammell Crow Faison, Cadillac Fairview and Oxford Properties. We provide parking at several high profile sites, such as Waterfront Center, GM Place and BC Place in Vancouver, the Skydome in Toronto, Clise Properties in Seattle and Trammell Crow Faison Tower Place Mall in Cincinnati. In addition, we were recently awarded the right to manage the parking facilities at the San Francisco Giants' new Pacific Bell baseball park.

     Upon the Distribution, we will no longer be involved in non-parking related ancillary businesses we have historically operated and we will no longer have operations outside of North America. We believe this renewed focus on our core business of parking management, including ticketing and patrolling services, and our core geographic market of North America will enable our management to concentrate its efforts on further improving the businesses that have historically been most profitable for us, and will minimize the distractions we have encountered from our non-core operations.

INDUSTRY

     The parking industry is highly fragmented and competitive. Industry participants, the vast majority of which are privately held companies, consist of a relatively few national companies and a large number of small regional or local operators, including a substantial number of companies providing parking as an ancillary service in connection with property management or ownership. The parking industry has begun to experience consolidation as smaller operators have found that they lack the capital, economies of scale and sophisticated management techniques required to compete with larger providers. We expect this trend will continue and will provide significant opportunities for us to acquire smaller existing providers.

     We expect that a number of other trends in the commercial property management business will continue to provide opportunities for large, specialized providers of high-quality parking services. We believe that:

     - The trend toward consolidation of property management companies will favor larger, nationwide parking providers, as increasingly centralized property management companies and property owners seek to minimize the number of separate parking providers they deal with;

     - As the property management industry becomes increasingly sophisticated and professional, property management companies and property owners will likely seek to work with specialized, professional parking service providers;

     - Parking is increasingly seen by building owners as a profit center, and owners seek parking providers who can help them to maximize profitability, increase efficiency and reduce financial unpredictability; and

     - The owners of premier properties, as they begin to recognize that the parking experience often provides both the first and last impression of their properties to tenants and users, are seeking to offer the highest possible level of quality in their parking services as a means of distinguishing their properties from those of competitors.

     We believe that the industry trends toward outsourcing by private-sector owners and privatization by government entities provide additional significant growth opportunities for parking facility operators. Private-sector parking owners have begun to move from owner-operation of their parking facilities to outsourcing the management of operations to specialized operators. This allows them to focus on their core competencies while increasing overall returns on parking assets. In addition, governments and government agencies, particularly cities and municipal authorities, are increasingly retaining private firms to operate facilities and parking-related services in an effort to reduce operating budgets and increase efficiency.

GROWTH STRATEGY

     Our strategy is to strengthen our position as the leading parking provider in Canada while significantly expanding our presence into selected markets in the United States. Key elements of this growth strategy include:

     Increase penetration of existing core markets. We will seek to leverage our long-standing relationships with real estate owners in cities where we currently have significant operations. Our reputation for premium service, our local market knowledge and our management infrastructure, allow us to compete aggressively for new business in these core cities. Because existing parking operations are sufficient to cover the costs of local and regional personnel, additional parking operations in these markets will provide a greater contribution to our profits than the operations in new markets. As we compete for new business, it will also be critical to retain and improve the profitability of existing contracts. We have historically achieved a favorable contract renewal rate, which we attribute to our strong operating performance and focus on client satisfaction. Over the past five years, we have retained 90% of all management contracts and leases that have come up for renewal, where renewal is calculated as 100% minus lost locations divided by the sum of locations at the beginning of the year acquired and, added during the year.

     Pursue aggressive growth in other urban markets. We have targeted major cities in Canada and the United States where we currently have little or no presence for aggressive expansion. We believe that expansion in the United States will be the key component to enhancing our overall profitability. This is because we have little presence in the United States, the largest parking market in the world, and key members of our new management team have significant experience in the United States. Also, there are far greater opportunities to bid for contracts in the United States than in Canada where we already dominate the industry. Additionally, parking rates and average profits per facility tend to be higher than in Canada. Our strategy is to enter a new market only if we believe we can quickly gain a significant position in the market, with sufficient "critical mass" to compete effectively and realize economies of scale. We will pursue opportunities in these markets either through acquisition or by establishing our own operations there.

     Pursue acquisition opportunities. We believe there are significant opportunities to expand our business through the acquisition of smaller operators, both in existing core markets and in other targeted cities where we believe we can attain a significant market share. The parking industry is highly fragmented and we believe that many of our smaller competitors have limited access to capital or do not have the systems or the scale to compete effectively. We have successfully completed five acquisitions in the last five years (adding approximately 300 facilities). Typically, we seek to acquire smaller local operators with several years of experience in their market. We believe this allows for the immediate understanding of the market and provides a platform for additional acquisitions and increased penetration in the same city. We believe we can improve operations and profitability in these acquired locations by implementing our systems and professional management techniques.

     Participate in outsourcing and privatization trends. We believe significant opportunities for growth will result from the current trend toward outsourcing and privatization of parking services. We believe we are particularly well positioned to participate in these trends because we are able to provide parking facility management and related services at lower costs and higher service levels than those provided by municipalities, hospitals and universities. We have been successful in the past in working with the City of Victoria and the City of Nanaimo to issue municipal tickets on our lots and have parking contracts for the City of Coquitlam, the University of British Columbia and the British Columbia Transit Authority. We believe that our status as the only major parking company with its own ticketing, patrolling and collection operations will enhance our ability to compete for outsourcing business.

OPERATING STRATEGY

     We seek to increase the revenues and profitability of our parking facilities through a variety of operating strategies, including the following:

     Focus on larger urban markets. We intend to focus on larger urban markets. We believe that (i) urban markets are more resistant to economic downturns, (ii) property owners and real estate asset managers in these markets typically have a presence in other cities, which provides opportunities to leverage these relationships to expand to new locations, (iii) the typically higher prices charged in these markets can support our premium service levels, and (iv) our management team has significant expertise in these markets.

     Focus on increasing profitability. We believe there is a significant opportunity to increase the profitability of existing and future operations and we intend to focus on the profitability of our operations. Our policy is to continue to operate only those facilities that meet or exceed EBITDA targets. Generally, we will seek to close or renegotiate the arrangements with respect to facilities that do not meet our targets within the next 12 months following our identification of such arrangements. We will also seek to reduce overhead costs through a program of continuing cost cutting initiatives, including labor cost reduction, exploiting purchasing power and other economies of scale and ongoing improvements of automation and technology.

     Increase proportion of leased facilities. We intend over time to increase the number of facilities we operate under lease relative to the number we operate under a management contracts. Historically, our net profits have been significantly higher on leased facilities than on managed facilities. Our goal is to have a higher proportion of leased facilities than managed facilities. We believe a mix of leased, managed, and owned parking facilities will diversify our operations, providing us with a balance of lower risk and lower profit managed operations, and higher risk and higher profit leased and owned operations.

     Provide consistently high level of service. Our goal is to provide a uniformly high level of quality and service across all of the facilities we manage, characterized by clean, well-lit, secure and pleasant surroundings, attractive graphics and signage, and professional, courteous and well-dressed staff. We also offer a wide range of optional premium services, including valet parking, concierge services, car washing, dry cleaning drop off and pick up and vehicle repair. These premium services are typically offered to owners of first-class properties who seek to provide their tenants with the highest possible level of service to help differentiate their property from competing properties. Recently our Toronto branch was awarded the 1999 Pinnacle Award by the Building Owners and Managers Association of Ontario in recognition of exemplary customer service.

     Continue to implement standardized systems and controls. Over the course of more than 35 years in the parking management business, we have developed sophisticated and comprehensive management systems and controls, which we seek to implement uniformly at all facilities we manage. These systems include accounting and financial management and reporting practices, general operating procedures, training, employment policies and practices, cash controls, marketing procedures and visual image. We believe that our standardized systems and controls enhance our ability to successfully expand our operations into new markets.

     Aggressively implement technology and automation. We believe that automation and technology can enhance customer convenience, lower labor costs, improve cash management and increase overall profitability. We have been a pioneer in the field of introducing automation and technology to the parking business and we were among the first to widely adopt innovations such as the use of credit card payment systems, hand-held computers to track violators and issue citations, bar-code scanners to ensure monthly parkers are using the correct lot and are up-to-date in payment and entry and exit gates incorporating sensing equipment that can automatically recognize and admit authorized vehicles. We believe we have a greater proportion of unmanned facilities than any of our major Canadian or U.S. competitors, and that this gives us a cost advantage as we compete for business. We have also developed a sophisticated management information system that enables us to effectively track revenue and manage cash on a daily basis and generate a wide variety of internal reports, as well as customized reports requested by our clients.

     Implement incentive compensation program. We have adopted a performance-based compensation system for city managers, vice presidents and others based on the profitability of each individual's area of responsibility. We believe this program will enhance the entrepreneurship of our management-level employees by tying their compensation directly to improvements in the profitability of the operations they manage and will encourage them to improve operations and control costs.

     Provide profitable patrol, enforcement and ticketing services. We seek to increase the profitability of our overall operations by providing parking lot patrol, enforcement and ticketing services, both at our own facilities and at facilities operated by others. We believe there are significant opportunities to market these services to facilities not operated by us, especially those owned by municipalities or by suburban retail centers, who wish to discourage all-day parkers by enforcing parking regulations favoring short-term parkers.

     Maintain strict cash control. Strict cash control is critical to our success and that of our clients. Our cash control procedures are based on a ticketing system supervised by high level managers and include on-site spot checks, multiple daily cash deposits, local audit functions, managerial oversight and review, and internal audit procedures. It is our policy that tickets and gate counts are reconciled daily against cash collected. We believe our cash control procedures are effective in minimizing the loss of revenues at parking facilities.

PARKING FACILITIES AND SURFACE LOTS

     The following table summarizes certain information regarding our parking facilities and surface lots as of September 30, 1999.

                                  LEASED           MANAGED            OWNED             TOTAL
                               -------------    --------------    -------------    ---------------
LOCATION                       LOTS   SPACES    LOTS   SPACES     LOTS   SPACES    LOTS    SPACES
--------                       ----   ------    ----   -------    ----   ------    -----   -------
CANADA
BRITISH COLUMBIA
Vancouver....................  214    21,017    355     86,347     --       --       569   107,364
Other........................   27     1,686     17      3,327     --       --        44     5,013
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................  241    22,703    372     89,674     --       --       613   112,377
ALBERTA
Edmonton.....................   99     7,485     39      5,891      2      623       140    13,999
Calgary......................  104    12,970      9      4,384      3      345       116    17,699
Banff........................    2        83      6        612     --       --         8       695
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................  205    20,538     54     10,887      5      968       264    32,393
SASKATCHEWAN
Saskatoon....................   49     3,272      7      1,450     --       --        56     4,722
Regina.......................   48     2,536      8      1,725      1       20        57     4,281
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................   97     5,808     15      3,175      1       20       113     9,003
MANITOBA
Winnipeg.....................   73     4,598     69     15,284      9(1)   682       151    20,564
ONTARIO
Toronto......................   33     5,668     76     32,441      1       50       110    38,159
Hamilton.....................    4       595     11      3,909     --       --        15     4,504
London.......................    4       779      9      2,192     --       --        13     2,971
Ottawa.......................    2       144      9      5,348     --       --        11     5,492
Windsor......................    1        63      6        409     --       --         7       472
Sudbury......................    2       570      3        875     --       --         5     1,445
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................   46     7,819    114     45,174      1       50       161    53,043
QUEBEC/OTHER
Montreal.....................    4       201     15      3,457     --       --        19     3,658
Halifax......................    3        64      6        923     --       --         9       987
St. John's...................    2       246      4        621     --       --         6       867
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................    9       511     25      5,001     --       --        34     5,512
TOTAL CANADA.................  671    61,977    649    169,195     16    1,720     1,336   232,892
UNITED STATES
Minneapolis..................   26     3,073     23      6,387     --       --        49     9,460
Milwaukee....................   13     2,323      1         50     --       --        14     2,373
Buffalo......................    6     1,552      2        774     --       --         8     2,326
Seattle......................   --        --      5      1,520     --       --         5     1,520
Cincinnati...................   --        --      1      1,605     --       --         1     1,605
                               ---    ------    ---    -------    ---    -----     -----   -------
TOTAL UNITED STATES..........   45     6,948     32     10,336     --       --        77    17,284
TOTAL........................  716    68,925    681    179,531     16    1,720     1,413   250,176
                               ===    ======    ===    =======    ===    =====     =====   =======

---------------

(1) Represents nine parking facilities located on seven properties acquired from First Union.

OPERATING ARRANGEMENTS

     We operate parking facilities under three general types of arrangements: leases, management contracts, and fee ownership. As of September 30, 1999, we leased 716 parking facilities, operated 681 parking facilities through management contracts and owned 16 parking facilities.

     The general terms and benefits of these types of arrangements are described below:

     Leases. Under a lease arrangement, the parking facility operator generally pays either a fixed annual rent, a percentage of gross customer collections, or a combination thereof to the property owner. The parking facility operator collects all revenues and is responsible for most operating expenses, but is typically not responsible for major maintenance. In contrast to the management contracts, lease arrangements are typically for terms of three to ten years and typically contain a renewal term, and provide for a fixed payment to the facility owner regardless of the operating earnings of the parking facility. As a result, the leased facilities generally require a longer commitment and a larger capital investment by the parking facility operator than do managed facilities, but generally provide a greater opportunity for long-term revenue growth.

     Management Contracts. Under a management contract, the facility manager generally receives a base monthly fee for managing the facilities and often receives an incentive fee based on the achievement of facility revenues above a base amount. Facility managers generally charge fees for various ancillary services such as accounting, equipment leasing and consulting. Responsibilities under a management contract include hiring, training and staffing parking personnel, and providing collections, accounting, record-keeping, insurance and facility marketing services. In general, the facility manager is not responsible for providing security or guard services. Under typical management contracts, the facility owner is responsible for operating expenses such as taxes, license and permit fees, insurance premiums, payroll and accounts receivable processing and wages of personnel assigned to the facility. In addition, the facility owner is responsible for non-routine maintenance, repair costs and capital improvements. The typical management contract is for a term of one to three years (though the owner often reserves the right to terminate, without cause, on 30 days' notice) and may contain a renewal clause.

     Fee ownership. Under fee ownership arrangements, the parking facility operator owns the property and fixtures. Ownership of parking facilities typically requires a larger capital investment than managed or leased facilities but provides maximum control over the operation of the parking facility, and all increases in revenue flow directly to the owner. Ownership provides the potential for realizing capital gains from the appreciation in the value of the underlying real estate, but it also subjects the property owner to risks including reduction in value of the property and additional potential liabilities, as well as additional costs such as real estate taxes and structural, mechanical or electrical maintenance or repairs.

ENFORCEMENT AND COLLECTIONS

     Many of our parking lots are operated with parking meters and without parking lot attendants. We enforce user payment at these lots by having patrollers circulate regularly through lots to identify delinquent parkers and issue violation notices. We use innovative technology which enables our patrollers to monitor and identify first-time and repeat offenders using hand-held computers. The hand-held computers are updated daily to mainframe computers that track violation history. This equipment generates violation notices for first-time offenders. Payments on account of these violation notices are collected by our collections operation and all of the proceeds become our revenues. Therefore, we have a direct incentive to issue ticket and collect violation notice payments from parking violators.

     We facilitate information collection by using current technology including bar scanning systems. We have successfully marketed our ticketing collections business to municipalities, which have traditionally used less efficient manual systems. Parking lot supervisors travel to each lot on a regular basis to collect cash from both parking meters and lot attendants in order to keep cash balances low and reduce the potential for shrinkage.

MANAGEMENT INFORMATION SYSTEMS

     We have made a significant commitment to technology over the last several years to provide our employees the tools to perform efficiently in today's competitive environment, to provide our landlords the information they expect from a parking operator and to provide management the reporting necessary to manage the business.

     The following is a brief list of key features of our information system:

     - Monthly Parking System -- a sophisticated system developed in-house to manage our more than 100,000 active monthly parkers;

     - Attendant System - a control system developed in-house to assist in balancing, recording, reporting and auditing attendant transactions;

     - Parking Meter System -- a control option developed in-house to assist in balancing, recording, reporting and auditing parking meter transactions at "unattended" locations;

     - Vehicle Violation System -- a system developed in-house to manage the approximately 700,000 violation notices issued per year; and

     - Financial Reporting System -- an in-house developed general ledger, accounts payable and landlord reporting system to report to our management and landlords. This is a new system completed in Spring of 1999.

     Our information system runs on a Unisys mainframe computer which connects to all of our major branch offices. The computer system is scalable and, as the applications have only recently been developed, a continued moderate annual investment in technology and continued development enhancement should be able to meet our business objectives for the next few years.

COMPETITION

     The parking industry is fragmented and highly competitive, with few barriers to entry. We compete regularly with a wide variety of parking service providers to retain our operations and to expand our operations in existing and new markets. Our largest competitors in North America are Central Parking Corporation, Apcoa/Standard Parking, Inc. and Ampco System Parking. Each of these companies operates more parking facilities and lots in the United States than we do presently, while we operate more parking facilities and lots in Canada than any of them. In addition, we compete with many regional or local parking service providers, as well as municipalities and other governmental entities, property owners and others.

     We compete for clients based on rates charged for service, ability to generate revenues and control expenses for clients, range and quality of services and ability to expand operations.

REGULATION

     Our business is not substantially affected by direct governmental regulation, however, several provincial, state and local laws have been passed in recent years that encourage car pooling and the use of mass transit, including, for example, laws prohibiting employers from reimbursing employee parking expenses. Laws and regulations that reduce the number of cars and vehicles being driven could hurt our business. We are also affected by laws and regulations (such as zoning ordinances and business taxes) that are common to any business that owns or leases real estate and by regulations (such as labor and tax laws) that affect companies with a large number of employees.

     Under various federal, provincial, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with ownership or operation of parking facilities, we may be potentially liable for such costs. Although we are currently not aware of any material environmental claims pending or threatened against us or any of our owned or operated parking facilities, there can be no assurance that a material environmental claim will not be asserted against us or against our owned or operated parking facilities. The cost of defending against claims of liability, or of remediating a contaminated property, could have a material adverse effect on our financial condition or results of operations.

     Various other governmental regulations affect our operation of parking facilities, both directly and indirectly. In the United States, these include the Americans with Disabilities Act, or ADA. Under the ADA, all public accommodations in the United States, including parking facilities, are required to meet certain federal requirements related to access and use by disabled persons. For example, the ADA requires parking facilities to include handicapped spaces, headroom for wheelchair vans, attendants' booths that accommodate wheelchairs, and elevators that are operable by disabled persons. We believe that the parking facilities we own and operate are in substantial compliance with these requirements.

EMPLOYEES

     As of September 30, 1999, we employed approximately 1,940 individuals, including approximately 1,300 full-time and 640 part-time employees. We believe that our employee relations are good. Approximately 47% of our Canadian employees (some 816 employees) are represented by unions, including the Construction and Specialized Workers' Union Local 1611 (British Columbia), Christian Labour Association of Canada Local 501 (British Columbia), Service Employees International Union (Regina), Saskatchewan Joint Board, Retail, Wholesale & Department Store Union Local 558 (Saskatoon), Canada Labour Congress (Winnipeg), Steelworkers (Sudbury), Teamsters (Ottawa), SEIU, UFCW (Toronto), SEIU (London), Le Syndicat des employes, Union des employes de service (Montreal).

LITIGATION

     The provision of services to the public entails an inherent risk of liability. We are engaged from time to time in routine litigation incidental to our business. Other than a case involving Eau Claire Market in Calgary, Alberta described below, there is no legal proceeding to which we are a party which, if decided adversely could materially harm our financial condition. We attempt to disclaim liability for personal injury and property damage claims by printing disclaimers on our ticket stubs and by placing warning signs in the facilities we operate. We also carry liability insurance that we believe meets or exceeds industry standards. We can provide no assurance, however, that any future legal proceedings (including any related judgments, settlements or costs) will not have a material adverse effect on our financial condition, liquidity or results of operations.

     The Eau Claire Market litigation involves a claim by the new owner of a property which we lease. The new owner asserts that it did not receive full disclosure of the terms of our lease and, therefore, that we are required to pay higher rent for the property. We believe that this claim is without merit. If, however, we do not prevail in the litigation, the amount which we might be required to pay to the owner could be material.

     Imperial Parking Limited, which will be a subsidiary of Impark after the distribution, is a defendant in a lawsuit brought by Newcourt Financial Ltd. as the assignee of Oracle Corporation Canada Inc. The suit alleges that Imperial Parking and FUMI owe approximately $825,000 under a software license and services agreement. We believe that these claims are without merit, however the legal action is in its earliest stages. FUMI has agreed to indemnify Impark in full with respect to this claim.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors, and their ages as of December 31, 1999, are as set forth below. Each of the individuals who is to serve as a director will begin that service immediately prior to the Distribution.

NAME                                   AGE                           POSITION
----                                   ----                          --------
Charles E. Huntzinger................   52     President and Chief Executive Officer, Director
J. Bruce Newsome.....................   49     Senior Vice President, Chief Financial Officer
Bryan L. Wallner.....................   40     Senior Vice President, Operations
David Schonberger....................   44     Vice President
William A. Ackman(1).................   33     Chairman, Director
Daniel P. Friedman...................   42     Vice Chairman, Director
Talton R. Embry(2)...................   53     Director
Armand E. Lasky(2)...................   52     Director
William A. Scully....................   37     Director
Beth A. Stewart......................   43     Director
Mary Ann Tighe(1)....................   51     Director
David J. Woods(2)....................   50     Director

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     CHARLES E. HUNTZINGER has served as president and chief executive officer since joining Imperial Parking in January 1999. From 1993 until December 1998, Mr. Huntzinger was associated with Central Parking Corporation where he was vice-president for the Midwest Region and, later, for the New York Region. From 1992 until 1993 Mr. Huntzinger was vice president of Spectacore, a stadium management company and owner of the Philadelphia Flyers; he was in charge of parking operations. Mr. Huntzinger was the chief operating officer for Parkway Corporation from 1978 until 1992, where he was in charge of parking operations nationwide.

     J. BRUCE NEWSOME has served as senior vice president and chief financial officer of Impark since 1989. From 1986 to 1989, Mr. Newsome served as vice president for finance and controller. Prior to 1989, Mr. Newsome served as Impark's controller. He has been involved in several acquisitions in the last 16 years and is responsible for ensuring that financial, accounting, MIS and treasury systems will accommodate expansion plans. Before joining Imperial Parking, Mr. Newsome was a senior manager at the accounting firm of KPMG.

     BRYAN L. WALLNER became senior vice president of Imperial Parking in March 1999. Prior to joining Impark, Mr. Wallner was a regional manager for Central Parking Corporation ("Central Parking"). He guided Central Parking's growth in the Midwest, opening offices in four new cities. He has expertise in stadium/arena, mixed use, retail, office as well as valet, shuttle, and patrol contracts. Mr. Wallner began his career in the parking industry in 1987 with Central Parking Corporation in St. Louis, Missouri.

     DAVID SCHONBERGER will become a vice president of Impark upon the Distribution. He has been executive vice president of First Union since November 1998, where he is primarily responsible for retail, office and residential projects. From November 1997 to November 1998, he was senior vice president of Enterprise Asset Management Inc. At Enterprise, he was responsible for retail and raw land development projects. Since January 1990, Mr. Schonberger has been director of Legacy Construction Corporation, a privately held leasing and project management company specializing in institutional property management and oversight of specialty construction and development projects. In February 1996, Legacy Construction Corporation merged with Peter Elliot Corporation to form Peter Elliot LLC. From February 1996 to October 1997, Mr. Schonberger served as treasurer and manager of Peter Elliot LLC.

     DANIEL P. FRIEDMAN will become vice chairman of the Impark board of directors upon the Distribution. He has served as president, chief executive officer and a trustee of First Union since November 1998. He was president and chief operating officer of Enterprise Asset Management, Inc. from June 1996 to November 1998 and was executive vice president and chief operating officer of Enterprise from February 1992 to June 1996. At Enterprise, he was responsible for asset management and new business development. From September 1994 to November 1998, Mr. Friedman was a manager of all the Cheshire Limited Liability Companies ("Cheshire"). Cheshire acquires and restructures non-performing underlying residential co-op mortgage loans and unsold co-op apartments. From May 1993 to December 1997, Mr. Friedman was a board member of Emax Advisors, Inc. From May 1993 to December 1996, he was a board member of Emax Securities, Inc., a NASD broker/dealer.

     WILLIAM A. ACKMAN will become chairman of the Impark board of directors upon the Distribution. He has been chairman of the board of trustees of First Union since June 1998. Since January 1, 1993, through a company he owns, Mr. Ackman has acted as co-investment manager of three investment funds: Gotham L.P., Gotham III L.P. and Gotham International Advisors, L.L.C.

     TALTON R. EMBRY has been the chairman of Magten Asset Management Corp. ("Magten") since 1998, where he is the chief investment officer for Magten's clients. He has been with Magten since 1978. Mr. Embry is also a director of Anacomp, Inc., Salant Corporation and BDK Holdings, Inc.

     ARMAND E. LASKY has been the president of Empire State Collateral Corporation Real Estate ("Empire State") since 1983, where he oversees the acquisition of parking properties and related commercial real estate.

     WILLIAM A. SCULLY has been vice chairman of the board of trustees of First Union since November 1998. Mr. Scully has been a partner of Apollo since 1996 and is responsible for new investments and investment management. From 1994 to 1996, Mr. Scully was a senior vice president of O'Connor Capital, Inc., the general partner of The Argo Funds, and the director of acquisitions for The Argo Funds. From 1993 to 1994, Mr. Scully directed private investment activities for entities related to Clark Construction and The Carlyle Group, primarily in land development projects in suburban Washington, D.C.

     BETH A. STEWART has been president of Stewart Real Estate Capital since 1993, where she has been involved with numerous equity investments in private and public securities with partners and properties throughout the United States. Ms. Stewart worked for Goldman, Sachs & Co. from 1980 to 1992 where she was vice president of the Real Estate Department from 1986 until 1992. Ms. Stewart is a director of General Growth Properties, Inc.

     MARY ANN TIGHE has been vice chairman of Insignia/ESG, a commercial real estate firm, since January 1999. From 1993 until January 1999 she was an executive managing director and from June 1992 until March 1993 was senior managing director. She has also chaired the Executive and Strategic Planning Committees of Insignia since November 1998. Ms. Tighe is a trustee of First Union.

     DAVID J. WOODS has been president of Pattison Outdoor Group, an outdoor advertising firm since May 1997. From January 1997 to April 1997, Mr. Woods was vice president for finance at Interactive Media Inc. From September 1995 until December 1996 he was senior vice president for finance at Gannett Inc. From January 1995 until August 1995 Mr. Woods was executive vice president at Mediacom Inc.

     Following the Distribution, the Impark board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of two Class I directors (Mr. Lasky and Ms. Tighe), three Class II directors (Messrs. Embry, Huntzinger and Woods) and three Class III directors (Messrs. Ackman and Friedman and Ms. Stewart). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2000, 2001 and 2002, respectively.

     Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has an executive committee, composed of Messrs. Ackman, Friedman and Huntzinger and Ms. Stewart, which oversees all aspects of the management of the business of Impark. In addition, the board of directors has a compensation committee, composed of Mr. Ackman and Ms. Tighe, which makes recommendations concerning salaries and incentive compensation for our employees and consultants and administers and grants stock options pursuant to our stock option plans. The board of directors also has an audit committee, composed of Messrs. Embry, Woods and Lasky, which reviews the financial statements of Impark that will be issued to its shareholders, the results and scope of the annual audit and other services provided by our independent public accountants and reviews matters that arise from time to time related to our internal accounting controls.

DIRECTOR COMPENSATION

     The directors of Impark will receive the following compensation:

     -  $1,500 for each board meeting attended;

     - $500 for each board meeting participated in by telephone or committee meeting; and

     - an annual grant of $20,000 worth of Impark common stock, valued at the time of the grant, but vesting one year after the grant.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the year ended December 31, 1999 for Impark's chief executive officer and for the two other executive officers whose salary and bonus totaled at least $100,000 for 1999.

     In accordance with the rules of the Securities and Exchange Commission the compensation set forth in the table below does not include medical, group life and other benefits which are available to all of our salaried employees, or perquisites or other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities Exchange Commission have been omitted where no information was required to be disclosed under these columns.

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION
                                                              --------------------------------
NAME AND PRINCIPAL POSITION                                    SALARY      BONUS     ALL OTHER
---------------------------                                   --------    -------    ---------
Charles E. Huntzinger
President and Chief Executive Officer(1)(2).................  $500,000    $29,100     $10,000
Bryan L. Wallner
  Senior Vice President(3)(4)(5)............................  $205,500    $20,000     $ 4,150
J. Bruce Newsome
  Senior Vice President and Chief Financial Officer(6)......  $136,900    $15,400          --

---------------

(1) Paul Clough resigned as President and Chief Executive Officer on January 4, 1999 and Mr. Huntzinger was appointed to those offices effective January 4, 1999.

(2) The amount listed for Mr. Huntzinger's bonus was a payment to compensate him for various costs associated with his relocation.

(3) Mr. Wallner's salary is prorated to reflect the fact that he started in February 1999. His annual salary is at a rate of $237,500.

(4) The amount listed for Mr. Wallner's bonus was a signing bonus paid upon his joining Impark.

(5) Mr. Wallner's other compensation consists of use of a car that Impark rents for him.

(6) Mr. Newsome's salary and bonus are paid in Canadian dollars. The figures in this table were converted to Canadian dollars, based on a conversion rate of
    1.45 Canadian dollars to one US dollar on January 7, 2000, as published in the Federal Reserve Statistical Release, January 10, 2000.

STOCK PLANS

     A total of 315,000 shares of Impark common stock have been reserved for issuance in the aggregate under our stock plan described below.

2000 Stock Incentive Plan. Under our 2000 Stock Incentive Plan, a variety of awards, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, stock appreciation rights, restricted and unrestricted stock awards and other stock-based awards, may be granted to our officers, employees, directors, consultants and advisors and officers, employees, directors, consultants and advisors our subsidiaries. The board of directors has authorized the compensation committee to administer the Stock Incentive Plan. While we currently anticipate that most grants under the Stock Incentive Plan will consist of stock options, we may also grant stock appreciation rights, which represent the right to receive any excess in value of the shares of common stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of Impark common stock, subject to our right to repurchase all or part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; or unrestricted stock awards, which represent grants of shares to participants free of any restrictions under the Stock Incentive Plan. Options or other awards that are granted under the Stock Incentive Plan but expire unexercised are available for future grants. As of December 31, 1999, we had no options to purchase common stock or other awards under the Stock Incentive Plan, but we expect to grant options to purchase shares of Impark common stock in the near future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer has served as a director of or member of the compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers serve as a director of or member of the compensation committee of the board of directors.

EMPLOYMENT AGREEMENTS

     Mr. Huntzinger's five-year employment agreement, effective January 1999, provides for a base salary of $500,000 for the first year. It provides for a base salary in the second year of $425,000 plus an adjustment based on the Consumer Price Index with respect to Vancouver, British Columbia.

     In the event that Mr. Huntzinger resigns because Impark is not complying with the terms of the agreement, he will be eligible for a lump sum cash payment equal to two times the sum of his then base salary plus his prior year's bonus. The sum is guaranteed to be not less than $500,000.

     Mr. Wallner's five-year employment agreement, effective March 1999, provides for a base salary of $237,500 per year. The agreement also provides that Mr. Wallner is eligible to earn a bonus of 1.75% the increase of Impark's EBITDA over its EBITDA for 1998.

     Mr. Newsome's four-year employment agreement, effective January 1998, provides for a base salary of $136,900 in the first year. The base salary is subject to annual adjustment by the Compensation Committee and for changes based on the Consumer Price Index with respect to Vancouver, British Columbia. The agreement also provides for a bonus to be determined by the Compensation Committee annually.

     In the event that Impark chooses not to renew Mr. Newsome's contract, he will be entitled to a lump sum payment equal to his total salary for the preceding 24 month period.

     Mr. Schonberger's employment arrangements with Impark provide for him to serve on an at-will basis at a salary of $112,500 per year. Mr. Schonberger is not obligated to work for Impark on a full-time basis and Mr. Schonberger will continue in his current duties at First Union.

     Mr. Friedman's employment arrangements with Impark provide for him to serve on an at-will basis at a salary of $82,500 per year. Mr. Friedman's employment agreement does not require Mr. Friedman to work for Impark on a full-time basis, and Mr. Friedman will continue in his current duties at First Union while working for Impark.

     In addition to the employment arrangements with Messrs. Huntzinger, Wallner, Friedman and Schonberger described above, Impark has agreed to grant each of those individuals options to purchase its common stock as follows:

Charles E. Huntzinger.....................................   94,500 shares
Bryan L. Wallner..........................................   21,000 shares
David Schonberger.........................................   25,600 shares
Daniel P. Friedman........................................   51,450 shares

     We expect to grant these options only after a trading market for the Impark's common stock has been established, in order to permit us to determine the exercise price of the options based on the fair market value of the shares of common stock. We will determine the fair market value as the average of the closing prices for Impark's common stock on the first 45 trading days following the Distribution. The options will vest or become exercisable over a four-year period. In addition, the options will provide for their exercise price to increase at a rate of 10% per year.

     Messrs. Huntzinger and Wallner also have an agreement with Impark to permit them to maintain their level of ownership of Impark if Impark sells additional shares of stock. Under the terms of this arrangement, Impark will grant additional options to Messrs. Huntzinger and Wallner each time Impark sells shares of its capital stock for cash until Impark has sold a total of $30 million worth of stock. The additional options will be sufficient to maintain the percentage of Impark's outstanding shares and options represented by each individual's options prior to the sale of stock. The new options will have an exercise price equal to the fair market value of Impark's common stock when granted and will have the same vesting schedule as each individual's existing options.

     Messrs. Friedman and Schonberger are expected to have an arrangement similar to that of Messrs. Huntzinger and Wallner, except that their arrangement is expected to require that they purchase some significant part of the shares necessary to maintain their percentages.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth, with respect to each member of the board of directors, the executive officers, and all directors and executive officers as a group, information relating to their anticipated beneficial ownership of Impark shares as of the date of the Distribution.

                                                               AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)    PERCENT
------------------------                                      -----------------------    -------
DIRECTORS
  Charles E. Huntzinger (also an executive officer).........                35                *
  William A. Ackman(2)......................................           292,061           13.91%
  Daniel P. Friedman(3).....................................            19,937                *
  Talton R. Embry(4)........................................           307,564           14.65%
  Armand E. Lasky...........................................                50                *
  William A. Scully(5)......................................                 0                0
  Beth A. Stewart...........................................               225                *
  Mary Ann Tighe(6).........................................               375                *
  David J. Woods............................................                 0                0
EXECUTIVE OFFICERS
  J. Bruce Newsome..........................................                 0                0
  Bryan L. Wallner..........................................                 0                0
  David Schonberger(7)......................................            25,812            1.23%
All directors and executive officers (11 in number) as a
  group.....................................................           646,059           30.76%

---------------

*   Beneficial ownership does not exceed 1%.

(1) Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule. Each director and executive officer has sole voting and investment power with respect to the amounts shown or shared voting and investment powers with his or her spouse, except as indicated below.

(2) Mr. Ackman is the president of Karenina Corporation, a general partner of Section H Partners, LP. Section H is the sole general partner of Gotham LP and Gotham Partners III, LP. Accordingly, Mr. Ackman, Karenina Corporation and Section H may be deemed beneficial owners of shares owned by Gotham LP and Gotham III LP. Gotham International Advisors, LLC, a Delaware limited liability company, has the power to vote and dispose of the shares held for the account of Gotham Partners International, Ltd., a Cayman exempted company, and accordingly, may be deemed the beneficial owner of such shares. Mr. Ackman is a senior managing member of Gotham International Advisers and may be deemed a beneficial owner of shares owned by Gotham Partners International. For purposes of this table, all of such ownership is included.

(3) Includes 18,187 shares that Mr. Friedman has a right to acquire through the exercise of First Union options within 60 days after December 31, 1999.

(4) Mr. Embry is the chairman of Magten Asset Management Corp. and, accordingly, may be deemed a beneficial owner of shares owned by Magten. For purposes of this table, all such ownership is included. Mr. Embry disclaims beneficial ownership of 222,638 shares owned by clients of Magten, 62,006 shares owned by Magten's pension and profit sharing plans of which Mr. Embry is a trustee, 2,275 shares owned by his wife and 5,425 shares owned by his children. Mr. Embry shares investment and/or voting power with respect to the shares held by Magten clients.

(5) Mr. Scully is a limited partner of Apollo LP. As a limited partner, he has no right to vote or dispose of any Shares held by Apollo LP, and therefore does not beneficially own any Shares held by Apollo LP.

(6) Ms. Tighe is a limited partner of Gotham L.P. As a limited partner of Gotham L.P., she has no right to vote or dispose of any shares held by Gotham L.P., and therefore does not beneficially own any Shares held by Gotham L.P.

(7) Includes 25,812 shares that Mr. Schonberger has a right to acquire through the exercise of First Union options within 60 days after December 31, 1999.

     The following table sets forth, according to publicly available information on file with the Commission as of the dates indicated in the accompanying footnotes, except as otherwise indicated, information concerning each person known by Impark to be the beneficial owner of more than 5% of First Union shares and, therefore, who would own a similar percentage of Impark shares after the Distribution.

                                                               AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)    PERCENT
------------------------                                      -----------------------    -------
Gotham Partners, L.P.(2)....................................          292,061            13.91%
Gotham International Advisors, L.L.C.
Gotham Partners III, L.P.
110 East 42nd Street
New York, NY 10017

Apollo Real Estate Investment Fund II, L.P.(3)..............          149,518             7.12%
c/o Apollo Real Estate Advisors II, L.P.
1301 Avenue of the Americas
New York, NY 10019

Magten Asset Management Corp. (4)...........................          285,326            13.59%
35 East 21st Street
New York, NY 10010

Snyder Capital Management, L.P. (5).........................          207,445             9.88%
350 California Street
Suite 1460
San Francisco, CA 94104

---------------
(1) Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule.

(2) The information regarding this holder was received by Impark from a Schedule 14A filed with the Commission on October 14, 1999. Gotham L.P. has sole voting and investment power with respect to 216,556 shares, Gotham International Advisers has shared voting and investment power with respect to 71,583 shares and Gotham III L.P. has sole voting and investment power with respect to 3,922 shares.

(3) The information regarding this holder was received by Impark from a Schedule 14A filed with the Commission on October 14, 1999. This holder has shared voting and investment power with respect to all of its shares.

(4) The information regarding this holder is as of December 31, 1999, and was obtained from Magten Asset Management Corporation. This holder has sole voting and investment power with respect to 62,006 shares, shared voting and investment power with respect to 117,793 shares, and shared investment power with respect to 104,845 shares.

(5) The information regarding this holder was received by Impark from a Schedule 14A filed with the Commission on October 14, 1999. This holder has shared voting and investment power with respect to 168,467 shares and shared investment and no voting power with respect to 38,978 shares.

                              CERTAIN TRANSACTIONS

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with all of our executive officers. We have also agreed to grant options to our executive officers. See "Management -- Employment Agreements."

AFFILIATE TRANSACTION POLICY

     We have adopted a policy providing that all material transactions between us and our officers, directors and other affiliates must be:

     - Approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors; and

     - On terms no less favorable to us than could be obtained from unaffiliated third parties.

CONSULTING RELATIONSHIP WITH MS. BETH A. STEWART

     Ms. Stewart worked for First Union under a consulting agreement dated February 1999. Through December 31, 1999, her fees under this agreement were $157,500 plus out of pocket expenses.

AGREEMENT WITH PATTISON OUTDOOR GROUP

     Pattison Outdoor is the largest outdoor advertising company in Canada with billboards in all the major markets in the country. David Woods, who will become director of Impark immediately prior to the Distribution, is the president of Pattison Outdoor. Pursuant to a competitive bidding process, Pattison Outdoor entered into a 10-year exclusive agreement with Impark to place a substantial number of billboards (approximately 265 advertising faces) of various design on Impark-operated parking lots throughout Canada. The agreement between Imperial Parking and Pattison Outdoor runs from July 1, 1999 to June 30, 2009. Pattison Outdoor pays Impark a fee for the right to place billboards on these parking lots and in year one these payments will be approximately $615,000 escalating to $845,000 in year 10. Prior to July 1, 1999, the companies had entered into similar agreements but covering only one to two years.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Impark consists of 10,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share. Immediately following the Distribution, there will be approximately 2,100,000 shares of common stock outstanding held by approximately 9,000 stockholders.

     The following summary of certain provisions of Impark common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation, by-laws and other agreements included as exhibits to the registration statement of which this document is a part. See "Additional Information."

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the dissolution or liquidation of Impark, subject to the prior rights of any outstanding preferred stock, the holders of common stock are entitled to receive ratably the net assets of Impark available after the payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription or redemption rights. The outstanding shares of common stock distributed in the Distribution are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future.

     At present, there is no established trading market for Impark Common Stock. We have applied to list the common stock on the American Stock Exchange under the symbol "IPK."

PREFERRED STOCK

     Under the terms of our certificate of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to 2,000,000 shares of preferred stock in one or more series. Each such series of preferred stock would have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as may be determined by the board of directors.

     The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Impark is subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Our certificate of incorporation provides for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of more than 50% of the shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitation on the method of filling vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Impark.

     Our certificate of incorporation also provides that any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting, and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by our chairman of the board, our president or our board of directors. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with advance notice and information disclosure requirements. The stockholder must deliver written notice of the matter to the secretary of Impark, to be received not less than 60 days nor more than 90 days prior to the meeting. However, if less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, the notice would have to be received by the secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating shareholder. For any other matter, the notice must set forth a brief description of the business desired to be brought and the reasons for conducting business at the annual meeting and certain information regarding the proponent stockholder. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for the common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on any mater is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of holders of more than 50% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

     Our certificate of incorporation contains certain provisions permitted under the Delaware corporate law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware corporate law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be National City Bank.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and Impark's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws limit the monetary liability of directors to Impark and to its shareholders and provide for indemnification of Impark's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Impark, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Impark also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to Impark's Certificate of Incorporation, By-Laws and Form of Indemnification Agreement for Officers and Directors which are filed as exhibits to the Registration Statement of which this Information Statement is a part.

     Under the Memorandum of Understanding regarding the Distribution, First Union is obligated, under certain circumstances, to indemnify directors and officers of Impark against certain liabilities. Reference is made to the form of Memorandum of Understanding regarding the Distribution which is filed as an exhibit to the Registration Statement of which this Information Statement is a part.

                             AVAILABLE INFORMATION

     Following the Distribution, Impark will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Impark will also be subject to the proxy solicitation requirements of the Exchange Act and will furnish holders of Impark common stock with annual reports containing consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States and audited and reported on, as well as quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Impark has filed a Registration Statement on Form 10 with the Commission to register the shares of Impark common stock to be issued on the Distribution Date under the Exchange Act. This Information Statement does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected and copied, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549. In addition, Impark is required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
IMPERIAL PARKING CORPORATION
Pro Forma Consolidated and Combined Financial Statements
  (unaudited)...............................................   F-2
  Consolidated Balance Sheet as of September 30, 1999.......   F-2
  Combined Statement of Operations for the nine months ended
     September 30, 1999.....................................   F-3
  Combined Statement of Operations for the nine months ended
     September 30, 1998.....................................   F-4
  Combined Statement of Operations for the year ended
     December 31, 1998......................................   F-5
  Notes to Pro Forma Consolidated and Combined Financial
     Statements.............................................   F-6
FUMI PARKING BUSINESS
Independent Auditors' Report................................   F-9
Combined Balance Sheets as of December 31, 1997 and 1998 and
  (unaudited) September 30, 1999............................  F-10
Combined Statements of Operations for the period from April
  17, 1997 to December 31, 1997, year ended December 31,
  1998 and (unaudited) nine months ended September 30, 1998
  and 1999..................................................  F-11
Combined Statements of Owner's Deficiency for the period
  from April 17, 1997 to December 31, 1997, year ended
  December 31, 1998 and (unaudited) nine months ended
  September 30, 1999........................................  F-12
Combined Statements of Cash Flows for the period from April
  17, 1997 to December 31, 1997, year ended December 31,
  1998 and (unaudited) nine months ended September 30, 1998
  and 1999..................................................  F-13
Notes to Combined Financial Statements......................  F-15
FUR PARKING BUSINESS
Independent Auditors' Report................................  F-32
Combined Balance Sheets as of December 31, 1997 and 1998 and
  (unaudited) September 30, 1999............................  F-33
Combined Statements of Operations for the period from April
  17, 1997 to December 31, 1997, year ended December 31,
  1998 and (unaudited) nine months ended September 30, 1998
  and 1999..................................................  F-34
Combined Statements of Owner's Equity for the period from
  April 17, 1997 to December 31, 1997, year ended December
  31, 1998 and (unaudited) nine months ended September 30,
  1999......................................................  F-35
Combined Statements of Cash Flows for the period from April
  17, 1997 to December 31, 1997, year ended December 31,
  1998 and (unaudited) nine months ended September 30, 1998
  and 1999..................................................  F-36
Notes to Combined Financial Statements......................  F-37
IMPARK HOLDINGS INC.
Independent Auditors' Report................................  F-44
Consolidated Statements of Operations and Retained Earnings
  (Deficit) for the nine months ended December 31, 1996 and
  the period from January 1, 1997 to April 16, 1997.........  F-45
Consolidated Statements of Cash Flows for the nine months
  ended December 31, 1996 and the period from January 1,
  1997 to April 16, 1997....................................  F-46
Notes to Consolidated Financial Statements..................  F-47

                      UNAUDITED PRO FORMA CONSOLIDATED AND
                         COMBINED FINANCIAL STATEMENTS

                          IMPERIAL PARKING CORPORATION
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                  (UNAUDITED)

                                                                   PRO FORMA ADJUSTMENTS (NOTE 3(A))
                                           FUMI       FUR      -----------------------------------------
                                         PARKING    PARKING                   DISCONTINUED
                                         BUSINESS   BUSINESS   INTER-ENTITY    OPERATION      FORMATION    PRO FORMA
                                         --------   --------   ------------   ------------   -----------   ---------
                                                                   (i)            (ii)       (iii)-(vii)
ASSETS
Current assets:
  Cash.................................  $   868    $ 1,448           --            (38)         7,000      $ 9,278
  Accounts receivable..................    4,200        158           --         (1,177)            --        3,181
  Receivables from related parties.....       --      1,438       (1,438)            --             --           --
  Inventory............................    3,236         --           --         (2,498)            --          738
  Deposits and prepaid expenses........    1,623         --           --           (103)            --        1,520
                                         -------    -------                                                 -------
                                           9,927      3,044                                                  14,717
Notes receivable.......................       --     35,357      (35,031)            --             --          326
Fixed assets...........................    4,450      8,582           --           (243)            --       12,789
Management and lease agreements........      735         --           --             --             --          735
Other assets...........................    3,030         --           --             --             --        3,030
Goodwill...............................   43,896         --           --             --            141       44,037
                                         -------    -------                                                 -------
                                         $62,038    $46,983                                                 $75,634
                                         =======    =======                                                 =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Rents payable to unrelated parties...  $ 6,978    $    --           --             --             --      $ 6,978
  Rents payable to FUR Parking
     Business..........................    1,093         --       (1,093)            --             --           --
  Trade accounts payable...............    8,628         16         (345)          (750)          (409)       7,140
  Income and withholding taxes
     payable...........................       --        593           --             --             --          593
  Payable to FUMI......................       --        446           --             --           (446)          --
  Deferred revenue.....................    1,700         --           --             --             --        1,700
                                         -------    -------                                                 -------
                                          18,399      1,055                                                  16,411
Long-term debt.........................   21,393         --           --             --        (21,393)          --
Notes payable to related parties.......   35,151         --      (35,031)            --           (120)          --
Payable to FUMI........................   10,748         --           --             --        (10,748)          --
Payable to First Union.................       --     26,870           --             --        (26,870)          --
Deferred revenue.......................      577         --           --             --             --          577
Deferred income taxes..................       33         20           --            (33)            --           20
Minority interest......................      459         --           --             --           (459)          --
                                         -------    -------                                                 -------
                                          86,760     27,945                                                  17,008
Shareholder's equity...................  (24,722)    19,038           --         (3,276)        67,586       58,626
                                         -------    -------                                                 -------
                                         $62,038    $46,983                                                 $75,634
                                         =======    =======                                                 =======

    See accompanying notes to pro forma consolidated and combined financial statements.

                          IMPERIAL PARKING CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)

                                                                      PRO FORMA ADJUSTMENTS
                                                 FUMI       FUR            (NOTE 3(B))
                                               PARKING    PARKING    ------------------------
                                               BUSINESS   BUSINESS   INTER-ENTITY   FORMATION   PRO FORMA
                                               --------   --------   ------------   ---------   ---------
Revenues.....................................  $48,958    $   340         (340)        (810)     $48,148
Direct costs.................................   37,631          2         (340)          --       37,293
                                               -------    -------                                -------
Gross margin.................................   11,327        338                                 10,855
Other operating expenses:
  General and administrative.................    6,642         --           --           --        6,642
  Depreciation and amortization..............    3,349         42           --            5        3,396
                                               -------    -------                                -------
                                                 9,991         42                                 10,038
                                               -------    -------                                -------
Operating income.............................    1,336        296                                    817
Other income (expense):
  Write-down of assets.......................     (101)        --           --           --         (101)
  Interest expense:
     Long-term debt..........................   (1,418)        --           --        1,418           --
     Related parties.........................   (2,985)    (2,236)       3,002        2,219           --
  Interest income from related parties.......       --      3,002       (3,002)          --           --
  Other......................................     (113)         5           --           --         (108)
                                               -------    -------                                -------
                                                (4,617)       771                                   (209)
                                               -------    -------                                -------
Income (loss) before income taxes............   (3,281)     1,067                                    608
Income taxes.................................     (186)      (357)          --          269         (274)
                                               -------    -------                                -------
Income (loss) from continuing operations.....  $(3,467)   $   710                                $   334
                                               =======    =======                                =======
Income from continuing operations per share (note 4)                                             $  0.16
                                                                                                 =======

    See accompanying notes to pro forma consolidated and combined financial statements.

                          IMPERIAL PARKING CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

                                                                    PRO FORMA ADJUSTMENTS
                                            FUMI       FUR               (NOTE 3(B))
                                          PARKING    PARKING    -----------------------------
                                          BUSINESS   BUSINESS   INTER-ENTITY     FORMATION      PRO FORMA
                                          --------   --------   ------------   --------------   ---------
Revenues...............................   $44,238    $   342         (342)           (877)       $43,361
Direct costs...........................    32,777         12         (342)             --         32,447
                                          -------    -------                                     -------
Gross margin...........................    11,461        330                                      10,914
Other operating expenses:
  General and administrative...........     9,797         --           --            (409)         9,388
  Depreciation and amortization........     4,132         31           --               5          4,168
                                          -------    -------                                     -------
                                           13,929         31                                      13,556
                                          -------    -------                                     -------
Operating income (loss)................    (2,468)       299                                      (2,642)
Other income (expense):
  Write-down of assets.................      (139)        --           --              --           (139)
  Interest expense:
     Long-term debt....................    (1,586)        --           --           1,586             --
     Related parties...................    (2,814)    (1,996)       2,814           1,996             --
     Other.............................      (477)        --           --              --           (477)
  Interest income from related
     parties...........................        --      2,814       (2,814)             --             --
                                          -------    -------                                     -------
                                           (5,016)       818                                        (616)
                                          -------    -------                                     -------
Income (loss) before income taxes......    (7,484)     1,117                                      (3,258)
Income taxes...........................      (253)      (408)          --              --           (661)
                                          -------    -------                                     -------
Income (loss) from continuing
  operations...........................   $(7,737)   $   709                                     $(3,919)
                                          =======    =======                                     =======
Loss from continuing operations per share (note 4)                                               $ (1.87)
                                                                                                 =======

    See accompanying notes to pro forma consolidated and combined financial statements.

                          IMPERIAL PARKING CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                                                  PRO FORMA ADJUSTMENTS
                                             FUMI       FUR            (note 3(b))
                                           PARKING    PARKING    ------------------------
                                           BUSINESS   BUSINESS   INTER-ENTITY   FORMATION   PRO FORMA
                                           --------   --------   ------------   ---------   ---------
Revenues.................................  $ 59,458   $   454         (454)        (959)    $ 58,499
Direct costs.............................    45,009        12         (454)          --       44,567
                                           --------   -------                               --------
Gross margin.............................    14,449       442                                 13,932
Other operating expenses:
  General and administrative.............    14,972        --           --         (409)      14,563
  Depreciation and amortization..........     5,398        45           --            7        5,450
                                           --------   -------                               --------
                                             20,370        45                                 20,013
                                           --------   -------                               --------
Operating income (loss)..................    (5,921)      397                                 (6,081)
Other income (expense):
  Write-down of assets...................   (14,976)       --           --           --      (14,976)
  Interest expense:
     Long-term debt......................    (2,033)       --           --        2,033           --
     Related parties.....................    (3,731)   (2,757)       3,725        2,763           --
     Other...............................      (778)       --           --           --         (778)
  Interest income from related parties...        --     3,725       (3,725)          --           --
                                           --------   -------                               --------
                                            (21,518)      968                                (15,754)
                                           --------   -------                               --------
Income (loss) before income taxes........   (27,439)    1,365                                (21,835)
Income taxes.............................      (516)     (392)          --           --         (908)
                                           --------   -------                               --------
Income (loss) from continuing
  operations.............................  $(27,955)  $   973                               $(22,743)
                                           ========   =======                               ========
Loss from continuing operations per share (note 4)                                          $ (10.83)
                                                                                            ========

    See accompanying notes to pro forma consolidated and combined financial statements.

                          IMPERIAL PARKING CORPORATION

       NOTES TO PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.   BASIS OF PRESENTATION:

     The pro forma consolidated and combined financial statements of Impark are based upon the historical financial statements described below after giving effect to the transactions and adjustments described in notes 2 and 3. These pro forma consolidated and combined financial statements are not necessarily indicative of the financial position and results of operations that would have been achieved had the transactions actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future.

     The pro forma consolidated and combined financial statements have been compiled from financial information in the:

     (a) unaudited combined financial statements of the FUMI Parking Business as at and for the nine months ended September 30, 1999 and for the nine months ended September 30, 1998;

     (b) audited combined financial statements of the FUMI Parking Business for the year ended December 31, 1998;

     (c) unaudited combined financial statements of the FUR Parking Business as at and for the nine months ended September 30, 1999 and for the nine months ended September 30, 1998;

     (d) audited combined financial statements of the FUR Parking Business for the year ended December 31, 1998; and

     (e)  the additional information described in note 2.

     Impark's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The pro forma consolidated statements of operations exclude non-recurring charges or credits directly attributable to the transactions described in note 2.

2.   PRO FORMA TRANSACTIONS:

     Prior to completion of the Distribution, Impark will be formed through the combination and amalgamation of the continuing business operations of the FUMI Parking Business and the FUR Parking Business under First Union. These pro forma consolidated and combined financial statements reflect the following formation transactions:

     (a) the cancellation of an existing lease agreement between the FUMI Parking Business and First Union under which certain U.S. properties owned by First Union are leased to FUMI;

     (b) the indemnification by First Union of Impark with respect to all future costs related to an existing legal dispute regarding a previously cancelled software contract;

     (c) the repayment of Impark's outstanding credit facilities by First Union in consideration for common stock of Impark;

     (d) the transfer of the continuing business operations of the FUMI Parking Business from FUMI to First Union;

     (e) the contribution by First Union to Impark of $7.0 million in cash in consideration for common stock of Impark. Of the $7.0 million contributed, $2.0 million will be restricted cash to be utilized solely towards the settlement of the goods and services tax contingency described in note 15(c)(i) to the combined financial statements of the FUMI Parking Business;

                          IMPERIAL PARKING CORPORATION

                                  (UNAUDITED)

2.   PRO FORMA TRANSACTIONS: (CONTINUED)
     (f) the contribution by First Union of its interest in a joint venture arrangement with Impark related to the development of approximately 4,900 parking spaces for the San Francisco Giants new baseball stadium, "Pacific Bell Park." Operation of the lot commences in 2000;

     (g) the acquisition of all holdings of minority interests in entities comprising the FUMI Parking Business; and

     (h) the capitalization of Impark resulting in it having issued and outstanding 2.1 million common shares with a par value of $0.01 per share.

3.   PRO FORMA ADJUSTMENTS:

     (a)  Pro forma consolidated balance sheet:

        The pro forma consolidated balance sheet gives effect to the transactions described in note 2 as if they had occurred on September 30, 1999. Pro forma transactions recognized in the consolidated balance sheet are as follows:

        (i) the elimination of all inter-entity balances between the FUMI Parking Business and the FUR Parking Business;

        (ii) the elimination of balance sheet amounts related to the FUMI Parking Business discontinued operations;

        (iii) the elimination of an amount payable in the amount of $409,000 accrued in the accounts of the FUMI Parking Business related to the legal action indemnified as described in note 2(b);

        (iv) the repayment or capitalization of long-term debt and the notes and advances payable to FUMI and First Union as described in note 2(c);

        (v)  the contribution of $7.0 million cash as described in note 2(e);

        (vi) the contribution of the joint venture interest as described in note 2(f) at its cost basis, which is estimated to equal $5.0 million at the date of contribution. The FUMI Parking Business holds the remaining joint venture interest and it is estimated that its separate cost basis will equal $1.0 million immediately prior to this contribution. As at September 30, 1999 no significant costs had been incurred and, therefore, no adjustment has been made in the pro forma consolidated balance sheet; and

        (vii) the acquisition of minority interests in the FUMI Parking Business by FUMI for consideration having an estimated fair value of $600,000. This transaction effectively represents a step purchase of the FUMI Parking Business and has been pushed down into the pro forma consolidated balance sheet. The excess of the cost of repurchase over the carrying value of the minority interest eliminated has been assigned to goodwill.

        The net equity of the predecessor entities has been accounted for as a capital contribution.

                          IMPERIAL PARKING CORPORATION

                                  (UNAUDITED)

3.   PRO FORMA ADJUSTMENTS: (CONTINUED)
     (b)  Pro forma combined statements of operations:

        The pro forma combined statements of operations give effect to the transactions described in note 2 as if they had occurred by January 1, 1998. Pro forma transactions recognized in the combined statements of operations are as follows:

        (i)   the elimination of inter-entity lease fees and interest costs;

        (ii) the elimination of the asset management fee earned during the period January 1, 1999 to September 30, 1999 for managing the United States parking properties of First Union. The fee agreement will be cancelled as described in note 2(a);

        (iii) the elimination of fees earned during the period July 1, 1997 to October 31, 1998 on certain United States parking facilities operated by the FUMI Parking Business under contracts with First Union. First Union canceled the contracts effective October 31, 1998 and, ultimately, replaced them with the fee eliminated as described in note 3(b)(ii);

        (iv) the elimination of amounts expensed in 1998 related to the indemnified matter described in note 2(b);

        (v) the elimination of interest expense on long-term debt repaid or capitalized as described in note 2(c); and

        (vi) the amortization of the goodwill that will arise from the acquisition of the minority interest described in note 2(g), calculated on a straight-line basis over a 20 year period.

        For purposes of the combined statements of operations, no adjustments have been made for interest on additional cash balances.

4.   CAPITAL STOCK:

     Capital stock as at September 30, 1999 in the pro forma consolidated balance sheet is comprised of the equity of the predecessor businesses to Impark. Pro forma income (loss) per share from continuing operations has been calculated by dividing pro forma combined income (loss) from continuing operations by 2.1 million being the estimated number of shares of Impark common stock to be issued by Impark to First Union prior to the Distribution.

     Per share information is presented as if the common shares issuable were issued at the beginning of the 1998 year.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
First Union Managements, Inc.

     We have audited the accompanying combined balance sheets of the FUMI Parking Business (note 2(a)) as at December 31, 1998 and 1997 and the related combined statements of operations, owner's deficiency and cash flows for the year ended December 31, 1998 and the period from April 17, 1997 to December 31, 1997. These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the FUMI Parking Business as at December 31, 1998 and 1997 and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from April 17, 1997 to December 31, 1997 in accordance with generally accepted accounting principles in the United States.

                                                      /s/  KPMG LLP
                                                           Chartered Accountants
Vancouver, Canada
January 12, 2000

                             FUMI PARKING BUSINESS
                            COMBINED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                           1997            1998            1999
                                                       ------------    ------------    -------------
                                                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash.............................................      $     --        $     --        $    868
  Accounts receivable..............................         7,613           6,915           4,200
  Inventory........................................         3,374           2,877           3,236
  Deposits and prepaid expenses....................         1,395           2,287           1,623
                                                         --------        --------        --------
                                                           12,382          12,079           9,927
Fixed assets (note 5)..............................         5,158           5,330           4,450
Management and lease agreements (note 6)...........         4,113           1,852             735
Other assets (note 7)..............................         1,227             589           3,030
Goodwill (note 8)..................................        66,560          45,379          43,896
                                                         --------        --------        --------
                                                         $ 89,440        $ 65,229        $ 62,038
                                                         ========        ========        ========
LIABILITIES AND OWNER'S DEFICIENCY
Current liabilities:
  Bank indebtedness................................      $    538        $  2,744        $     --
  Rents payable to unrelated parties...............         6,749           6,228           6,978
  Rents payable to FUR Parking Business, a related
     party.........................................           297             716           1,093
  Trade accounts payable and other accrued
     liabilities...................................        10,710          10,390           8,628
  Current portion of long-term debt................            58              --          21,393
  Deferred revenue.................................         1,405           1,354           1,700
                                                         --------        --------        --------
                                                           19,757          21,432          39,792
Long-term debt (note 9)............................        24,926          21,059              --
Notes payable to related parties (note 10).........        31,380          31,592          35,151
Payable to First Union Management, Inc., parent
  company (note 10)................................         4,462          10,401          10,748
Deferred revenue...................................            --              --             577
Deferred income taxes..............................            --              46              33
Minority interest..................................        12,004           1,047             459
                                                         --------        --------        --------
                                                           92,529          85,577          86,760
Owner's deficiency.................................        (3,089)        (20,348)        (24,722)
Future operations (note 3)
Commitments and contingencies (note 16)
Uncertainty due to the Year 2000 Issue (note 17)
Subsequent event (note 18)
                                                         --------        --------        --------
                                                         $ 89,440        $ 65,229        $ 62,038
                                                         ========        ========        ========

            See accompanying notes to combined financial statements.

                             FUMI PARKING BUSINESS

                       COMBINED STATEMENTS OF OPERATIONS

                             (THOUSANDS OF DOLLARS)

                                             PERIOD FROM                      NINE MONTHS     NINE MONTHS
                                          APRIL 17, 1997 TO    YEAR ENDED        ENDED           ENDED
                                            DECEMBER 31,      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1997              1998           1998            1999
                                          -----------------   ------------   -------------   -------------
                                                                              (UNAUDITED)     (UNAUDITED)
Revenues................................       $40,502          $ 59,458        $44,238         $48,958
Direct costs............................        29,446            45,009         32,777          37,631
                                               -------          --------        -------         -------
Gross margin............................        11,056            14,449         11,461          11,327
Other operating expenses:
  General and administrative............         7,526            14,972          9,797           6,642
  Depreciation and amortization.........         3,854             5,398          4,132           3,349
                                               -------          --------        -------         -------
                                                11,380            20,370         13,929           9,991
                                               -------          --------        -------         -------
Operating income (loss).................          (324)           (5,921)        (2,468)          1,336
Other expense:
  Write-down of assets..................            --            14,976            139             101
  Interest expense:
     Long-term debt.....................         1,298             2,033          1,586           1,418
     Amounts due to related entities....         2,684             3,731          2,814           2,985
     Other..............................           668               778            477              --
  Other.................................            --                --             --             113
                                               -------          --------        -------         -------
                                                 4,650            21,518          5,016           4,617
                                               -------          --------        -------         -------
Loss from continuing operations before
  income taxes and discontinued
  operations............................        (4,974)          (27,439)        (7,484)         (3,281)
Income taxes............................           370               516            253             186
                                               -------          --------        -------         -------
Loss from continuing operations before
  minority interest and discontinued
  operations............................        (5,344)          (27,955)        (7,737)         (3,467)
Loss attributed to minority interest....           944                --             --              --
                                               -------          --------        -------         -------
Loss from continuing operations before
  discontinued operations...............        (4,400)          (27,955)        (7,737)         (3,467)
Income (loss) from discontinued
  operations net of income taxes........           578            (1,537)        (1,502)         (1,500)
                                               -------          --------        -------         -------
Net loss................................        (3,822)          (29,492)        (9,239)         (4,967)
Other comprehensive income (loss):
  Foreign currency translation
     adjustment.........................            46              (319)          (230)           (663)
  Unrealized loss on available for sale
     security...........................            --                --             --             (46)
                                               -------          --------        -------         -------
Comprehensive loss......................       $(3,776)         $(29,811)       $(9,469)        $(5,676)
                                               =======          ========        =======         =======

            See accompanying notes to combined financial statements.

                             FUMI PARKING BUSINESS

                   COMBINED STATEMENTS OF OWNER'S DEFICIENCY

                             (THOUSANDS OF DOLLARS)

                                                                    OTHER COMPREHENSIVE
                                                                       INCOME (LOSS)
                                                                  ------------------------
                                                                    FOREIGN
                                                                   CURRENCY     UNREALIZED
                                                    ACCUMULATED   TRANSLATION    LOSS ON
                                          CAPITAL    EARNINGS     ADJUSTMENT    INVESTMENT    TOTAL
                                          -------   -----------   -----------   ----------   --------
Shares issued on acquisition of business
on April 17, 1997 (note 4(b))...........  $   721    $     --        $  --         $ --      $    721
Net loss................................       --      (3,822)          --           --        (3,822)
Dividends...............................       --         (34)          --           --           (34)
Foreign currency translation
  adjustment............................       --          --           46           --            46
                                          -------    --------        -----         ----      --------
Balance, December 31, 1997..............      721      (3,856)          46           --        (3,089)
Acquisition of shares from minority
  interest..............................   10,120          --           --           --        10,120
Capital contributions...................    2,478          --           --           --         2,478
Net loss................................       --     (29,492)          --           --       (29,492)
Dividends...............................       --         (46)          --           --           (46)
Foreign currency translation
  adjustment............................       --          --         (319)          --          (319)
                                          -------    --------        -----         ----      --------
Balance, December 31, 1998..............   13,319     (33,394)        (273)          --       (20,348)
Capital contributed to acquire shares
  held by minority interests............    1,070          --           --           --         1,070
Return of capital from FUMI parking
  division (note 11(a)).................     (774)         --           --           --          (774)
Capital contributions for restructuring
  and expansion costs...................    1,040          --           --           --         1,040
Net loss................................       --      (4,967)          --           --        (4,967)
Dividends...............................       --         (34)          --           --           (34)
Foreign currency translation
  adjustment............................       --          --         (663)          --          (663)
Unrealized loss on available for sale
  security..............................       --          --           --          (46)          (46)
                                          -------    --------        -----         ----      --------
Balance, September 30, 1999
  (unaudited)...........................  $14,655    $(38,395)       $(936)        $(46)     $(24,722)
                                          =======    ========        =====         ====      ========

            See accompanying notes to combined financial statements.

                             FUMI PARKING BUSINESS

                       COMBINED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                             PERIOD FROM                      NINE MONTHS     NINE MONTHS
                                          APRIL 17, 1997 TO    YEAR ENDED        ENDED           ENDED
                                            DECEMBER 31,      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1997              1998           1998            1999
                                          -----------------   ------------   -------------   -------------
                                                                              (UNAUDITED)     (UNAUDITED)
Cash flows provided by (used in)
  operating activities:
  Loss from continuing operations......        $(4,400)         $(27,955)      $ (7,737)       $ (3,467)
  Adjustments to reconcile loss from
     continuing operations to net cash
     provided by (used in) continuing
     operations:
     Depreciation and amortization.....          3,854             5,398          4,132           3,349
     Interest expensed on notes payable
       to related parties capitalized
       to notes........................          1,789             2,487          1,871           1,988
     Amortization of financing costs...             --               163            130             121
     Write-down of assets..............             --            14,976            139             101
     Deferred income taxes.............             77               198            (65)             15
     Loss attributable to minority
       interest........................           (944)               --             --              --
     Other.............................             --                11             --             122
  Changes in non-cash working capital
     items, net of effects from
     companies purchased and divested:
     Accounts receivable...............         (2,016)              (71)           138             490
     Inventory.........................           (790)             (256)           222            (382)
     Deposits and prepaid expenses.....            433              (444)        (1,390)           (161)
     Trade accounts payable and accrued
       liabilities.....................             86             1,346            954            (494)
     Rents payable.....................          1,065               (32)           411           1,098
     Deferred revenue..................            581              (446)           124           1,038
                                               -------          --------       --------        --------
  Net cash provided by (used in)
     continuing operations.............           (265)           (4,625)        (1,071)          3,818
  Net cash provided by (used in)
     discontinued operations...........         (1,144)           (1,109)        (1,097)           (534)
                                               -------          --------       --------        --------
  Net cash provided by (used in)
     operating activities..............         (1,409)           (5,734)        (2,168)          3,284
Cash flows provided by (used in)
  investing activities:
     Purchase of fixed assets..........         (1,335)           (1,980)        (1,479)           (516)
     Purchase of minority interests....            172           (10,120)       (10,120)           (937)
     Increase (decrease) in other
       assets..........................                               88           (506)           (171)
     Acquisition of businesses, net of
       cash acquired...................        (40,309)             (808)          (808)             --
     Proceeds from dispositions of
       businesses......................             --                --             --           1,145

                                             PERIOD FROM                      NINE MONTHS     NINE MONTHS
                                          APRIL 17, 1997 TO    YEAR ENDED        ENDED           ENDED
                                            DECEMBER 31,      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1997              1998           1998            1999
                                          -----------------   ------------   -------------   -------------
                                                                              (UNAUDITED)     (UNAUDITED)
Proceeds from disposition of real
estate.................................          8,616                --             --              --
                                               -------          --------       --------        --------
     Net cash used in investing
       activities from continuing
       operations......................        (32,856)          (12,820)       (12,913)           (479)
     Net cash used in discontinued
       operations......................           (239)             (174)          (108)             --
                                               -------          --------       --------        --------
     Net cash as used in investing
       activities......................        (33,095)          (12,994)       (13,021)           (479)
Cash flows provided by (used in)
  financing activities:
     Contributions of capital..........            721            12,599         12,475           1,158
     Equity contribution by minority
       interests.......................            415                --             --              --
     Increase in long-term debt........          1,795             1,336             --              --
     Long-term debt repayments.........         (4,020)           (3,408)        (1,990)           (637)
     Increase in payable to First Union
       Management, Inc.................          4,758             6,024          4,890             246
     Bank indebtedness.................            538             2,206             14          (2,744)
     Increase in notes payable to
       related parties.................         30,342                --             --             120
     Other.............................             --                --             --              --
                                               -------          --------       --------        --------
  Net cash provided by financing
     activities from continuing
     operations........................         34,549            18,757         15,389          (1,857)
  Net cash used in discontinued
     operations........................            (67)             (147)          (144)             --
                                               -------          --------       --------        --------
  Net cash provided by financing
     activities........................         34,482            18,610         15,245          (1,857)
Effect of exchange rate changes in
  cash.................................             22               118            (56)            (80)
                                               -------          --------       --------        --------
Decrease (increase) in cash............             --                --             --            (868)
Cash, beginning of period..............             --                --             --              --
                                               -------          --------       --------        --------
Cash, end of period....................        $    --          $     --       $   (537)       $    868
                                               =======          ========       ========        ========
Supplementary information:
  Interest paid........................        $ 2,193          $  3,277       $  2,865        $  1,423
  Income taxes paid....................            278               604            369             139
                                               =======          ========       ========        ========

            See accompanying notes to combined financial statements.

                             FUMI PARKING BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

1.   OPERATIONS:

     These combined financial statements have been prepared solely for inclusion in the registration statement of Imperial Parking Corporation ("Impark"). They present the parking related business activities that will be contributed to Impark and have, for the periods presented, been carried on directly and indirectly, through wholly-owned subsidiaries, of First Union Management, Inc. ("FUMI"). Such business activities, collectively defined as the "FUMI Parking Business", are to be acquired by Impark, pursuant to a plan of acquisition and reorganization which is to be completed on or before March 31, 2000. These activities will be combined with certain of the parking operations of First Union Real Estate Equity and Mortgage Investments ("First Union"), which activities are, for purposes of these combined financial statements, referred to as the FUR Parking Business.

     FUMI's indirect subsidiaries, Imperial Parking Limited ("Imperial Parking") and Impark Services Ltd. ("Services"), operate and manage parking facilities and carry on other activities related to the parking business in Canada and the United States. The FUR Parking Business owns certain parking facilities in Canada which it leases to the FUMI Parking Business for their operation and management. First Union and FUMI are related as, under a trust agreement, the shares of FUMI are held for the benefit of shareholders of First Union.

     FUMI and First Union purchased the parking business formerly carried on by an unrelated party effective April 17, 1997 (the "Acquisition"). Generally, the Acquisition was structured such that the real estate assets were acquired by First Union and the other business activities, including management contracts, were acquired by FUMI. These other business activities included Imperial Parking and Services and their subsidiaries. Entities within the FUR Parking Business finance, in part, the business operations of Imperial Parking and Services.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Basis of presentation:

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and present only the assets, liabilities, revenues and expenses of the FUMI Parking Business and do not present any other assets, liabilities, revenues or expenses of FUMI. The carrying values of the assets and liabilities included in the FUMI Parking Business include any adjustments necessary to reflect the cost basis of FUMI. These combined financial statements include expenses incurred by FUMI to the extent that such expenses relate to the separate FUMI Parking Business.

        These financial statements have been prepared on a combined basis to reflect the parking business activities under a common parent, FUMI, from the date of their acquisition from unrelated parties. These combined financial statements exclude the assets, liabilities, revenues and expenses of the parking business carried on through First Union. The combined financial statements of the FUR Parking Business are separately included in this Information Statement.

        Specifically, these combined financial statements present the financial position and results of operations of the FUMI Parking Business which consists of the following:

        (i)   Imperial Parking and Services:

             Imperial Parking was formed under the Canada Business Corporation Act pursuant to the amalgamation on April 17, 1997 of 3357392 Canada Inc. ("Canco 1"), Imperial Parking Ltd. and Impark Properties Limited. Canco 1 was formed to acquire 100% of the shares

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (a)  Basis of presentation: (continued)
             of Imperial Holdings No. 2 Inc. ("Holdco") (note 4(b)). Prior to the amalgamation, Holdco owned 100% of Imperial Parking Ltd., a Canadian company with a principal business of managing parking lots. Holdco was dissolved and its assets transferred to Canco 1 immediately prior to the amalgamation.

             Services was incorporated on April 11, 1997 under the New Brunswick Business Corporations Act. Services' principal business activity is the provision of ancillary services to the parking business.

        (ii)  Lease of First Union Canadian parking facilities:

             Pursuant to a lease agreement, First Union leased sixteen parking facilities in Canada to FUMI. Of these facilities, fifteen were acquired effective from April 17, 1997 from Imperial Parking Limited. Effective September 8, 1997, First Union purchased an additional Canadian parking facility from an unrelated party. The results of the operations of these facilities are included in these combined financial statements from the date of the acquisition.

        All significant balances and transactions between entities included in these combined financial statements have been eliminated.

     (b)  Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from the estimates applied in the preparation of these combined financial statements.

     (c)  Inventory:

        Imperial Parking's inventory consists of equipment parts and supplies and is recorded at the lower of cost, determined on a first-in, first-out basis, and replacement cost.

     (d)  Fixed assets:

        Fixed assets are recorded at cost. Depreciation and amortization is provided as follows:

                                                                    BASIS             RATE
                                                              -----------------    -----------
         ASSET
         Furniture and fixtures...........................    declining-balance            20%
         Equipment........................................    declining-balance    20% and 30%
         Automotive equipment.............................    declining-balance            30%

        Leasehold improvements are depreciated straight-line over the shorter of the lease term or the estimated useful life of the asset.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (d)  Fixed assets: (continued)
        Routine maintenance and repairs are expensed as incurred.

     (e)  Management and lease agreements:

        Management and lease agreements are recorded at cost and represent the value assigned to parking lot agreements acquired from other parking facility management companies. Amortization is provided over the lives of the related agreements in amounts equal to the discounted future cash flows used to measure their original cost. The remaining carrying value of management and lease agreements terminated before the end of the agreements is expensed at that time.

     (f)  Impairment of fixed assets and management and lease agreements:

        The FUMI Parking Business accounts for long-lived assets (which include fixed assets and management and lease agreements) in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

     (g)  Deferred financing costs:

        The costs of obtaining long-term debt are initially capitalized and then amortized over the term of the related debt. The amortization of these charges is included in interest expense.

     (h)  Goodwill:

        Goodwill represents the excess of cost over the value assigned to the net assets acquired on business acquisitions. Goodwill is amortized on a straight line basis over 40 years.

        The FUMI Parking Business assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the FUMI Parking Business's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. Pursuant to such an assessment, the FUMI Parking Business recorded a $15 million reduction in the carrying value of goodwill at December 31, 1998.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (i)   Income taxes:

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (j)   Revenue recognition:

        Parking revenues consist of the parking revenues from managed and leased locations. Management contract revenues represent revenues (both fixed fees and additional payments based upon parking revenues) from facilities managed for other parties and miscellaneous management fees for accounting, insurance and other ancillary services such as consulting and transportation management services. Parking and management contract revenues are recognized when earned in accordance with the applicable agreement. Revenues from leased locations are recognized in accordance with the terms of the agreements. Deferred revenue primarily represents revenue received in advance of its due date. Net income from transit vending machine contracts are recognized by the percentage of completion method.

        Total managed and leased parking revenues, representing gross revenues processed by the FUMI Parking Business, including the revenues of facilities managed by the FUMI Parking Business for other parties, was $123.1 million, $173.9 million, and $130.5 million for the period from April 17, 1997 to December 31, 1997, the year ended December 31 1998 and the nine months ended September 30, 1999, respectively.

     (k)  Research and development:

        Research and development costs are expensed as incurred.

     (l)   Foreign currency translation:

        The functional currency of the FUMI Parking Businesses operations in the United States is the United States dollar. For facilities and operations located in Canada, the functional currency is the Canadian dollar ("Cdn.").

        The assets and liabilities of the Canadian operations are translated into United States dollars at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at the rates of exchange prevailing during the period. The gains or losses resulting from these translations are excluded from the determination of income and included in the separate foreign currency translation account within owners' equity. Other exchange gains and losses are included in the determination of income.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (m) Unaudited interim financial information:

        The information as at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited; however, in the opinion of management such information reflects all adjustments, consisting solely of nominal recurring adjustments, which are necessary to a fair presentation of the financial position and results of operations for the periods presented.

     (n)  Comprehensive income:

        On January 1, 1998, the FUMI Parking Business adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealizable gains (losses) on securities and is presented in the consolidated statements of owners' deficiency as other comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the FUMI Parking Businesses financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

3.   FUTURE OPERATIONS:

     During the year ended December 31, 1998, the FUMI Parking Business incurred a loss of $29.5 million and a cash flow deficiency from operations. At December 31, 1998, the FUMI Parking Business has a working capital deficiency of $9.4 million and $21.1 million in long-term debt maturing in April 2000. In order to continue its operations as a going concern, the FUMI Parking Business requires continued support from their parent company or other equity financing to reduce long-term debt to a level which can be supported by recurring operations. Failure to achieve this support or otherwise commence to generate sufficient positive cash flow could necessitate that the FUMI Parking Business dispose of assets which may occur at values significantly less than their carrying values.

     During the 1999 fiscal year, management has taken various steps in reviewing its business activities, including the discontinuance of certain operations as described in note 12. In addition, management of First Union and FUMI have approved a plan which will result in First Union combining the FUMI Parking Business with the FUR Parking Business into a new company, Imperial Parking Corporation ("Impark"), repaying or capitalizing all of the FUMI Parking Businesses outstanding long-term debt and the notes and advances payable to related parties, contributing $7.0 million cash and an interest in a joint venture to develop a parking lot at the San Francisco Giants new baseball stadium, indemnifying against certain existing claims against Impark, and granting a $8.0 million line of credit. Management is also evaluating additional alternatives for increasing future business prospects.

     Upon completion of these steps, First Union has indicated its intention to distribute 100% of the common shares of Impark to First Union's beneficiaries. If these steps had been completed at January 1, 1999, the exclusion of interest expense related to the debt repaid or capitalized results in the FUMI Parking Business generating net income and having a significantly reduced working capital deficiency. In addition, the FUMI Parking Business would have generated positive cash flow from operations. As a result, management believes that the completion of these steps are fundamental to Impark continuing to operate in the future as a going concern.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

4.   ACQUISITION OF BUSINESSES:

     (a)  Prairie Parking Limited and PI Parking Systems Limited:

        On February 9, 1998 and July 31, 1998 respectively, the FUMI Parking Business purchased 100% of the common shares of Prairie Parking Limited and PI Parking Systems Limited for total cash consideration, including costs, of $1.2 million. The purchase price was allocated $800,000 to goodwill and $400,000 to management agreements. The acquisitions are accounted for by the purchase method with the results of operations included in these combined financial statements from the dates of acquisition.

        The fair value assigned to the management agreements acquired equalled their tax basis at date of acquisition.

     (b)  Imperial Holdings No. 2 Inc.:

        On April 17, 1997, Canco 1 purchased 100% of Holdco (note 2(a)) for net cash of $36.2 (Cdn.$50.6) million and the issuance of 16,947,598 common shares having an assigned value of $12.1 (Cdn.$16.9) million (note 11). Expenses related to the acquisition amounting to $3.9 (Cdn.$5.6) million have been included in the cost of the acquisition. Holdco was then dissolved and its assets transferred to Canco 1.

        This acquisition of Holdco, and therefore of Imperial Parking, was accounted for by the purchase method and accordingly the aggregate purchase price, including related costs, was assigned to assets acquired and liabilities assumed based on their fair values as of the acquisition date as follows:

         Net working capital.........................................    $ (9,716)
         Other assets................................................       1,214
         Fixed assets................................................      13,226
         Future tax asset............................................         224
         Management and lease agreements.............................       6,032
         Goodwill....................................................      68,966
         Long-term debt..............................................     (27,728)
                                                                         --------
                                                                         $ 52,218
                                                                         ========
         Purchase price, including costs.............................    $ 52,218
                                                                         ========

        The tax basis of the deductible acquired assets was greater than the fair values assigned at the date of acquisition. No value has been assigned to the acquired deferred tax asset in the purchase equation above due to uncertainty as to its realizability. See note 13. Any ultimate realization of the acquired temporary difference will be accounted for as a reduction in goodwill.

        Certain of the fixed assets were subsequently sold to a subsidiary of First Union (note 14).

        Financing for the acquisition included the amount of $39.3 million which was lent to the FUMI Parking Business by an entity within the FUR Parking Business (note 10).

        The net working capital deficiency acquired of $9.7 million includes $1.6 million (Cdn. $2.3 million) accrued for employee terminations and relocation costs. Such costs reflect plans initiated by management at or prior to the time of the acquisition and substantially completed prior to December 31, 1997. As indicated below, certain acquisition related accruals

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

4.   ACQUISITION OF BUSINESSES: (CONTINUED)

     (b) Imperial Holdings No. 2 Inc.: (continued) are unpaid at September 30, 1999. These amounts primarily relate to employee termination agreements that, by contract, are payable over a period of years.

        The activity impacting the accrual for employee terminations and relocation costs in the periods presented is as follows:

                                                                EMPLOYEE      RELOCATION
                                                               TERMINATION      COSTS       TOTAL
                                                               -----------    ----------    ------
         Balance, April 17, 1997...........................      $1,112         $ 518       $1,630
         Charges utilized..................................        (147)         (209)        (356)
                                                                 ------         -----       ------
         Balance, December 31, 1997........................         965           309        1,274
         Charges utilized..................................        (237)         (205)        (442)
         Accruals reversed.................................        (238)           --         (238)
                                                                 ------         -----       ------
         Balance, December 31, 1998........................         490           104          594
         Charges utilized..................................         (35)           --          (35)
         Accruals reversed.................................         (20)          (68)         (88)
                                                                 ------         -----       ------
         Balance, September 30, 1999 (unaudited)...........      $  435         $  36       $  471
                                                                 ======         =====       ======

5.   FIXED ASSETS:

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
    DECEMBER 31, 1997
    Furniture and fixtures.................................    $  593       $  110        $  483
    Equipment..............................................     3,784          510         3,274
    Automotive equipment...................................       309           72           237
    Leasehold improvements.................................     1,426          262         1,164
                                                               ------       ------        ------
                                                               $6,112       $  954        $5,158
                                                               ======       ======        ======

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
    DECEMBER 31, 1998
    Furniture and fixtures.................................    $  652       $  193        $  459
    Equipment..............................................     4,859        1,066         3,793
    Automotive equipment...................................       330          148           182
    Leasehold improvements.................................     1,513          617           896
                                                               ------       ------        ------
                                                               $7,354       $2,024        $5,330
                                                               ======       ======        ======

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

5.   FIXED ASSETS: (CONTINUED)

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
                                                                     )                 (UNAUDITED
    SEPTEMBER 30, 1999
    Furniture and fixtures.................................    $  431       $  134        $  297
    Equipment..............................................     5,251        2,135         3,116
    Automotive equipment...................................       410          166           244
    Leasehold improvements.................................     1,565          772           793
                                                               ------       ------        ------
                                                               $7,657       $3,207        $4,450
                                                               ======       ======        ======

6.   MANAGEMENT AND LEASE AGREEMENTS:

                                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                           1997            1998            1999
                                                       ------------    ------------    -------------
                                                                                          (UNAUDITED)
    Cost...........................................       $5,921          $5,750          $6,019
    Less accumulated amortization..................        1,808           3,898           5,284
                                                          ------          ------          ------
                                                          $4,113          $1,852          $  735
                                                          ======          ======          ======

     Under certain parking management agreements, the FUMI Parking Business is committed to pay fees to landlords based on either a fixed monthly rate, a percentage of gross parking revenues or a percentage of net income. These fees payable are recognized in accordance with the terms of the specific agreement.

7.   OTHER ASSETS:

                                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                           1997            1998            1999
                                                       ------------    ------------    -------------
                                                                                        (UNAUDITED)
    Deferred financing costs.......................       $  442          $  410          $  429
    Accumulated amortization.......................          112             260             395
                                                          ------          ------          ------
                                                             330             150              34
    Note receivable(a).............................           --              --           2,123
    Note receivable(b).............................           --              --             512
    Investments....................................          752             242             140
    Other..........................................          145             197             221
                                                          ------          ------          ------
                                                          $1,227          $  589          $3,030
                                                          ======          ======          ======

     (a) During the nine months ended September 30, 1999, the FUMI Parking Business sold a subsidiary parking services company to the former president of Imperial Parking for proceeds of $2.1 (Cdn.$3.1) million. As consideration for the sale, a promissory note receivable of $2.1 million, repayable to May 2010, was received.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

7.   OTHER ASSETS: (CONTINUED)
     (b) During the nine months ended September 30, 1999, the FUMI Parking Business sold its security business to the former president of that business for proceeds of $1.8 (Cdn.$2.8) million. As partial consideration for the sale, a promissory note receivable of $511,000, repayable to June 2001, was received.

     (c) Included in investments at September 30, 1999 are marketable securities which are held as available-for-sale having an original cost of $75,000 and a market value of $29,000. The net unrealized loss of $46,000 has been recorded as an adjustment to owner's equity.

8.   GOODWILL:

                                                        DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                            1997            1998            1999
                                                        ------------    ------------    -------------
                                                                                         (UNAUDITED)
    Cost............................................      $67,697         $63,435          $62,933
    Less:
      Accumulated amortization......................        1,137           2,765            3,881
      Accumulated write-down........................           --          14,976           14,976
      Acquisition accruals extinguished.............           --             315              180
                                                          -------         -------          -------
                                                            1,137          18,056           19,037
                                                          -------         -------          -------
                                                          $66,560         $45,379          $43,896
                                                          =======         =======          =======

     In December 1998, the FUMI Parking Business recorded a $15 million write-down of goodwill that originally arose on the acquisition of Holdco. This write-down is as a result of management's annual review of the recoverability of the net book value of the FUMI Parking Business which review is based on estimated undiscounted future cash flows of the FUMI Parking Business and applying a multiple of earnings of similar companies to determine a value of the entire operations, including goodwill. As this calculated value was less than the net book value, a discount factor was applied to the estimated future cash flows to estimate fair value, with the fair value difference recognized as an impairment in goodwill. The estimates used for future cash flows may differ from actual performance due to the number of variables having an effect on daily operations and markets in which these operations are located.

     During 1998 and 1999, management reviewed the remaining liabilities recognized on the acquisition described in note 4(b) relative to final settlements and actual costs incurred. As a result of these reviews, management determined that certain specific accrued obligations of the FUMI Parking Business had been contractually extinguished. Extinguished liabilities in the amount of $315,000 in the year ended December 31, 1998 and $180,000 in the nine months ended September 30, 1999 have been recorded as a reduction in goodwill.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

9.   LONG-TERM DEBT:

                                                    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                        1997            1998            1999
                                                    ------------    ------------    -------------
                                                                                     (UNAUDITED)
    Term facility.................................      $23,490         $20,473          $21,393
    Acquisition facility..........................        1,332             586               --
    Other.........................................          162              --               --
                                                    -----------     -----------      -----------
                                                         24,984          21,059           21,393
    Less current portion of long-term debt........           58              --           21,393
                                                    -----------     -----------      -----------
                                                        $24,926         $21,059          $    --
                                                    ===========     ===========      ===========
    Long-term debt is repayable in Canadian
      dollars as follows:.........................  Cdn.$35,549     Cdn.$32,340      Cdn.$31,390
                                                    ===========     ===========      ===========

     The FUMI Parking Business has bank credit facilities consisting of operating, term and acquisition facilities. The revolving operating facility is available to a maximum of Cdn.$6.5 million under which, at December 31, 1998, Cdn.$1.5 million had been drawn on the facility. Pursuant to the second amendment to the credit facility agreement, no further accommodations may be obtained by the FUMI Parking Business under either the term facility or the acquisition facility.

     The term facility and revolving acquisition facility are repayable in mandatory prepayments of 50% of excess cash flow with the balance due on April 16, 2000. Funds advanced under the term and revolving acquisition facilities are available at rates of interest based on Canadian prime rate plus 0.50% per annum or bankers' acceptance rates plus 1.50%. Both interest rates increased by 0.25% on June 30, 1999. The FUMI Parking Business is also required to pay a fee on maturity equal to 0.55% per annum on the aggregate amounts outstanding under all credit facilities.

     Based on projected cash flows the FUMI Parking Business will be required to repay the balance of long-term debt outstanding at December 31, 1998 on April 16, 2000.

     The bank credit facilities are secured by a general assignment by the FUMI Parking Business in favor of the bank, debentures over certain real property, assignment of rents and leases, securities pledge agreements and assignment of insurance. The terms of the bank credit facilities require that certain financial and non-financial covenants be met by the FUMI Parking Business including the maintenance of specified financial ratios and tests.

     During the year ended December 31, 1998, the FUMI Parking Business was in breach of the interest coverage ratio covenants which the bank subsequently waived for a fee of Cdn.$120,000. In exchange for a fee of Cdn.$400,000, the FUMI Parking Business has obtained reduced requirements under its interest coverage and leverage financial covenants through September 30, 1999 and may deduct certain non-recurring charges for determining earnings before interest, taxes, depreciation and amortization for covenant purposes. First Union has granted security on the long-term debt including a letter of credit for $8.0 million and has provided the lender with put rights whereby the lender can require First Union to purchase the amounts outstanding under the credit facilities during the 30-day period which runs from November 18, 1999 to December 17, 1999 or on the occurrence of an event of default or breach of covenants.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

10. PAYABLE TO RELATED PARTIES:

                                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                           1997            1998            1999
                                                       ------------    ------------    -------------
                                                                                        (UNAUDITED)
    Notes payable(a).................................    $31,380         $31,592          $35,031
    Advances(b)......................................      4,462          10,401           10,748
    Other............................................         --              --              120
                                                         -------         -------          -------
                                                         $35,842         $41,993          $45,899
                                                         =======         =======          =======

     (a) The notes payable are due to an entity within the FUR Parking Business and represent senior subordinated partial payment-in-kind notes which, as at the dates indicated, were payable in Canadian dollars as follows:

         December 31, 1997...........................................  Cdn.$44,752
         December 31, 1998...........................................  Cdn.$48,441
         September 30, 1999 (unaudited)..............................  Cdn.$51,406

        These notes bear interest at 12.0% per annum, of which 4% is payable quarterly in cash and the balance is payable on April 17, 2009 when the principal outstanding on the notes is repayable in full. The notes are secured by the assets of the FUMI Parking Business. Interest expense incurred during the periods indicated has been capitalized to the balance of notes payable as follows:

         Period from April 17, 1997 to December 31, 1997.............  $1,747    (Cdn.$2,492)
         Year ended December 31, 1998................................  $2,277    (Cdn.$3,689)
         Nine months ended September 30, 1999 (unaudited)............  $2,208    (Cdn.$2,965)

     (b) The advances due to FUMI are unsecured, non-interest bearing and have no specific terms of repayment. As FUMI has confirmed that repayment will not be requested before December 31, 1999, the advances have been classified as non-current.

11. CAPITAL:

     (a) At the time of the acquisition (note 4(b)), First Union entered into an agreement whereby the holders of 14.7 million class A non-voting common shares could require First Union to purchase their shares for the issue price plus specified accretions. During 1998, First Union assigned its right to repurchase these non-voting common shares from the holders to FUMI and FUMI repurchased the shares.

     (b) The class B and C preferred shares of Imperial Parking are redeemable by Imperial Parking at its option at a price of $1.00 per share and are entitled to receive cumulative dividends at a rate of $0.045 per share per annum.

12. DISCONTINUED OPERATIONS:

     Prior to the issuance of its financial statements for the period ended September 30, 1999, the FUMI Parking Business entered into a formal plan to discontinue activities related to the manufacturing and sale of metered equipment for public transit systems and parking lots. As these activities will not form part of the business activities of Impark, to which the FUMI Parking Business is considered to be a

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

12. DISCONTINUED OPERATIONS: (CONTINUED) predecessor entity, they have been accounted for as discontinued operations in these combined financial statements. This disposition is scheduled to be completed by March 31, 2000 through the distribution to FUMI of all of the shares of the company in which these activities are undertaken. This disposition will be at the cost basis of the FUMI Parking Business.

     In addition, during 1999 the FUMI Parking Business sold its security business for consideration equal to cash of $1.5 million and notes receivable of $500,000. No gain or loss was recognized on this sale.

     Income (loss) from discontinued operations for the periods presented is calculated as follows:

                                       PERIOD FROM                             NINE MONTHS         NINE MONTHS
                                    APRIL 17, 1997 TO      YEAR ENDED             ENDED               ENDED
                                      DECEMBER 31,        DECEMBER 31,        SEPTEMBER 30,       SEPTEMBER 30,
                                          1997                1998                1998                1999
                                    -----------------   -----------------   -----------------   -----------------
                                                                               (UNAUDITED)         (UNAUDITED)
    Revenues.....................        $11,497             $15,838             $11,989             $ 9,130
    Direct costs.................          9,071              13,573              11,989               8,188
    General and administrative...          1,712               3,572               1,345               2,294
    Depreciation and
      amortization...............            136                 230                 157                 148
                                         -------             -------             -------             -------
                                          10,919              17,375              13,491              10,630
                                         -------             -------             -------             -------
    Income (loss) from
      discontinued operations....        $   578             $(1,537)            $(1,502)            $(1,500)
                                         =======             =======             =======             =======

     Interest expense has not been allocated to discontinued operations.

13. INCOME TAXES:

     Total income taxes for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 were allocated as follows:

                                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                           1997            1998            1999
                                                       ------------    ------------    -------------
                                                                                        (UNAUDITED)
    Income from continuing operations..............      $    370        $    516        $    186
    Discontinued operations........................             6               1              88
                                                         --------        --------        --------
                                                         $    376        $    517        $    274
                                                         ========        ========        ========

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

13. INCOME TAXES: (CONTINUED)
     Income tax expense attributable to continuing operations consists of:

                                                             CURRENT     DEFERRED     TOTAL
                                                             --------    --------    --------
    Period from April 17, 1997 to December 31, 1997:
      Canada.............................................    $    321    $     --    $    321
      United States......................................          49          --          49
                                                             --------    --------    --------
                                                             $    370    $     --    $    370
                                                             ========    ========    ========
    Year ended December 31, 1998:
      Canada.............................................    $    470    $     46    $    516
      United States......................................          --          --          --
                                                             --------    --------    --------
                                                             $    470    $     46    $    516
                                                             ========    ========    ========

     Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following:

                                               PERIOD FROM                       NINE MONTHS
                                             APRIL 17, 1997      YEAR ENDED         ENDED
                                             TO DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                  1997              1998            1999
                                             ---------------    ------------    -------------
                                                                                 (UNAUDITED)
Computed "expected" tax expense............      $(1,741)         $(9,604)         $(1,148)
Increase (reduction) in income taxes
  resulting from:
     Write-down of non-deductible
       goodwill............................           --            5,242               --
     Loss carryforwards not recognized.....        1,741            4,362            1,148
     Large corporations tax................          370              516              186
                                                 -------          -------          -------
                                                 $   370          $   516          $   186
                                                 =======          =======          =======

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

13. INCOME TAXES: (CONTINUED)
     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 and September 30, 1999 are as follows:

                                               DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                   1997            1998            1999
                                               ------------    ------------    -------------
                                                                                (UNAUDITED)
Deferred tax assets:
  Net operating loss carry forwards..........    $ 4,395         $ 5,122          $ 5,329
  Fixed assets...............................      1,600             937            1,627
  Trade accounts payable.....................        680           1,722              157
  Management and lease agreements............         --             461              461
  Other......................................        155              82              137
                                                 -------         -------          -------
Total gross deferred tax assets..............      6,830           8,324            7,711
Less: valuation allowance....................     (6,477)         (8,194)          (7,612)
                                                 -------         -------          -------
                                                     353             130               99
                                                 -------         -------          -------
Deferred tax liabilities:
  Inventory..................................         --            (132)              --
  Goodwill...................................       (314)            (10)            (132)
  Other......................................        (39)            (34)              --
                                                 -------         -------          -------
Total deferred tax liabilities...............       (353)           (176)            (132)
                                                 -------         -------          -------
Net deferred tax assets (liabilities)........    $    --         $   (46)         $   (33)
                                                 =======         =======          =======

     The valuation allowance for deferred tax assets as of April 17, 1997 and January 1, 1998 and 1999 was $8.3, $6.5 million and $8.1 million, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset at December 31, 1998, the FUMI Parking Business will need to generate future taxable income of approximately $11.6 million prior to the expiration of the net operating loss carry forwards in 2005. Based upon the level of historical taxable income deductible, management does not believe that it is more likely than not that the FUMI Parking Business will realize the benefits of these deductible differences.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

13. INCOME TAXES: (CONTINUED)
     The companies which comprise the FUMI Parking Business had total income tax losses and deductions of approximately $11.6 million available at December 31, 1998 to reduce future income taxes payable which are available and expire as follows:

                                                     CANADA     UNITED STATES     TOTAL
                                                     -------    -------------    -------
1999.............................................    $    11       $    --       $    11
2000.............................................         55            --            55
2001.............................................        515            --           515
2002.............................................      1,700            --         1,700
2003.............................................      1,110            --         1,110
2004.............................................      5,471            --         5,471
2005.............................................      1,990           756         2,746

14. RELATED PARTY TRANSACTIONS:

     In addition to those discussed elsewhere in these combined financial statements, the following significant related party transactions occurred during the periods presented.

     During the year ended December 31, 1998, First Union reimbursed the FUMI Parking Business for expenditures in the amount of $3.5 million (period from April 17 to December 31, 1997 -- $nil) incurred in relation to a discontinued plan of expansion.

     Included in direct costs is a charge of $140,000 (period from April 17 to December 31, 1997 -- $130,000) paid to a company partly owned by then management of the FUMI Parking Business relating to contracts to sweep parking lots under terms that are estimated to be consistent with others in the parking industry.

     Effective May 8, 1997, the FUMI Parking Business sold certain real estate assets to a subsidiary of First Union for proceeds of Cdn$11.8 million, being the estimated fair value of the assets at the time of the acquisition (note 4(b)).

     During the nine months ended September 30, 1999 the FUMI Parking Business sold its security business to a former executive officer of Imperial Parking for consideration equal to cash of $625,000 and notes receivable of $500,000 (Cdn. $750,000). During the same period the FUMI Parking Business sold a subsidiary with parking lot operations on Vancouver Island, British Columbia Canada to the former president and chief executive officer of Imperial Parking for consideration equal to notes receivable of $2.1 million, the settlement of termination benefit claims and related costs.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Financial instruments to the FUMI Parking Business include cash, accounts receivable, accounts payable and accrued liabilities, long-term debt and indebtedness to related parties. The fair values of those items included in current assets and liabilities are estimated to equal their carrying value due to their short-term to maturity or ability for prompt liquidation. The fair value of long-term debt is not considered to differ materially form its carrying value as the FUMI Parking Business pays interest at a floating rate and management does not consider there to have been a significant change in its risk premium since the FUMI Parking Business entered into the bank credit facilities agreements. The fair value of indebtedness to related parties is not readily determinable due to the nature of the relationship between the FUMI Parking Business and the other party.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

16. COMMITMENTS AND CONTINGENCIES:

     (a)  Operating lease commitments:

        The FUMI Parking Business leases certain of its office premises, automobiles and office equipment under long-term operating leases. At December 31, 1998, the aggregate annual minimum lease payments required under operating leases in each of the next five years are as follows:

         1999........................................................   $ 1,115
         2000........................................................       953
         2001........................................................       824
         2002........................................................       555
         2003........................................................       254
                                                                        -------
                                                                        $ 3,701
                                                                        =======

     (b)  Development commitment:

        The FUMI Parking Business and First Union are committed under the terms of an operating lease with the China Basin Ballpark Company, to develop 37 acres of property in San Francisco, California. The development provides for construction of approximately 4,900 paved surface parking stalls for the new Pacific Bell Park for the San Francisco Giants baseball team.

        It is anticipated the construction will commence in October 1999 with completion by February 2000 at an estimated cost of $6.0 million, which includes an estimated $5.0 million to be contributed by First Union and an estimated $1.0 million to be contributed by the FUMI Parking Business.

     (c)  Contingencies:

        (i)   Canada Customs and Revenue Agency:

             The FUMI Parking Business was subject to a series of audits by Canada Customs and Revenue Agency primarily regarding its treatment of goods and services tax with respect to customer receipts for parking violation notices. The FUMI Parking Business appealed all assessments to the Tax Court of Canada and during 1998 it lost its case before the Court. Management intends to appeal the Tax Court of Canada decision and has accrued amounts owed pursuant to the assessed amounts.

             As part of its regular operations, the FUMI Parking Business periodically becomes involved with legal claims or potential claims related to damage to vehicles or personal injuries for which the FUMI Parking Business carries insurance, or disagreements with individual employees or on the interpretation of management or lease agreements. In the opinion of management, the resolution of these matters will not have a material effect on the financial condition, results of operations or cash flows of the FUMI Parking Business.

        (ii)  Performance bond:

             First Union has provided performance guarantees for the manufacturing and installation of transit ticket vending equipment totalling $11.5 million which expire in February 2001.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

17. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

18. SUBSEQUENT EVENT: (UNAUDITED)

     On January 20, 2000, the board of trustees of First Union approved a series of transactions that will result in:

     (a) the cancellation of an existing lease agreement between the FUMI Parking Business and First Union under which certain U.S. properties owned by First Union are leased to FUMI;

     (b) the indemnification by First Union with respect to all future costs related to an existing legal dispute regarding a previously cancelled software contract of the FUMI Parking Business;

     (c) the repayment or capitalization of the FUMI Parking Businesses long-term debt and payables to related parties;

     (d) the transfer of the continuing business operations of the FUMI Parking Business from FUMI to First Union and their combination with the FUR Parking Business;

     (e) the contribution by First Union to the combined entity, Impark of $7.0 million cash, of which $2.0 million will be restricted cash to be utilized solely towards the settlement of the goods and services tax contingency described in note 15(c)(l);

     (f) the contribution by First Union of its interest in the joint venture agreement described in note 16(h);

     (g) the capitalization of Impark resulting in it having issued and outstanding 2.1 million common shares with a par value of $0.01 per share; and

     (h) the distribution of all shares of Impark by First Union to First Union's beneficiaries.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Trustees
First Union Real Estate Equity and Mortgage Investments

     We have audited the accompanying combined balance sheets of the FUR Parking Business (note 2(a)) as at December 31, 1998 and 1997 and the related combined statements of operations, owner's equity and cash flows for the year ended December 31, 1998 and the period from April 17, 1997 to December 31, 1997. These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the FUR Parking Business as at December 31, 1998 and 1997 and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from April 17, 1997 to December 31, 1997 in conformity with generally accepted accounting principles in the United States.

                                                      /s/  KPMG LLP
                                                           Chartered Accountants
Vancouver, Canada
January 12, 2000

                              FUR PARKING BUSINESS
                            COMBINED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                        DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                            1997            1998            1999
                                                        ------------    ------------    -------------
                                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash..............................................      $   882         $ 1,128          $ 1,448
  Accounts receivable...............................           --               8              157
  Rents receivable from First Union Management Inc.,
     a related party................................          297             716            1,093
  Interest receivable on notes receivable from
     related parties................................           --              --              345
  Current portion of receivable from sale of parking
     facility.......................................           --              --                1
                                                          -------         -------          -------
                                                            1,179           1,852            3,044
Notes receivable from related parties (note 4)......       31,380          31,592           35,031
Long-term receivable from sale of parking facility
  (note 9)..........................................           --              --              326
Fixed assets (note 5)...............................        9,101           8,558            8,582
                                                          -------         -------          -------
                                                          $41,660         $42,002          $46,983
                                                          =======         =======          =======
LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Trade accounts payable............................      $    10         $    --          $    16
  Income and withholding taxes payable..............          744             290              593
  Payable to First Union Management, Inc., a related
     party..........................................           73             390              446
                                                          -------         -------          -------
                                                              827             680            1,055
Note payable to First Union Real Estate Equity and
  Mortgage Investments, parent company (note 6).....       22,977          23,759           26,870
Deferred income taxes (note 7)......................           --              12               20
                                                          -------         -------          -------
                                                           23,804          24,451           27,945
Owner's equity......................................       17,856          17,551           19,038
Uncertainty due to the Year 2000 Issue (note 10)
                                                          -------         -------          -------
Subsequent event (note 11)..........................      $41,660         $42,002          $46,983
                                                          =======         =======          =======

            See accompanying notes to combined financial statements.

                              FUR PARKING BUSINESS

                       COMBINED STATEMENTS OF OPERATIONS

                             (THOUSANDS OF DOLLARS)

                                             PERIOD FROM                      NINE MONTHS     NINE MONTHS
                                          APRIL 17, 1997 TO    YEAR ENDED        ENDED           ENDED
                                            DECEMBER 31,      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1997              1998           1998            1999
                                          -----------------   ------------   -------------   -------------
                                                                              (UNAUDITED)     (UNAUDITED)
Parking facilities lease revenue from
related party..........................        $  302           $   454         $   342         $   340
Other operating expenses:
  Direct costs.........................            --                12              12               2
  Depreciation.........................            31                45              31              42
                                               ------           -------         -------         -------
                                                   31                57              43              44
                                               ------           -------         -------         -------
Operating income.......................           271               397             299             296
Other income (expense):
  Interest income on notes receivable
     from related companies (note 4)...         2,672             3,725           2,814           3,002
  Interest expense on note payable to
     First Union Real Estate Equity and
     Mortgage Investments (note 6).....          (904)           (2,757)         (1,996)         (2,236)
  Other................................            --                --              --               5
                                               ------           -------         -------         -------
                                                1,768               968             818             771
                                               ------           -------         -------         -------
Income before income taxes.............         2,039             1,365           1,117           1,067
Income taxes (note 7):
  Current..............................           673               380             399             349
  Deferred.............................            --                12               9               8
                                               ------           -------         -------         -------
                                                  673               392             408             357
                                               ------           -------         -------         -------
Net income.............................         1,366               973             709             710
Other comprehensive income (loss):
  Foreign currency translation
     adjustment........................          (527)           (1,278)         (1,258)            777
                                               ------           -------         -------         -------
Comprehensive income (loss)............        $  839           $  (305)        $  (549)        $ 1,487
                                               ======           =======         =======         =======

            See accompanying notes to combined financial statements.

                              FUR PARKING BUSINESS

                     COMBINED STATEMENTS OF OWNER'S EQUITY

                             (THOUSANDS OF DOLLARS)

                                                                               FOREIGN
                                                                              CURRENCY
                                                               ACCUMULATED   TRANSLATION
                                                     CAPITAL    EARNINGS     ADJUSTMENT     TOTAL
                                                     -------   -----------   -----------   -------
Issuance of shares in Nominee for cash
consideration......................................  $ 7,580     $   --        $    --     $ 7,580
Issuance of shares in Ontario Holdings for cash
  consideration....................................      336         --             --         336
Capital contributions to purchase Canadian
  properties.......................................    9,101         --             --       9,101
Net income.........................................       --      1,366             --       1,366
Foreign currency translation adjustment............       --         --           (527)       (527)
                                                     -------     ------        -------     -------
Balance, December 31, 1997.........................   17,017      1,366           (527)     17,856
Net income.........................................       --        973             --         973
Foreign currency translation adjustment............       --         --         (1,278)     (1,278)
                                                     -------     ------        -------     -------
Balance, December 31, 1998.........................   17,017      2,339         (1,805)     17,551
Net income.........................................       --        710             --         710
Foreign currency translation adjustment............       --         --            777         777
                                                     -------     ------        -------     -------
Balance, September 30, 1999 (unaudited)............  $17,017     $3,049        $(1,028)    $19,038
                                                     =======     ======        =======     =======

            See accompanying notes to combined financial statements.

                              FUR PARKING BUSINESS

                       COMBINED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                             PERIOD FROM                      NINE MONTHS     NINE MONTHS
                                          APRIL 17, 1997 TO    YEAR ENDED        ENDED           ENDED
                                            DECEMBER 31,      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                1997              1998           1998            1999
                                          -----------------   ------------   -------------   -------------
                                                                              (UNAUDITED)     (UNAUDITED)
Cash flows provided by (used in)
operating activities:
  Net income............................      $  1,366           $  973         $   709         $   710
  Adjustments to reconcile net income to
     cash provided by operating
     activities:
     Depreciation.......................            31               45              31              42
     Deferred income taxes..............            --               12               9               8
  Interest income capitalized...........        (1,789)          (2,487)         (1,871)         (1,988)
  Changes in non-cash working capital
     items:
     Accounts receivable................            --                6              --            (168)
     Rents receivable from First Union
       Management, Inc..................          (304)            (469)           (344)           (340)
     Interest receivable on notes
       receivable from related
       parties..........................            --               --            (318)           (338)
     Trade accounts payable.............            10               (9)              6              16
     Income and withholding taxes
       payable..........................           762             (416)           (427)            286
                                              --------           ------         -------         -------
  Net cash provided by (used in)
     operating activities...............            76           (2,345)         (2,205)         (1,772)
Cash flows provided by (used in)
  financing activities:
  Capital contribution..................        30,342               --              --              --
  Redemption of capital stock...........       (22,047)              --              --              --
  Increase in amount due to FUMI........            75              333             252              38
  Initial issue and increase in note
     payable to First Union Real Estate
     Equity and Mortgage Investments....        23,527            2,469           1,843           2,013
                                              --------           ------         -------         -------
  Net cash provided by financing
     activities.........................        31,897            2,802           2,095           2,051
Cash flows used in investing activities:
  Purchase of fixed assets..............          (734)            (141)           (143)             (6)
  Increase in notes receivable from
     related parties....................       (30,342)              --              --              --
                                              --------           ------         -------         -------
  Net cash used in investing
     activities.........................       (31,076)            (141)           (143)             (6)
     Effect of exchange rate changes in
       cash.............................           (15)             (70)            (49)             47
                                              --------           ------         -------         -------
Increase (decrease) in cash.............           882              246            (302)            320
Cash, beginning of period...............            --              882             882           1,128
                                              --------           ------         -------         -------
Cash, end of period.....................      $    882           $1,128         $   580         $ 1,448
                                              ========           ======         =======         =======
Supplementary information:
  Interest paid.........................      $    241           $  288         $   153         $   223
  Income taxes paid.....................             0            1,159             403              42
                                              ========           ======         =======         =======

            See accompanying notes to combined financial statements.

                              FUR PARKING BUSINESS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

1.   OPERATIONS:

     These combined financial statements have been prepared solely for inclusion in the registration statement of Imperial Parking Corporation ("Impark"). They present the parking related business activities that will be contributed to Impark and have, for the periods presented, been carried on directly and indirectly, through wholly-owned subsidiaries, of First Union Real Estate Equity and Mortgage Investments ("First Union"). Such business activities, collectively defined as the "FUR Parking Business", are to be acquired by Impark pursuant to a plan of acquisition and reorganization which is to be completed on or before March 31, 2000. These activities will be combined with the parking operations of First Union Management, Inc. ("FUMI"), which activities are, for the purpose of these combined financial statements, referred to as the FUMI Parking Business.

     The FUR Parking Business owns certain parking facilities in Canada which it leases to FUMI for their operation and management. In addition, entities within the FUR Parking Business finance, in part, the business operations of Imperial Parking Limited ("Imperial Parking") and Impark Services Ltd. ("Services"), Canadian companies which operate and manage parking facilities and carry on other activities related to the parking business. Imperial Parking and Services are indirect subsidiaries of First Union Management Investments Inc., a wholly-owned subsidiary of FUMI. First Union and FUMI are related as, under a trust agreement, the shares of FUMI are held for the benefit of shareholders of the Trust.

     First Union and FUMI purchased the parking business formerly carried on by an unrelated party effective April 17, 1997 (the "Acquisition"). Generally, the Acquisition was structured such that the real estate assets were acquired by First Union and the other business activities, including management contracts, were acquired by FUMI. These other business activities included Imperial Parking and Services and their subsidiaries. Entities within the FUR Parking Business finance, in part, the business operations of Imperial Parking and Services.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Basis of presentation:

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and present only the assets, liabilities, revenues and expenses of the FUR Parking Business and do not present any other assets, liabilities, revenues or expenses of First Union. The carrying values of the assets and liabilities included in the FUR Parking Business include any adjustments necessary to reflect the cost basis of First Union. These combined financial statements include expenses incurred by First Union to the extent that such expenses relate to the separate FUR Parking Business.

        These financial statements have been prepared on a combined basis to reflect the parking business activities of the FUR Parking Business being under a common parent, First Union, from the date of their acquisitions from unrelated parties. These combined financial statements exclude the assets, liabilities, revenues and expenses of the parking business carried on through FUMI, including through its direct and indirect subsidiaries. The combined financial statements of the FUMI Parking Business are separately included in this registration statement.

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     (a)  Basis of presentation: (continued)
        Specifically, these combined financial statements present the financial position and results of operations of the FUR Parking Business which consists of the following:

        (i)   Canadian properties:

             The FUR Parking Business includes sixteen parking facilities and one office building in Canada owned through First Union's wholly-owned subsidiaries, 3006712 Nova Scotia Company ("Nominee") and 3006714 Nova Scotia Company ("Ontario Holdings"), respectively. Of these facilities, fifteen were acquired from Imperial Parking, effective from April 17, 1997 for Cdn.$11.8 million, which price reflected the fair values assigned to the fixed assets on the Acquisition. Nominee acquired its facilities beneficially for First Union. During the periods presented, First Union leased the facilities to FUMI. Effective September 8, 1997, First Union purchased an additional Canadian parking facility for $844,000 (Cdn.$1.2 million) from an unrelated party. The results of operations of these facilities are included in these combined financial statements from the date of acquisition.

        (ii)  Imperial Parking and Services financing:

             The FUR Parking Business includes the financial position and results of operations of 3006302 Nova Scotia Company ("Finance Entity"), a wholly-owned subsidiary of First Union. Finance Entity is a Canadian incorporated company which commenced operations on April 17, 1997 by participating in the financing of the acquisition of Imperial Parking and Services by First Union, FUMI and their wholly-owned subsidiaries.

        All significant balances and transactions between entities included in these combined financial statements have been eliminated.

     (b)  Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from the estimates applied in the preparation of these combined financial statements.

     (c)  Notes receivable from affiliated companies:

        Notes receivable from affiliated companies are recorded at cost. Management, considering current information and events, considers a note receivable to be impaired when it is probable that the FUR Parking Business will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for doubtful accounts as a charge to bad debt expense. To date no impairment losses have been recognized.

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (d)  Fixed assets:

        Fixed assets are recorded at cost. Depreciation is provided by the straight-line method. Buildings are depreciated over their estimated useful lives of 25 to 40 years, based on the property's age, overall physical condition and type of construction materials. Improvements to buildings are depreciated over the remaining useful life of the building at the time the improvement is completed. Leasehold improvements are depreciated over five years. Routine maintenance and repairs are expensed as incurred.

        The FUR Parking Business accounts for fixed assets in accordance with the provisions of SFAS No. 121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.

     (e)  Income taxes:

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (f)  Revenue recognition:

        The FUR Parking Business earns revenues from its owned facilities pursuant to agreements whereby it has leased the facility to FUMI, which entered into agreements with Imperial Parking to manage their operations. The FUR Parking Business does not manage facilities on behalf of other parties. Revenues are recognized as earned in accordance with the individual lease agreements.

     (g)  Foreign currency translation:

        The functional currency of the operations of FUR Parking Business in the United States is the United States dollar. For facilities and operations located in Canada, the functional currency is the Canadian dollar ("Cdn.").

        The assets and liabilities of the Canadian operations are translated into United States dollars at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at the rates of exchange prevailing during the period. The gains and losses resulting from these translations are excluded from the determination of income and included in the separate foreign

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     (g) Foreign currency translation: (continued) currency translation account within owners' equity. Other exchange gains and losses are included in the determination of income.

     (h)  Unaudited interim financial information:

        The information as at September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited; however, in the opinion of management such information reflects all adjustments, consisting solely of nominal recurring adjustments, which are necessary to a fair presentation of the financial position and results of operations for the periods presented.

     (i)   Comprehensive income:

        On January 1, 1998, the FUR Parking Business adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and unrecognized foreign currency translation adjustments and is presented in the consolidated statements of owners' equity as other comprehensive income. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the FUR Parking Business's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

3.   ACQUISITIONS:

     Acquisitions of parking facilities have been accounted for by the purchase method with the consideration paid assigned to the fair value of the assets acquired as follows:

                                                     CANADIAN PARKING FACILITIES
                                                   -------------------------------
                                                     ACQUIRED ON      SUBSEQUENTLY
                                                   THE ACQUISITION      ACQUIRED      TOTAL
                                                   ---------------    ------------    ------
                                                           (NOTE 2(A)(I))
Net assets acquired at assigned values:
  Fixed assets...................................      $8,436             $844        $9,280
                                                       ======             ====        ======
Consideration paid:
  Cash...........................................      $8,436             $844        $9,280
                                                       ======             ====        ======

     The fair value assigned equalled the tax basis of the assets acquired at the date of acquisition.

4.   NOTES RECEIVABLE FROM RELATED PARTIES:

                                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                           1997            1998            1999
                                                       ------------    ------------    -------------
                                                                                        (UNAUDITED)
    Imperial Parking...............................      $24,583         $24,749          $27,443
    Services.......................................        6,797           6,843            7,588
                                                         -------         -------          -------
                                                         $31,380         $31,592          $35,031
                                                         =======         =======          =======

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

4.   NOTES RECEIVABLE FROM RELATED PARTIES: (CONTINUED)
     The notes receivable from related parties represent senior subordinated partial payment-in-kind notes which, as at the dates indicated, were receivable in Canadian dollars as follows:

    December 31, 1997...........................................    Cdn. $44,752
    December 31, 1998...........................................    Cdn. $48,441
    September 30, 1999 (unaudited)..............................    Cdn. $51,406

     These notes bear interest at 12.0% per annum, of which 4% is receivable quarterly in cash and the balance is receivable on April 17, 2009 when the principal outstanding on the notes is repayable in full. The notes are secured by the assets of the related companies. Interest income earned during the periods indicated has been capitalized to the balance of notes receivable from related parties as follows:

    Period from April 17, 1997 to December 31, 1997.............    $1,747    (Cdn. $2,492)
    Year ended December 31, 1998................................    $2,277    (Cdn. $3,689)
    Nine months ended September 30, 1999 (unaudited)............    $2,288    (Cdn. $2,965)

     The notes are subordinate to bank indebtedness of FUMI Parking Business in the amount of $21.1 million at December 31, 1998 (September 30, 1999 (unaudited) - $21.4 million).

5.   FIXED ASSETS:

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
    DECEMBER 31, 1997
    Land...................................................    $7,384        $ --         $7,384
    Buildings and improvements.............................     1,751          34          1,717
                                                               ------        ----         ------
                                                               $9,135        $ 34         $9,101
                                                               ======        ====         ======

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
    DECEMBER 31, 1998
    Land...................................................    $6,878        $ --         $6,878
    Buildings and improvements.............................     1,752          72          1,680
                                                               ------        ----         ------
                                                               $8,630        $ 72         $8,558
                                                               ======        ====         ======

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
                                                                          (UNAUDITED)
    SEPTEMBER 30, 1999
    Land...................................................    $6,974        $ --         $6,974
    Buildings and improvements.............................     1,717         109          1,608
                                                               ------        ----         ------
                                                               $8,691        $109         $8,582
                                                               ======        ====         ======

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

6.   NOTE PAYABLE TO FIRST UNION:

     The promissory note payable to First Union is unsecured, bears interest payable on December 31st each year at 11.875% per annum, matures on April 17, 2009 and, as at the dates indicated, was repayable in Canadian dollars as follows:

    December 31, 1997...........................................    Cdn.$32,769
    December 31, 1998...........................................    Cdn.$36,430
    September 30, 1999 (unaudited)..............................    Cdn.$39,762

     Interest expense incurred during the periods indicated has been capitalized to the note payable to First Union as follows:

    Period from April 17, 1997 to December 31, 1997.............    $  753    (Cdn.$1,074)
    Year ended December 31, 1998................................    $2,384    (Cdn.$3,666)
    Nine months ended September 30, 1999 (unaudited)............    $2,015    (Cdn.$3,000)

7.   INCOME TAXES:

     Income tax expense is attributable to the Canadian operations of the FUR Parking Business.

     Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income before income taxes as a result of the following:

                                                       PERIOD FROM                       NINE MONTHS
                                                     APRIL 17, 1997      YEAR ENDED         ENDED
                                                     TO DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                          1997              1998            1999
                                                     ---------------    ------------    -------------
                                                                                         (UNAUDITED)
    Computed "expected" tax expense..............         $ 714            $ 486            $373
    Increase (reduction) in income taxes
      resulting from:
         Difference between U.S. federal and
           Canadian effective tax rates..........            82               57              44
         Deductions allocated to the FUR Parking
           Business by First Union...............          (123)            (151)            (60)
                                                          -----            -----            ----
                                                          $ 673            $ 392            $357
                                                          =====            =====            ====

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

7.   INCOME TAXES: (CONTINUED)
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at the balance sheet dates are as follows:

                                                       DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                           1997            1998            1999
                                                       ------------    ------------    -------------
                                                                                        (UNAUDITED)
    Deferred tax assets:
      Other........................................        $ 3             $ --            $ --
                                                           ---             ----            ----
    Total deferred tax assets......................          3               --              --
    Less: valuation allowance......................         (1)              --              --
                                                           ---             ----            ----
                                                             2               --              --
                                                           ---             ----            ----
    Deferred tax liabilities:
      Fixed assets, principally due to differences
         in depreciation...........................         (2)             (11)            (19)
      Other........................................         --               (1)             (1)
                                                           ---             ----            ----
    Total deferred tax liabilities.................         (2)             (12)            (20)
                                                           ---             ----            ----
    Net deferred tax asset (liability).............        $--             $(12)           $(20)
                                                           ===             ====            ====

8.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Financial instruments to the FUR Parking Business include cash, accounts receivable, notes receivable from related companies, trade accounts payable and accrued liabilities, long-term debt and the note payable to First Union. The fair values of those items included in current assets and liabilities are estimated to equal their carrying value due to the shorter-term to maturity or ability for prompt liquidation. The fair value of notes receivable from related parties and the note payable to First Union are not readily determinable due to the nature of the relationship between the FUR Parking Business and the other party.

9.   RELATED PARTY TRANSACTIONS:

     In addition to related party transactions disclosed elsewhere in these combined financial statements, during the nine months ended September 30, 1999, the FUR Parking Business sold a parking facility to the former president of Imperial Parking for proceeds equal to the facility's net book value of $326,000 (Cdn.$480,000). The remaining consideration is receivable over the period to May 2010.

10. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

11. SUBSEQUENT EVENTS: (UNAUDITED)

     On January 20, 1990, the board of trustees approved a series of transactions that will result in the combination of the FUR Parking Business and the FUMI Parking Business under First Union and the distribution of the all shares of the combined entity by First Union to First Union's beneficiaries.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Impark Holdings Inc.

     We have audited the consolidated statements of operations and retained earnings (deficit) and cash flows of Impark Holdings Inc. for the period from January 1, 1997 to April 16, 1997 and the nine months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the results of the Company's operations and its cash flows for the period from January 1, 1997 to April 16, 1997 and the nine months ended December 31, 1996 in accordance with generally accepted accounting principles in the United States.

                                                      /s/  KPMG LLP
                                                           Chartered Accountants
Vancouver, Canada
January 12, 2000

                              IMPARK HOLDINGS INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                              NINE MONTHS       PERIOD FROM
                                                                 ENDED        JANUARY 1, 1997
                                                              DECEMBER 31,     TO APRIL 16,
                                                                  1996             1997
                                                              ------------    ---------------
Revenues (note 2(j))........................................    $39,493           $15,618
Direct costs................................................     28,947            13,277
                                                                -------           -------
Gross margin................................................     10,546             2,341
Other operating expenses:
  General and administrative................................      7,568             3,547
  Depreciation and amortization.............................      2,567             1,066
                                                                -------           -------
                                                                 10,135             4,613
                                                                -------           -------
Operating income (loss).....................................        411            (2,272)
Other income (expenses):
  Gain on sale of investment................................        993                --
  Write-down of asset.......................................         --              (236)
  Interest expense:
     Long-term debt.........................................       (541)             (453)
     Other..................................................        (46)               --
                                                                -------           -------
                                                                    406              (689)
                                                                -------           -------
Income (loss) from continuing operations before income taxes
  and discontinued operations...............................        817            (2,961)
Income taxes (recovery) (note 5):
  Current...................................................         73                50
  Deferred..................................................        246              (353)
                                                                -------           -------
                                                                    319              (303)
                                                                -------           -------
Income (loss) from continuing operations before discontinued
  operations................................................        498            (2,658)
Income (loss) from discontinued operations (note 6).........         33               (30)
                                                                -------           -------
Net income (loss)...........................................        531            (2,688)
Retained earnings, beginning of period......................         --               531
                                                                -------           -------
Retained earnings (deficit), end of period..................    $   531           $(2,157)
                                                                =======           =======

          See accompanying notes to consolidated financial statements.

                              IMPARK HOLDINGS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                                NINE MONTHS       PERIOD FROM
                                                                   ENDED        JANUARY 1, 1997
                                                                DECEMBER 31,     TO APRIL 16,
                                                                    1996             1997
                                                                ------------    ---------------
Cash provided by (used in) operating activities:
  Income (loss) from continuing operations..................      $    498          $(2,658)
  Adjustments to reconcile income (loss) from continuing
     operations to cash provided by (used in) operating
     activities:
     Gain on sale of investments............................          (993)              --
     Depreciation and amortization..........................         2,567            1,066
     Deferred income taxes (recovery).......................           246             (353)
  Changes in non-cash working capital items:
     Accounts receivable....................................        (2,067)             886
     Inventory..............................................          (388)               9
     Deposits and prepaid expenses..........................          (240)             127
     Rents payable..........................................           342              387
     Trade accounts payable and other accrued liabilities...           404              682
     Deferred revenue.......................................            74             (111)
                                                                  --------          -------
     Operating cash flows from continuing operations........           443               35
     Operating cash flows from discontinued operations......          (146)            (217)
                                                                  --------          -------
  Net cash provided by (used in) operating activities.......           297             (182)
Cash flows provided by (used in) investing activities:
  Additions to other assets.................................          (650)            (469)
  Purchase of fixed assets..................................        (2,575)              --
  Additions to management agreements........................           (55)              --
  Acquisition of businesses, net of cash acquired (note
     3).....................................................       (42,441)              --
  Proceeds on sale of investments...........................         1,085               --
  Proceeds on disposal of assets............................            --              131
                                                                  --------          -------
  Investing cash flows from continuing operations...........       (44,636)            (338)
  Investing cash flows from discontinued operations.........          (404)             (61)
                                                                  --------          -------
  Net cash used in investing activities.....................       (45,040)            (399)
Cash flows provided by (used in) financing activities:
  Issue of share capital, net...............................        24,662               --
  Long-term debt issued.....................................        20,698               --
  Bank indebtedness.........................................            --              (30)
  Repayment of long-term debt...............................            --              (34)
                                                                  --------          -------
  Financing cash flows from continuing operations...........        45,360              (64)
  Financing cash flows from discontinued operations.........            --              (32)
                                                                  --------          -------
  Net cash provided by (used in) financing activities.......        45,360              (96)
Increase (decrease) in cash.................................           617             (617)
Cash, beginning of period...................................            --              617
                                                                  --------          -------
Cash, end of period.........................................      $    617          $    --
                                                                  ========          =======
Supplementary information:
  Interest paid.............................................      $    406          $   689
  Income taxes paid.........................................            12               38
                                                                  ========          =======

          See accompanying notes to consolidated financial statements.

                              IMPARK HOLDINGS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

1.   OPERATIONS:

     Impark Holdings Inc. (the "Company") was incorporated on February 23, 1996 under the Ontario Business Corporations Act, and was inactive until the commencement of operations upon the acquisition of Imperial Parking Ltd. (see below) The Company's principal business activity during the periods presented was the management of parking lots in Canada, the United States and Asia.

     Effective March 4, 1996, Onex Corporation, a Canadian public company, through wholly-owned subsidiaries (the "Group") acquired all of the issued and outstanding shares of Imperial Parking Ltd. ("Imperial") from existing shareholders. Information with respect to the acquisition by the Group of Imperial is set out in note 3(a). During the period ended December 31, 1996, 99.2% of the shares of Imperial were sold from the Group to the Company. The remaining 0.8% was sold to companies controlled by the existing management of Imperial.

     As the shareholders of the Group also controlled the Company, this transfer represented a transaction between companies under common control and has been accounted for in these consolidated financial statements by a method similar to the pooling of interests method. Under this method, the assets and liabilities are recorded in the accounts of the Company at the carrying amounts recorded by the Group. In addition, under this method, the operations and cash flows of Imperial are reflected from the date that the Group acquired Imperial.

     The Company sold its investment in Imperial effective April 17, 1997 to 3357392 Canada Inc., an unrelated party. The Company's business was subsequently carried on under First Union Real Estate Equity and Mortgage Investments ("First Union") and First Union Management, Inc. ("FUMI"), which are related entities. The operations carried on under FUMI are herein defined as the "FUMI Parking Business". As allowed by the rules and regulations of the Securities and Exchange Commission, the business activities carried on by entities consolidated in these financial statements subsequent to April 16, 1997 are included in separate financial statements included in this Information Statement.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Basis of presentation:

        The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and in United States dollars. They include the accounts of the Company, its 99.2% owned subsidiary Imperial Holdings No. 2 Inc. ("Holdings") and Holdings subsidiaries all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated.

        These consolidated financial statements have been prepared solely to comply with the rules and regulations of the Securities and Exchange Commission for the presentation of information with respect to a predecessor entity to a registrant. In accordance with these rules and regulations, no consolidated balance sheet is required to be or has been presented.

     (b)  Use of estimates:

        The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the recognized amounts of revenues and expenses during the reporting period. Actual amounts may differ from the estimates applied in the preparation of these consolidated financial statements.

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (c)  Inventory:

        Inventory consists of equipment parts and supplies and is recorded at the lower of cost, determined on a first-in, first-out basis, and replacement cost.

     (d)  Fixed assets:

        Fixed assets are recorded at cost. Depreciation and amortization is provided as follows:

         ASSET                                                      BASIS             RATE
         -----                                                -----------------    -----------
         Buildings........................................    declining-balance             3%
         Furniture and fixtures...........................    declining-balance            20%
         Equipment........................................    declining-balance    20% and 30%
         Automotive equipment.............................    declining-balance            30%

        Leasehold improvements are depreciated straight-line over the shorter of the lease term or the estimated useful life of the asset.

        Routine maintenance and repairs are expensed as incurred.

     (e)  Management and lease agreements:

        Management and lease agreements are recorded at cost and represent the Company's investment in parking lot agreements acquired from other parking facility management companies. Amortization is provided on a straight-line basis over the agreements expected useful lives of twenty years. The remaining carrying value of management and lease agreements that are terminated before the end of the agreements are expensed at that time.

     (f)  Impairment of fixed assets and management and lease agreements:

        The Company accounts for long-lived assets (which include fixed assets and management and lease agreements) in accordance with the provisions of SFAS No. 121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.

     (g)  Deferred financing costs:

        The costs of obtaining long-term debt are initially capitalized and then amortized over the term of the related debt. The amortization of these charges is included in interest expense.

     (h)  Goodwill:

        Goodwill represents the excess of cost over the fair values assigned to the net assets acquired on the business acquisitions (note 3). Goodwill is amortized on a straight line basis over 40 years.

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     (h)  Goodwill: (continued)
        The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     (i)   Income taxes:

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (j)   Revenue recognition:

        Parking revenues consist of the revenues from managed and leased locations. Management agreement revenues represent revenues (both fixed fees and additional payments based upon parking revenues) from facilities managed for other parties and miscellaneous management fees for accounting, insurance and other ancillary services such as consulting and transportation management services. Parking and management contract revenues are recognized when earned in accordance with the applicable agreement. Revenues from leased locations are recognized in accordance with the terms of the lease agreements. Deferred revenue is derived primarily for revenue received in advance of its due date.

        Total managed and leased parking revenues from continuing operations, representing gross revenues processed by the Company, including the revenues of facilities managed by the Company for other parties, was $126.5 million and $49.6 million for the nine months ended December 31, 1996 and the period from January 1, 1997 to April 16, 1997, respectively.

     (k)  Research and development:

        Research and development costs are expensed as incurred.

     (l)   Foreign currency translation:

        The functional currency of the Company's operations in Canada is the Canadian dollar ("Cdn."). For facilities and operations located in the United States, the functional currency is the United States dollar.

        The assets and liabilities of the Canadian operations are translated into United States dollars at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at the rates of exchange prevailing during the period. The gains or losses resulting from these translations are excluded from the determination of income and included in the separate foreign

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     (l) Foreign currency translation: (continued) currency translation account within owners' equity. Other exchange gains and losses are included in the determination of income.

3.   ACQUISITION OF BUSINESSES:

     (a)  Imperial Parking Ltd.:

        Effective March 4, 1996, through a series of share purchase transactions, the Group acquired 100% of the outstanding common shares of Imperial from unrelated parties for aggregate consideration (including costs) of $44.6 (Cdn.$60.6) million. The Group subsequently sold its shares in Imperial to the Company (note 1). The acquisition by the Group was accounted for by the purchase method and accordingly, the aggregate purchase price, including related costs paid by the Group, was assigned to Imperial's assets acquired and liabilities assumed based on their fair values as of the acquisition date as follows:

         Net working capital.........................................    $(6,863)
         Other assets................................................      2,501
         Fixed assets................................................      9,453
         Management and lease agreements.............................     13,225
         Goodwill....................................................     32,385
         Long-term debt..............................................     (6,101)
                                                                         -------
         Consideration paid..........................................    $44,600
                                                                         =======
         Cash........................................................    $44,600
                                                                         =======

        The tax basis of the deductible acquired assets was greater than the fair values assigned at the date of acquisition. No value has been assigned to the acquired deferred tax asset in the purchase equation above due to uncertainty as to its realizability. See note 5.

        The net working capital deficiency acquired of $6.9 million includes $1.4 (Cdn.$1.9) million accrued for employee terminations and relocation costs. Such costs reflect plans initiated by management of the Group at the time of the acquisition and completed prior to December 31, 1996. As indicated below, certain acquisition related accruals are unpaid at April 16, 1997. These amounts relate to employee termination agreements that, by contract, are payable over a period of years.

        The activity impacting the accrual for employee terminations and relocation costs in the periods presented is as follows:

                                                                EMPLOYEE      RELOCATION
                                                               TERMINATION      COSTS       TOTAL
                                                               -----------    ----------    ------
         Balance, April 1, 1996..............................    $1,342          $74        $1,416
         Charges utilized....................................      (319)         (74)         (393)
                                                                 ------          ---        ------
         Balance, December 31, 1996..........................     1,023           --         1,023
         Charges utilized....................................      (125)          --          (125)
                                                                 ------          ---        ------
         Balance, April 16, 1997.............................    $  898          $--        $  898
                                                                 ======          ===        ======

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

3.   ACQUISITION OF BUSINESSES: (CONTINUED)
     (b)  Parking Services, Inc.:

        On April 1, 1996, Imperial acquired the parking lot management and lease agreements of Parking Services, Inc. from an unrelated party for cash consideration, including costs, of $1.1 million. The acquisition is accounted for by the purchase method with the results of operations under the agreements included in these consolidated financial statements from the date of acquisition. The purchase price was assigned to management and lease agreements, the identifiable asset acquired.

        The fair values assigned equalled the tax basis of the assets acquired at the date of acquisition.

     (c)  Century Security Limited:

        On November 1, 1996, Imperial acquired 100% of the issued shares of Century Security Limited from an unrelated party for cash consideration, including costs, of approximately $210,000 (Cdn.$282,000). The acquisition was accounted for by the purchase method with the results of operations of Century included in these consolidated financial statements from the date of acquisition. The purchase price was assigned to management and lease agreements, the identifiable asset acquired.

        The fair values assigned equalled the tax basis of the assets acquired at the date of acquisition.

4.   DEBT:

     At April 16, 1997, the Company had outstanding debt and bank credit facilities as follows:

     (a) Term loan of $23.9 (Cdn.$33.5) million, repayable in semi-annual installments of principal and interest commencing on June 30, 1997 with the balance to be repaid in full by October 31, 2003. The semi-annual installments commence at $750,000 (Cdn.$1.05 million) increasing annually to semi-annual installments of $3.0 (Cdn.$4.2) million in the year 2003.

     (b) Revolving acquisition loan of $1.1 (Cdn.$1.5) million, repayable in semi-annual installments of principal and interest commencing on June 30, 1998 with the balance to be repaid in full by October 31, 2003. The semi-annual installments commence at $285,000 (Cdn.$400,000) increasing annually to semi-annual installments of $900,000 (Cdn.$1.3 million) in the year 2003.

     Funds advanced under the term loan and revolving acquisition loan are available at variable rates of interest based on Canadian prime, U.S. base, Eurodollar and bankers' acceptances rates plus an applicable margin. The applicable margin will vary to a maximum of 1.75% depending upon the type of advance and the Company's compliance with certain financial ratios. The average interest rate on long-term debt at April 16, 1997 was 4.90% (at December 31, 1996 -- 5.00%).

     (c)  Loans payable:

        Loans payable of $2.1 (Cdn.$2.9) million, repayable based on a 15 year amortization period in equal monthly blended principal and interest payments of Cdn.$34,514, and bearing interest at 8.2% per annum.

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

4.   DEBT: (CONTINUED)
     (d)  Mortgage payable:

        First mortgage payable of $140,000 (Cdn.$200,000), repayable in equal monthly blended principal and interest payments of Cdn.$2,070 to maturity on July 1, 1998, and bearing interest at 9.25% per annum.

5.   INCOME TAXES:

     Income tax expense for the periods presented is substantially attributable to continuing operations in Canada.

     Income tax expense attributable to continuing operations differed from amounts completed by applying the Canadian combined statutory income tax rate to income (loss) from continuing operations before income taxes as follows:

                                                                  NINE MONTHS       PERIOD FROM
                                                                     ENDED        JANUARY 1, 1997
                                                                  DECEMBER 31,     TO APRIL 16,
                                                                      1996             1997
                                                                  ------------    ---------------
    Combined Canadian federal and provincial statutory rate.....     45.0%              45.0%
    Income tax expense is comprised of:
      At statutory rate.........................................      $368            $(1,332)
      Increase in losses carried forward........................        --               (979)
      Large corporations tax....................................        38                 48
      Other.....................................................       (87)                 2
                                                                      ----            -------
                                                                      $319            $  (303)
                                                                      ====            =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and April 16, 1997 are presented below:

                                                                    DECEMBER 31,    APRIL 16,
                                                                        1996          1997
                                                                    ------------    ---------
    Deferred tax assets:
      Net operating loss carry forwards.........................      $ 1,065        $1,726
      Research and development costs............................          797           637
      Fixed assets..............................................        1,445         1,342
      Accrued liabilities.......................................          686         1,181
      Other.....................................................          284           331
                                                                      -------        ------
    Total deferred tax assets...................................        4,277         5,217
    Less: valuation allowance...................................       (1,011)       (1,947)
                                                                      -------        ------
                                                                        3,266         3,270
                                                                      -------        ------
    Deferred tax liabilities:
      Management and lease agreements...........................       (3,127)       (3,270)
      Other.....................................................         (139)           --
                                                                      -------        ------
    Total deferred tax liabilities..............................       (3,266)       (3,270)
                                                                      -------        ------
    Net deferred tax assets (liabilities).......................      $    --        $   --
                                                                      =======        ======

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

5.   INCOME TAXES: (CONTINUED)
     As of April 16, 1997, the Company has total income tax losses and deductions carry forward of $3.9 (Cdn. -- $5.4) million which are available to reduce taxable income otherwise calculated to 2003.

6.   DISCONTINUED OPERATIONS:

     Prior to the issuance of its financial statements for the period ended September 30, 1999, the FUMI Parking Business entered into a formal plan to discontinue activities related to the manufacturing and sale of metered equipment for public transit systems and parking lots. As these activities will not form part of the business activities of Imperial Parking Corporation, to which the Company is considered to be a predecessor entity, they have been accounted for as discontinued operations in these consolidated financial statements. This disposition is scheduled to be completed by March 31, 2000 through the distribution to FUMI of all of the shares of the company in which these activities are undertaken.

     In addition, during 1999, the FUMI Parking Business sold all of its security business for consideration equal to cash of $625,000 (Cdn. $950,000) and notes receivable of $500,000 (Cdn. $750,000). No gain or loss was recognized on this sale.

     For the nine months ended December 31, 1996 and the period from January 1, 1997 to April 16, 1997 these activities were undertaken in subsidiaries of the Company.

     Loss from discontinued operations for the periods presented is calculated as follows:

                                                                  NINE MONTHS       PERIOD FROM
                                                                     ENDED        JANUARY 1, 1997
                                                                  DECEMBER 31,     TO APRIL 16,
                                                                      1996             1997
                                                                  ------------    ---------------
    Revenues....................................................     $8,866           $3,494
    Direct costs................................................      6,733            2,556
    General and administrative..................................      1,958              910
    Depreciation and amortization...............................        142               58
                                                                     ------           ------
                                                                      8,833            3,524
                                                                     ------           ------
    Income (loss) from discontinued operations..................     $   33           $  (30)
                                                                     ======           ======

     Interest expense has not been allocated to discontinued operations.

                                       II

             INFORMATION NOT INCLUDED IN THE INFORMATION STATEMENT

ITEM 15.  FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

     (a)  Financial Statement Schedules

        Financial Statement Schedules for the FUMI Parking Business and the FUR Parking Business and the Report of Independent Public Accountants on such Schedules are included in this Registration Statement as of January 12, 2000. All other financial statement schedules have been omitted either because they are not required, are not applicable or the information is otherwise set forth in the Financial Statement and Notes thereto.

     (b)  Exhibits

EXHIBIT NO.   DESCRIPTION
-----------   -----------
    2.1*      Form of Memorandum of Understanding regarding the
              Distribution between First Union Real Estate Equity and
              Mortgage Investments ("First Union") and the Registrant.
    3.1*      Amended and Restated Certificate of Incorporation of the
              Registrant.
    3.2*      Amended and Restated By-Laws of the Registrant.
    4.1*      Specimen certificate for shares of common stock of the
              Registrant.
   10.1*      2000 Stock Incentive Plan of the Registrant.
   10.2*      Form of Loan Agreement between First Union and the
              Registrant.
   10.3*      Form of $8.0 Million Principal amount promissory note due
              September 30, 2000, issued by Registrant to First Union.
   10.4*      Form of Indemnification Agreement between FUMI and
              Registrant.
   10.5*      Form of Indemnification Agreement for Officers and Directors
              of the Registrant.
   10.6*      Form of Tax Allocation Agreement between First Union and the
              Registrant.
   10.7*      Huntzinger Employment Agreement.
   10.8*      Wallner Employment Agreement.
   10.9*      Newsome Employment Agreement.
   21.1*      Subsidiaries of the Registrant.
    27.1      Financial Data Schedule for FUMI Parking Business for nine month period ending September 30, 1999.
    27.2      Financial Data Schedule for FUMI Parking Business for year ending December 31, 1998.
    27.3      Financial Data Schedule for FUR Parking Business for nine
              month period ending September 30, 1999.
    27.4      Financial Data Schedule for FUR Parking Business for year
              ending December 31, 1998.

---------------

*To be filed by amendment.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on this 20th day of January, 2000.

                                          IMPERIAL PARKING CORPORATION

                                          By: /s/       CHARLES HUNTZINGER
                                            ------------------------------------

                                              Charles Huntzinger
                                              President and Chief Executive
                                              Officer

                                      II-2